As filed with the Securities and Exchange Commission on April 11, 2011

Registration No. 333-169433

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KKR & CO. L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6282 (Primary Standard Industrial Classification Code Number)	26-0426107 (I.R.S. Employer Identification No.)

9 West 57th Street, Suite 4200
New York, NY 10019
Telephone: (212) 750-8300
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

David J. Sorkin, Esq.
General Counsel
KKR & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019
Telephone: (212) 750-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Joseph H. Kaufman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
Telephone: (212) 455-2000
Facsimile: (212) 455-2502

Approximate date of commencement of the proposed sale of the securities to the public:
From time to time after the effective date of this Registration Statement.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-169433) (the "Registration Statement") of KKR & Co. L.P. is being filed pursuant to the undertakings in Item 17(a)(1)(ii) of the Registration Statement to update and supplement the information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission ("SEC") on October 1, 2010, to include the information contained in the Company's Annual Report on Form 10-K (File No. 001-34820) for the fiscal year ended December 31, 2010 (the "Annual Report") that was filed with the Securities and Exchange Commission on March 7, 2011. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 11, 2011

PRELIMINARY PROSPECTUS

KKR & Co. L.P.

478,105,194 Common Units

Representing Limited Partner Interests

         KKR & Co. L.P. may issue from time to time up to 478,105,194 common units representing limited partner interests in our business to our principals or KKR Holdings L.P., or KKR Holdings, upon exchange of up to an equal number of KKR Group Partnership Units. Our principals hold interests in our business through KKR Holdings, which owns all of the outstanding KKR Group Partnership Units that are not allocable to KKR & Co. L.P.

         "KKR Group Partnerships" is a collective reference to KKR Management Holdings L.P. and KKR Fund Holdings L.P. Each KKR Group Partnership has an identical number of partner interests and, when held together, one Class A partner interest in each of the KKR Group Partnerships together represents one KKR Group Partnership Unit. KKR & Co. L.P. conducts its material business activities through the KKR Group Partnerships and, directly and indirectly, is the general partner of each KKR Group Partnership.

         Pursuant to a registration rights agreement with KKR Holdings, we are registering the issuance of our common units to permit holders of KKR Group Partnership Units who exchange their KKR Group Partnership Units to sell without restriction in the open market or otherwise any of our common units that they receive upon exchange. However, the registration of our common units does not change the vesting requirements or substantial transfer restrictions applicable to the KKR Group Partnership Units.

         In addition, KKR Holdings L.P. may offer for resale or otherwise transfer common units representing limited partner interests, received upon the exchange described above, from time to time in connection with certain obligations under its equity compensation program.

         We will not receive any cash proceeds from the issuance of any of our common units upon an exchange of KKR Group Partnership Units. When an exchange occurs, we will acquire additional KKR Group Partnership Units and thereby increase our ownership in the KKR business.

         Our common units are listed on the New York Stock Exchange under the symbol "KKR." The last reported sale price of our common units on April 8, 2011 was $17.39 per common unit.

         In reviewing this prospectus, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 9 of this prospectus. These risks include but are not limited to the following:

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  We are managed by a general partner, which we refer to as our Managing Partner, and do not have our own directors or officers. Our unitholders will have only limited voting rights and will have no right to elect or remove our Managing Partner or its directors or officers, and our Managing Partner is allowed to take into account the interests of parties other than us in resolving conflicts of interest, which has the effect of limiting its fiduciary duties to us. Through KKR Holdings, our principals generally have sufficient voting power to determine the outcome of any matters that may be submitted for a vote of our unitholders.

  •
  We believe that we will be treated as a partnership for U.S. federal income tax purposes and you therefore will be required to take into account your allocable share of items of our income, gain, loss and deduction in computing your U.S. federal income tax liability. You may not receive sufficient cash distributions to pay your allocable share of our net taxable income or even the tax liability that results from that income.

  •
  As a limited partnership, we will rely on exceptions from certain corporate governance requirements of the New York Stock Exchange, including the requirement to have a nominating and corporate governance committee composed entirely of independent directors and the requirement to have a compensation committee. You will not have the same protections afforded to equity holders of entities that are subject to all of the corporate governance requirements of the New York Stock Exchange.

  •
  Various forms of legislation have been introduced that could, if enacted, preclude us from qualifying as a partnership for U.S. federal income tax purposes under the rules governing publicly traded partnerships and could require that we be treated as a corporation for U.S. federal income tax purposes. If the above or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the value of our common units.

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 11, 2011.

        You should rely only on the information contained or incorporated by reference in this prospectus or any free writing prospectus. We have not authorized anyone to provide you with additional or different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any distribution of our common units.

        This prospectus has been prepared using a number of conventions, which you should consider when reading the information contained herein. Unless the context suggests otherwise:

        (i) references to "KKR," "we," "us," "our" and "our partnership" refer to KKR & Co. L.P. and its consolidated subsidiaries. Prior to KKR & Co. L.P. becoming listed on the New York Stock Exchange ("NYSE") on July 15, 2010, KKR Group Holdings L.P. ("Group Holdings") consolidated the financial results of the KKR Group Partnerships and their consolidated subsidiaries.

        (ii) references to "our Managing Partner" are to KKR Management LLC, which acts as our general partner;

        (iii) references to "KKR Guernsey" are to KKR & Co. (Guernsey) L.P. (f/k/a KKR Private Equity Investors, L.P. or "KPE");

        (iv) references to the "Combined Business" of KKR refer to the business of KKR that resulted from the Transactions (as defined below);

i

        (v) references to the "KKR Group Partnerships" are to KKR Management Holdings L.P. and KKR Fund Holdings L.P., which became holding companies for the Combined Business on October 1, 2009;

        (vi) references to "KKR Group Partnership Units" are to the limited partnership units of the KKR Group Partnerships; and

        (vii) references to the "KPE Investment Partnership" are to KKR PEI Investments, L.P., a lower tier partnership through which KPE made all of its investments prior to October 1, 2009.

        Unless otherwise indicated, references to equity interests in the Combined Business, or to percentage interests in the Combined Business, reflect the aggregate equity of the KKR Group Partnerships and are net of amounts that have been allocated to our principals in respect of the carried interest from the Combined Business as part of our "carry pool" and certain minority interests in our business that were not acquired by the KKR Group Partnerships in connection with the Transactions (as defined below). References to our "principals" are to our senior employees and operating consultants who hold interests in the Combined Business through KKR Holdings L.P., which we refer to as "KKR Holdings" and references to our "senior principals" are to principals who also hold interests in our Managing Partner entitling them to vote for the election of its directors.

        On October 1, 2009, we completed the acquisition of all of the assets and liabilities of KKR Guernsey and, in connection with such acquisition, completed a series of transactions pursuant to which the business of KKR was reorganized into a holding company structure. We refer to the acquisition of the assets and liabilities of KKR Guernsey as the "Combination Transaction," to our reorganization into a holding company structure as the "Reorganization Transactions" and to the Combination Transaction and the Reorganization Transactions collectively as the "Transactions." Our financial information for periods prior to the Transactions is based on a group, for accounting purposes, consisting of certain combined and consolidated entities under common control of our senior principals and under the common ownership of our principals and certain other individuals who have been involved in our business, and our financial information for periods subsequent to the Transactions is based on a group, for accounting purposes, consisting of KKR & Co. L.P. and its consolidated subsidiaries.

        In this prospectus, the terms "assets under management" or "AUM" represent the assets from which we are entitled to receive fees or a carried interest and general partner capital. We calculate the amount of AUM as of any date as the sum of:

        (i) the fair value of the investments of our investment funds plus uncalled capital commitments from these funds;

        (ii) the fair value of investments in our co-investment vehicles;

        (iii) the net asset value of certain of our fixed income products; and

        (iv) the value of outstanding structured finance vehicles.

        In this prospectus, the terms "fee paying assets under management" or "FPAUM" represent only those assets under management from which we receive fees. FPAUM is the sum of all of the individual fee bases that are used to calculate our fees and differs from AUM in the following respects: (i) assets from which we do not receive a fee are excluded (i.e., assets with respect to which we receive only carried interest); and (ii) certain assets, primarily in our private equity funds, are reflected based on capital commitments and invested capital as opposed to fair value because fees are not impacted by changes in the fair value of underlying investments.

        In this prospectus, the terms "fee related earnings" or "FRE" are comprised of segment operating revenues, less segment operating expenses. The components of FRE on a segment basis differ from the equivalent GAAP amounts on a combined basis as a result of: (i) the inclusion of management fees earned from consolidated funds that were eliminated in consolidation; (ii) the exclusion of expenses of consolidated funds; (iii) the exclusion of charges relating to the amortization of intangible assets; (iv) the exclusion of charges relating to carry pool allocations; (v) the exclusion of non-cash equity charges and other non-cash compensation charges borne by KKR Holdings; (vi) the exclusion of certain reimbursable expenses and (vii) the exclusion of certain non-recurring items.

        You should note that our calculations of AUM, FPAUM and FRE may differ from the calculations of other investment firms and, as a result, our measurements of AUM, FPAUM and FRE may not be comparable to similar measures presented by other investment firms. Our definitions of AUM, FPAUM and FRE are not based on any definition of AUM, FPAUM and FRE that is set forth in the agreements governing the investment funds, vehicles or accounts that we manage.

        In this prospectus, the term "GAAP" refers to generally accepted accounting principles in the United States.

        Unless otherwise indicated, references in this prospectus to our fully diluted common units outstanding, or to our common units outstanding on a fully diluted basis, reflect (i) actual common units outstanding, (ii) common units into which KKR Group Partnership Units not held by us are exchangeable pursuant to the terms of the exchange agreement described in this prospectus and (iii) common units issuable pursuant to any equity awards actually issued under the KKR & Co. L.P. 2010 Equity Incentive Plan, which we refer to as our "Equity Incentive Plan," but do not reflect common units available for issuance pursuant to our Equity Incentive Plan for which grants have not yet been made.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as "outlook," "believe," "expect," "potential," "continue," "may," "should," "seek," "approximately," "predict," "intend," "will," "plan," "estimate," "anticipate" or the negative version of these words or other comparable words. Forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described under the section entitled "Risk Factors" in this prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus and our periodic filings. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

MARKET AND INDUSTRY DATA

        This prospectus includes market and industry data and forecasts that we have derived from independent reports, publicly available information, various industry publications, other published industry sources and internal data and estimates. Independent reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Internal data and estimates are based upon information obtained from investors in our funds, trade and business organizations and other contacts in the markets in which we operate and our understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus or in documents incorporated by reference into this prospectus and does not contain all the information you should consider before investing in our common units. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and the information that is incorporated into this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. See the "Available Information" section of this prospectus for a further discussion of the information incorporated by reference in this prospectus.

Overview

KKR

        Led by Henry Kravis and George Roberts, we are a leading global investment firm with $61.0 billion in AUM as of December 31, 2010 and a 34-year history of leadership, innovation and investment excellence. When our founders started our firm in 1976, they established the principles that guide our business approach today, including a patient and disciplined investment process; the alignment of our interests with those of our investors, portfolio companies and other stakeholders; and a focus on attracting world-class talent.

        Our business offers a broad range of investment management services to our investors and provides capital markets services to our firm, our portfolio companies and our clients. Throughout our history, we have consistently been a leader in the private equity industry, having completed more than 185 private equity investments with a total transaction value in excess of $435 billion. In recent years, we have grown our firm by expanding our geographical presence and building businesses in new areas, such as fixed income, capital markets, infrastructure and natural resources. Our new efforts build on our core principles and industry expertise, allowing us to leverage the intellectual capital and synergies in our businesses, and to capitalize on a broader range of the opportunities we source. Additionally, we have increased our focus on servicing our existing investors and have invested meaningfully in developing relationships with new investors.

        We conduct our business through 14 offices on four continents, providing us with a pre-eminent global platform for sourcing transactions, raising capital and carrying out capital markets activities. We have grown our AUM significantly, from $15.1 billion as of December 31, 2004 to $61.0 billion as of December 31, 2010, representing a compounded annual growth rate of 26.1%. Our growth has been driven by value that we have created through our operationally focused investment approach, the expansion of our existing businesses, our entry into new lines of business, innovation in the products that we offer investors, an increased focus on providing tailored solutions to our clients and the integration of capital markets distribution activities.

        As a global investment firm, we earn management, monitoring, transaction and incentive fees for providing investment management, monitoring and other services to our funds, vehicles, managed accounts, specialty finance company and portfolio companies, and we generate transaction-specific income from capital markets transactions. We earn additional investment income from investing our own capital alongside that of our investors and from the carried interest we receive from our funds and certain of our other investment vehicles. A carried interest entitles the sponsor of a fund to a specified percentage of investment gains that are generated on third-party capital that is invested.

        We seek to consistently generate attractive investment returns by employing world-class people, following a patient and disciplined investment approach and driving growth and value creation in our portfolio. Our investment teams have deep industry knowledge and are supported by a substantial and diversified capital base, an integrated global investment platform, the expertise of operating consultants and senior advisors and a worldwide network of business relationships that provide a significant source of investment opportunities, specialized knowledge during due diligence and substantial resources for creating and realizing value for stakeholders. We believe that these aspects of our business will help us continue to expand and grow our business and deliver strong investment performance in a variety of economic and financial conditions.

        On October 1, 2009, we completed our acquisition of all of the assets and liabilities of KPE. This acquisition, which we refer to as the Combination Transaction, has provided us with a significant source of permanent capital to further grow our business and an equity currency that we may use to attract, retain and incentivize our employees and to fund opportunistic acquisitions. The Combination Transaction did not involve the payment of any cash consideration or involve an offering of any newly issued securities to the public, and our principals did not sell any interests in our Combined Business. Following the Combination Transaction, we operate our business through three business segments: Private Markets; Public Markets; and Capital Markets and Principal Activities.

        On July 15, 2010, KKR & Co. L.P. became listed on the NYSE. In connection with the NYSE listing, KKR Guernsey contributed its 30% interest held through Group Holdings to KKR & Co. L.P. in exchange for NYSE-listed common units of KKR & Co. L.P. and distributed those common units to holders of KKR Guernsey units (referred to hereafter as the "In-Kind Distribution"). Because the assets of KKR Guernsey consisted solely of its interests in Group Holdings, the In-Kind Distribution resulted in the dissolution of KKR Guernsey and the delisting of its units from Euronext Amsterdam. As of July 15, 2010, KKR & Co. L.P. both indirectly controlled the KKR Group Partnerships and indirectly held KKR Group Partnership Units representing at that time a 30% economic interest in KKR's business. The remaining 70% of the KKR Group Partnership Units were held by KKR's principals through KKR Holdings. Subsequent to the NYSE listing, KKR Holdings and our principals exchanged a portion of their interests in the KKR Group Partnerships for common units, and as of March 15, 2011, KKR & Co. L.P. held 31.7% of the KKR Group Partnership Units and our principals held 68.3% through KKR Holdings. From time to time, the percentage ownership in the KKR Group Partnerships may continue to change as KKR Holdings and/or KKR's principals exchange KKR Group Partnership Units for KKR & Co. L.P. common units.

Business Segments

Private Markets

        Through our Private Markets segment, we manage and sponsor a group of private equity funds and co-investment vehicles that invest capital for long-term appreciation, either through controlling ownership of a company or strategic minority positions. These investment funds and co-investment vehicles are managed by Kohlberg Kravis Roberts & Co. L.P., an SEC registered investment adviser. We also manage investments in infrastructure and in natural resources. As of December 31, 2010, the segment had $46.2 billion of AUM and our actively investing funds included geographically differentiated investment funds and vehicles with over $12.6 billion of unused capital commitments, providing a significant source of capital that may be deployed globally.

        From our inception through December 31, 2010, we have raised 16 private equity funds with approximately $60.4 billion of capital commitments and have sponsored a number of other fee and carry paying investment funds and vehicles that allow us to commit additional capital to transactions. We have grown our AUM in this segment significantly in recent years, from $14.4 billion as of December 31, 2004 to $46.2 billion as of December 31, 2010, representing a compound annual growth rate of 21.5%. As of December 31, 2010, we had $12.6 billion of uncalled commitments to investment funds and vehicles in this segment, providing a significant source of capital that may be deployed globally.

        We generate income in our Private Markets segment from the management fees and carried interest that we receive from the funds and vehicles that we manage, as well as the monitoring fees and transaction fees that are paid by portfolio companies. During the year ended December 31, 2010, the segment generated $182.3 million of fee related earnings and $784.6 million of economic net income, representing 57% and 37% of our total segment amounts, respectively.

Public Markets

        Through our Public Markets segment, we manage a specialty finance company, a number of investment funds, structured finance vehicles and separately managed accounts that invest capital in liquid credit strategies, such as leveraged loans and high yield bonds, and less liquid credit products such as mezzanine debt and special situations investments. These funds, vehicles and accounts are managed by KKR Asset Management LLC (which we refer to as "KAM"), an SEC registered investment adviser. We intend to continue to grow this business by leveraging our global investment platform, experienced investment professionals and the ability to adapt our investment strategies to different market conditions to capitalize on investment opportunities that may arise at every level of the capital structure and across market cycles.

        We have grown our AUM in this segment significantly in recent years, from $3.7 billion as of December 31, 2005, the first full year of operations, to $14.8 billion as of December 31, 2010, representing a compound annual growth rate of 32.2%. As of December 31, 2010, the segment's AUM was comprised of $1.4 billion of assets managed in a publicly traded specialty finance company, $7.9 billion of assets managed in structured finance vehicles and $5.5 billion of assets managed in other types of investment vehicles and separately managed accounts. As of December 31, 2010, we had $1.4 billion of uncalled commitments to investment funds, vehicles and separately managed accounts in this segment.

        We generate income in our Public Markets segment from the management fees, incentive fees and carried interest that we receive from the companies, funds, accounts and vehicles that we manage, as well as transaction fees that may be paid by issuers in connection with specific investments. During the year ended December 31, 2010, the segment generated $57.0 million of fee related earnings and $60.1 million of economic net income, representing 18% and 3% of our total segment amounts, respectively.

Capital Markets and Principal Activities

        Our Capital Markets and Principal Activities segment combines the assets we acquired in the Combination Transaction with our global capital markets business. Our capital markets business supports our firm, our portfolio companies and our clients by providing tailored capital markets advice and developing and implementing both traditional and non-traditional capital solutions for investments and companies seeking financing. Our capital markets services include arranging debt and equity financing for transactions, placing and underwriting securities offerings, structuring new investment products and providing capital markets services. To allow us to carry out these activities, we are registered or authorized to carry out certain broker-dealer activities in various countries in North America, Europe and Asia.

        The assets that we acquired in the Combination Transaction, which include investments in our private equity funds and co-investments in certain portfolio companies of such funds, provide us with a significant source of capital to further grow and expand our business, increase our participation in our existing portfolio of businesses and further align our interests with those of our investors and other stakeholders. We believe that the market experience and skills of our professionals in our capital markets business and the investment expertise of professionals in our Private Markets and Public Markets segments will allow us to continue to grow and diversify this asset base over time.

        As of December 31, 2010, this segment has $4.8 billion of investments at fair value.

        We generate income in our Capital Markets and Principal Activities segment from the fees that we generate through our capital markets transactions as well as the returns on the assets that we own as a principal. During the year ended December 31, 2010, the segment generated $79.1 million of fee related earnings and $1.3 billion of economic net income, representing 25% and 60% of our total segment amounts, respectively.

Management and Organization

        As is commonly the case with limited partnerships, our limited partnership agreement provides for the management of our business and affairs by a general partner rather than a board of directors. Our Managing Partner serves as our general partner and has a board of directors that is co-chaired by our founders, Henry Kravis and George Roberts, who also serve as our Co-Chief Executives. Our senior principals control our Managing Partner and you will not hold securities of our Managing Partner and will not be entitled to vote in the election of its directors or other matters affecting its governance. Through KKR Holdings, our principals hold special voting units in our partnership that enable them to vote alongside our common unitholders in proportion to their interests in the Combined Business with respect to any matters that are submitted to a vote of our common unitholders. For a diagram illustrating our ownership and organizational structure, see "Organizational Structure."

Risks Related to Our Common Units

        Holding our common units involves substantial risks and uncertainties. Some of the more significant challenges and risks related to our common units include:

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  our business is materially affected by conditions in the financial markets and economic conditions;

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  we are dependent on our principals, including our founders and other key personnel;

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  our net income and cash flow are volatile;

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  any underperformance of our investments could adversely affect our ability to maintain or grow our AUM;

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  our unitholders have limited ability to influence decisions regarding our business;

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  our business is subject to extensive regulation and scrutiny, which may make our business more difficult to operate;

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  the valuation methodologies for certain assets in our funds are subject to significant management judgment;

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  our organizational structure may give rise to the potential for conflicts of interest among our Managing Partner, its affiliates and us;

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  many of our funds focus on illiquid investments;

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  we may be subject to substantial litigation and as a result incur significant liabilities and suffer damage to our professional reputation;

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  you may be required to make tax payments in connection with your ownership of our common units in excess of the cash distributions you receive in any specific year;

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  our emphasis on private equity investments, which are among the largest in the industry, involve particular risks and uncertainties; and

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  our investments in companies that are based outside of the United States present potentially greater risks than similar investments in the United States.

        In addition, the U.S. Congress has recently considered legislation that would tax as a corporation a publicly traded partnership, such as us, that directly or indirectly derives income from investment adviser or investment management services. Separately, various forms of legislation have been introduced that could, if enacted, preclude us from qualifying as a partnership for U.S. federal income tax purposes under the rules governing publicly traded partnerships and could require that we be treated as a corporation for U.S. federal income tax purposes. If the above or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the value of our common units. Please see "Risk Factors" for a discussion of these and additional factors related to our common units.

        KKR & Co. L.P. was formed as a Delaware limited partnership on June 25, 2007. Our Managing Partner was formed as a Delaware limited liability company on June 25, 2007. Our principal executive offices are located at 9 West 57th Street, Suite 4200, New York, New York 10019, and our telephone number is +1 (212) 750-8300. Our website is located at www.kkr.com.

Summary Historical Financial Data

        The following summary historical consolidated and combined financial information and other data of KKR should be read together with "Organizational Structure" in this prospectus and "Selected Historical Financial and Other Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated and combined financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference. We derived the summary historical consolidated and combined financial data as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010 from the audited consolidated and combined financial statements incorporated herein by reference. We derived the summary historical consolidated and combined financial data as of December 31, 2008 from audited combined financial statements that are not included in this prospectus or incorporated herein by reference. The summary historical consolidated and combined financial information presented below reflects the economic impact of the Transactions for periods following October 1, 2009.

	For the Years Ended December 31,(1)
	2008	2009	2010
	($ in thousands)
Statement of Operations Data:
Revenues
Fees	$235,181	$331,271	$435,386

Expenses
Employee Compensation and Benefits(2)	149,182	838,072	1,344,455
Occupancy and Related Charges	30,430	38,013	39,692
General, Administrative and Other(2)	179,673	264,396	311,147
Fund Expenses	59,103	55,229	67,369

Total Expenses	418,388	1,195,710	1,762,663

Investment Income (Loss)
Net Gains (Losses) from Investment Activities	(12,944,720)	7,505,005	7,755,090
Dividend Income	75,441	186,324	1,250,293
Interest Income	129,601	142,117	226,824
Interest Expense	(125,561)	(79,638)	(53,099)

Total Investment Income (Loss)	(12,865,239)	7,753,808	9,179,108

Income (Loss) Before Taxes	(13,048,446)	6,889,369	7,851,831
Income Taxes(3)	6,786	36,998	75,360

Net Income (Loss)	(13,055,232)	6,852,371	7,776,471
Less: Net Income (Loss) Attributable to Noncontrolling Interests in Consolidated Entities	(11,850,761)	6,119,382	6,544,016
Less: Net Income (Loss) Attributable to Noncontrolling Interests Held by KKR Holdings	—	(116,696)	899,277

Net Income (Loss) Attributable to KKR & Co. L.P.(4)	$(1,204,471)	$849,685	$333,178

	For the Years Ended December 31,
	2008	2009	2010
	($ in thousands)
Statement of Financial Condition Data (period end):
Total assets	$22,441,030	$30,221,111	$38,391,157
Total liabilities	$2,590,673	$2,859,630	$2,391,115
Noncontrolling interests in consolidated entities	$19,698,478	$23,275,272	$30,327,161
Noncontrolling interests held by KKR Holdings	$—	$3,072,360	$4,346,388
Total KKR & Co. L.P. partners' capital(5)	$151,879	$1,013,849	$1,326,493
Segment Data(6):
Fee related earnings(7)
Private Markets	$156,152	$240,091	$182,283
Public Markets	$32,576	$10,554	$56,957
Capital Markets and Principal Activities	$5,297	$18,653	$79,082
Economic net income(8)
Private Markets	$(1,233,521)	$1,113,624	$784,553
Public Markets	$36,842	$5,279	$60,138
Capital Markets and Principal Activities	$1,205	$367,751	$1,295,102
Partners' capital(5)
Private Markets	$97,249	$277,062	$844,657
Public Markets	$45,867	$49,581	$55,271
Capital Markets and Principal Activities	$10,974	$3,826,241	$4,825,698
Other Data:
Assets under management (period end)(9)	$48,450,700	$52,204,200	$60,997,500
Fee paying assets under management (period end)(10)	$43,411,800	$42,779,800	$46,011,100
Committed dollars invested(11)	$3,168,800	$2,107,700	$5,253,300
Uncalled commitments (period end)(12)	$14,930,142	$14,544,427	$14,074,700

(1)
The financial information reported for periods prior to October 1, 2009 did not give effect to the Transactions.

(2)
Includes non-cash charges arising from the issuance and vesting of interests in KKR Holdings. Amounts totaling $481.4 million and $701.4 million were recorded in employee compensation and benefits expense and $81.0 million and $122.8 million were recorded in general, administrative and other expense for the years ended December 31, 2009 and December 31, 2010, respectively. In addition, allocations to our carry pool resulted in $163.1 million and $427.9 million recorded in employee compensation and benefits expense and $4.1 million and $28.0 million recorded in general, administrative and other expense for the years ended December 31, 2009 and December 31, 2010, respectively.

(3)
Prior to the Transactions, most of the entities in our consolidated group were taxed as partnerships and our income was generally allocated to, and the resulting tax liability generally was borne by, our principals at an individual level. Accordingly, the taxes they paid are not reflected in our consolidated and combined financial statements. Following the Transactions, certain of our income is subject to corporate tax.

(4)
Subsequent to the Transactions, net income (loss) attributable to KKR & Co. L.P. reflects only those amounts that are allocable to KKR & Co. L.P.'s interest in our Combined Business. Net Income (Loss) that is allocable to our principals' interest in our Combined Business is reflected in net income (loss) attributable to noncontrolling interests held by KKR Holdings.

(5)
As of December 31, 2009 and 2010, total KKR & Co. L.P. partners' capital reflects only the portion of equity attributable to KKR & Co. L.P. (representing KKR & Co. L.P.'s interest in our Combined Business) and differs from partners' capital reported on a segment basis primarily as a result of the exclusion of the following items from our segment presentation: (i) the impact of income taxes; (ii) charges relating to the amortization of intangible assets; (iii) non-cash equity based charges; and (iv) allocations of equity to KKR Holdings. KKR Holdings' interest in our Combined Business is reflected as noncontrolling interests held by KKR Holdings and is not included in total KKR & Co. L.P. partners' capital.

(6)
Our Capital Markets and Principal Activities segment was formed by combining the assets we acquired in the Combination Transaction with our global capital markets business upon completion of the Transactions on October 1, 2009. As a result, we have reclassified the results of our capital markets business since inception into this segment.

(7)
Fee related earnings ("FRE") are comprised of segment operating revenues, less segment operating expenses. The components of FRE on a segment basis differ from the equivalent GAAP amounts on a combined basis as a result of: (i) the inclusion of management fees earned from consolidated funds that were eliminated in consolidation; (ii) the exclusion of expenses of consolidated funds; (iii) the exclusion of charges relating to the amortization of intangible assets; (iv) the exclusion of charges relating to carry pool allocations; (v) the exclusion of non-cash equity charges and other non-cash compensation charges borne by KKR Holdings; (vi) the exclusion of certain reimbursable expenses and (vii) the exclusion of certain non-recurring items.

(8)
Economic net income ("ENI") is a measure of profitability for our reportable segments and is comprised of: (i) FRE; plus (ii) segment investment income, which is reduced for carry pool allocations and management fee refunds; less (iii) certain economic interests in segments held by third parties. ENI differs from net income on a GAAP basis as a result of: (i) the exclusion of the items referred to in FRE above; (ii) the exclusion of investment income relating to noncontrolling interests; and (iii) the exclusion of income taxes.

(9)
Assets under management ("AUM") represent the assets from which we are entitled to receive fees or a carried interest and general partner capital. The AUM reported prior to the date of the consummation of the Transactions reflected the NAV of KPE and its commitments to our investment funds. Subsequent to the Transactions, the NAV of KPE and its commitments to our investment funds are excluded from our calculation of AUM. We calculate the amount of AUM as of any date as the sum of: (i) the fair value of the investments of our investment funds plus uncalled capital commitments from these funds; (ii) the fair value of investments in our co-investment vehicles; (iii) the net asset value of certain of our fixed income products; and (iv) the value of outstanding structured finance vehicles. You should note that our calculation of AUM may differ from the calculations of other investment managers and, as a result, our measurements of AUM may not be comparable to similar measures presented by other investment managers. Our definition of AUM is not based on any definition of AUM that is set forth in the agreements governing the investment funds, vehicles or accounts that we manage. The AUM amounts reported as of December 31, 2008 reflect the net asset value of KPE and its commitments to our investment funds as that period is prior to the Combination Transaction on October 1, 2009. Subsequent to the Combination Transaction, we report AUM excluding the net asset value of KPE and its commitments to our private equity funds.

(10)
Fee paying assets under management ("FPAUM") represent only those assets under management from which we receive fees. FPAUM is the sum of all of the individual fee bases that are used to calculate our fees and differs from AUM in the following respects: (i) assets from which we do not receive a fee are excluded (i.e., assets with respect to which we receive only carried interest); and (ii) certain assets, primarily in our private equity funds, are reflected based on capital commitments and invested capital as opposed to fair value because fees are not impacted by changes in the fair value of underlying investments. The FPAUM amounts reported as of December 31, 2008 reflect the net asset value of KPE as that period is prior to the Combination Transaction on October 1, 2009. Subsequent to the Combination Transaction, we report FPAUM excluding the net asset value of KPE in its entirety as fees paid by KPE to our management companies are eliminated as intersegment transactions.

(11)
Committed dollars invested is the aggregate amount of capital commitments that have been invested by our investment funds and carry-yielding co-investment vehicles during a given period. Such amounts include: (i) capital invested by fund investors and co-investors with respect to which we are entitled to a carried interest and (ii) capital invested by us.

(12)
Uncalled commitments represent unfunded capital commitments that our investment funds and carry-paying co-investment vehicles have received from partners to contribute capital to fund future investments.

RISK FACTORS

        Investing in our securities involves a degree of risk. Persons buying our securities should carefully consider the risks described below and the other information contained in this prospectus and other filings that we make from time to time with the SEC, including our consolidated and combined financial statements and accompanying notes incorporated herein by reference. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In addition, the risks described below are not the only risks we face. Our business, financial condition or results of operations could also be adversely affected by additional factors that apply to all companies generally, as well as other risks that are not currently known to us or that we currently view to be immaterial. In any such case, the trading price of our securities could decline and you may lose all or part of your original investment. While we attempt to mitigate known risks to the extent we believe to be practicable and reasonable, we can provide no assurance, and we make no representation, that our mitigation efforts will be successful.

 Risks Related to Our Business

Difficult market conditions can adversely affect our business in many ways, including by reducing the value or performance of the investments that we manage or by reducing the ability of our funds to raise or deploy capital, each of which could negatively impact our net income and cash flow and adversely affect our financial condition.

        Our business is materially affected by conditions in the financial markets and economic conditions or events throughout the world, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation), trade barriers, commodity prices, currency exchange rates and controls and national and international political circumstances (including wars, terrorist acts or security operations). These factors are outside our control and may affect the level and volatility of securities prices and the liquidity and the value of our investments. In addition, we may not be able to or may choose not to manage our exposure to these conditions and/or events. For example, as of March 31, 2009, the date of the lowest aggregate valuation of our private equity funds during the most recent downturn, the investments in our contributed private equity funds were marked down to 67% of original cost. Our profitability may also be adversely affected by our fixed costs and the possibility that we would be unable to scale back other costs within a time frame sufficient to match any decreases in net income relating to changes in market and economic conditions.

        Our funds may be affected by reduced opportunities to exit and realize value from their investments as lack of financing makes it more difficult for potential buyers to raise sufficient capital to purchase assets in our funds' portfolios, by lower than expected returns on investments, which could cause us to realize diminished or no carried interest, and by the fact that we may not be able to find suitable investments for the funds to effectively deploy capital, which could adversely affect our ability to raise new funds because we can generally only raise capital for a successor fund following the substantial deployment of capital from the existing fund. In the event of poor performance by existing funds or during periods of unfavorable fundraising conditions, as have prevailed in recent years, pressures by investors for lower fees, different fee sharing arrangements for transaction or other fees, and other concessions (for example, the inclusion of performance hurdles that would require us to generate a specified return on investment prior to our right to receive carried interest) would likely continue and could increase. The outcome of such negotiations could result in our agreement to terms that are materially less favorable to us than for prior funds we have managed. In the circumstances described above, successor funds raised by us are also likely in many instances to be smaller than our comparable predecessor funds. Investors may also seek to redeploy capital away from certain of our fixed income or other non-private equity investment vehicles, which permit redemptions on relatively short notice, in order to meet liquidity needs or invest in other asset classes. Any of these developments could adversely affect our future revenues, net income, cash flow, financial condition or ability to retain our employees.

        During periods of difficult market or economic conditions or slowdowns (which may be across one or more industries, sectors or geographies), companies in which we have invested may experience decreased revenues, financial losses, credit rating downgrades, difficulty in obtaining access to financing and increased funding costs. These companies may also have difficulty in expanding their businesses and operations or be unable to meet their debt service obligations or other expenses as they become due, including expenses payable to us. Negative financial results in our funds' portfolio companies may result in lower investment returns for our investment funds, which could materially and adversely affect our operating results and cash flow. To the extent the operating performance of such portfolio companies (as well as valuation multiples) deteriorate or do not improve, our funds may sell those assets at values that are less than we projected or even at a loss, thereby significantly affecting those funds' performance and consequently our operating results and cash flow. During periods of economic difficulty, our investment funds' portfolio companies may also have difficulty expanding their businesses and operations or meeting their debt service obligations or other expenses as they become due, including amounts payable to us. Furthermore, negative market conditions or a specific market dislocation may result in lower investment returns for our funds, which would further adversely affect our net income. Adverse conditions may also increase the risk of default with respect to private equity, fixed income and other equity investments that we manage. Even if economic and market conditions do improve broadly, adverse conditions in particular sectors may also cause our performance to suffer.

Changes in the debt financing markets may negatively impact the ability of our private equity funds and their portfolio companies to obtain attractive financing for their investments and may increase the cost of such financing if it is obtained, which could lead to lower-yielding investments and potentially decrease our net income.

        In the event that our funds are unable to obtain committed debt financing for potential acquisitions or can only obtain debt at an increased interest rate or on unfavorable terms, our funds may have difficulty completing otherwise profitable acquisitions or may generate profits that are lower than would otherwise be the case, either of which could lead to a decrease in the investment income earned by us. Any failure by lenders to provide previously committed financing can also expose us to potential claims by sellers of businesses which we may have contracted to purchase. Similarly, our portfolio companies regularly utilize the corporate debt markets in order to obtain financing for their operations. To the extent that credit markets render such financing difficult to obtain or more expensive, this may negatively impact the operating performance of those portfolio companies and, therefore, the investment returns on our funds. In addition, to the extent that the current markets make it difficult or impossible to refinance debt that is maturing in the near term, we or some of our portfolio companies may be unable to repay such debt at maturity and may be forced to sell assets, undergo a recapitalization or seek bankruptcy protection. In addition, to the extent that conditions in the credit markets impair the ability of our portfolio companies to refinance or extend maturities on their outstanding debt, either on favorable terms or at all, the operating performance of those portfolio companies may be negatively impacted, which could impair the value of our investment in those portfolio companies and lead to a decrease in the investment income earned by us. In some cases, the inability of our portfolio companies to refinance or extend maturities may result in the inability of those companies to repay debt at maturity and may cause the companies to sell assets, undergo a recapitalization or seek bankruptcy protection, which would also likely impair the value of our investment and lead to a decrease in investment income earned by us.

Adverse economic and market conditions may adversely affect our liquidity position, which could adversely affect our business operations in the future.

        We expect that our primary liquidity needs will consist of cash required to:

  •
  continue to grow our business, including funding our capital commitments made to existing and future funds and any net capital requirements of our capital markets companies;

  •
  service debt obligations and any contingent liabilities that give rise to future cash payments;

  •
  fund cash operating expenses;

  •
  pay amounts that may become due under our tax receivable agreement with KKR Holdings; and

  •
  make cash distributions in accordance with our distribution policy.

        These liquidity requirements are significant and, in some cases, involve capital that will remain invested for extended periods of time. As of December 31, 2010, we have approximately $923.7 million of remaining unfunded capital commitments to our investment funds. Our commitments to our funds will require significant cash outlays over time, and there can be no assurance that we will be able to generate sufficient cash flows from realizations of investments to fund them. In addition, as of December 31, 2010, we had $500.0 million of borrowings outstanding under our credit facilities and debt securities and $756.3 million of cash and cash equivalents. While we have long-term committed financings with substantial facility limits, the terms of those facilities will expire in 2012, 2013 and 2016 (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity" in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference), and any borrowings thereunder will require refinancing or renewal, which could result in higher borrowing costs, or issuing equity. If the current credit market conditions were to worsen, we may not be able to renew all or part of these credit facilities or find alternate sources of financing on commercially reasonable terms or raise equity. In that event, our uses of cash could exceed our sources of cash, thereby potentially adversely affecting our liquidity or causing us to sell assets on unfavorable terms. In addition, the underwriting commitments for our capital markets business may require significant cash obligations, and these commitments may also put pressure on our liquidity. The holding company for our capital markets business has entered into a credit agreement that provides for revolving borrowings of up to $500 million, which can be used in connection with our ongoing business activities, including placing and underwriting securities offerings. To the extent we commit to buy and sell an issue of securities in firm commitment underwritings or otherwise, we may be required to borrow under our credit agreement for our capital markets business to fund such obligations, which, depending on the size and timing of the obligations, may limit our ability to enter into other underwriting arrangements or similar activities, service existing debt obligations or otherwise grow our business. Regulatory capital requirements may also limit the ability of our broker-dealer subsidiaries to participate in underwriting or other transactions or to allocate our capital more efficiently across our businesses.

The "clawback" or "net loss sharing" provisions in our governing agreements may give rise to a contingent obligation that may require us to return or contribute amounts to our funds and investors.

        The partnership documents governing our private equity funds generally include a "clawback" or, in certain instances, a "net loss sharing" provision that, if triggered, may give rise to a contingent obligation that may require the general partner to return or contribute amounts to the fund for distribution to investors at the end of the life of the fund. Under a "clawback" provision, upon the liquidation of a fund, the general partner is required to return, on an after-tax basis, previously distributed carry to the extent that, due to the diminished performance of later investments, the aggregate amount of carry distributions received by the general partner during the term of the fund exceed the amount to which the general partner was ultimately entitled. Excluding carried interest received by the general partners of our 1996 Fund (which was not contributed to us in the Transactions), as of December 31, 2010, the amount of carried interest we have received that is subject to this clawback obligation was $61.5 million, assuming that all applicable private equity funds were liquidated at their December 31, 2010 fair values. Had the investments in such funds been liquidated at zero value, the clawback obligation would have been $697.0 million. Under a "net loss sharing provision," upon the liquidation of a fund, the general partner is required to contribute capital to the fund, to fund 20% of the net losses on investments. In these vehicles, such losses would be required to be paid by us to the limited partners in those vehicles in the event of a liquidation of the fund regardless of whether any carried interest had previously been distributed. Based on the fair market values as of December 31, 2010, there would have been no net loss sharing obligation. If the vehicles were liquidated at zero value, the contingent repayment obligation in connection with the net loss sharing provision as of December 31, 2010 would have been approximately $1,094.0 million.

        Prior to the Transactions, certain of our principals who received carried interest distributions with respect to the private equity funds had personally guaranteed, on a several basis and subject to a cap, the contingent obligations of the general partners of the private equity funds to repay amounts to fund limited partners pursuant to the general partners' clawback obligations. The terms of the Transactions require that our principals remain responsible for clawback obligations relating to carry distributions received prior to the Transactions up to a maximum of $223.6 million. Carry distributions arising subsequent to the Transactions may give rise to clawback obligations that may be allocated generally to carry pool participants and the Combined Business in accordance with the terms of the instruments governing the KKR Group Partnerships. Unlike the "clawback" provisions, the Combined Business will be responsible for amounts due under net loss sharing arrangements and will indemnify our principals for any personal guarantees that they have provided with respect to such amounts.

Our earnings and cash flow are highly variable due to the nature of our business and we do not intend to provide earnings guidance, each of which may cause the value of interests in our business to be volatile.

        Our earnings are highly variable from quarter to quarter due to the volatility of investment returns of most of our funds and other investment vehicles and our principal assets and the fees earned from our businesses. We recognize earnings on investments in our funds based on our allocable share of realized and unrealized gains (or losses) reported by such funds, and a decline in realized or unrealized gains, or an increase in realized or unrealized losses, would adversely affect our net income. Fee income, which we recognize when contractually earned, can vary due to fluctuations in AUM, the number of investment transactions made by our funds, the number of portfolio companies we manage, the fee provisions contained in our funds and other investment products and transactions by our capital markets business. Fees for the years ended December 31, 2008, 2009 and 2010 were $235.2 million, $331.3 million and $435.4 million, respectively. We may create new funds or investment products or vary the terms of our funds or investment products, which may alter the composition or mix of our income from time to time. We may also experience fluctuations in our results from quarter to quarter, including our revenue and net income, due to a number of other factors, including changes in the values of our funds' investments, changes in the amount of distributions or interest earned in respect of investments, changes in our operating expenses, the degree to which we encounter competition and general economic and market conditions. Net income (loss) attributable to KKR & Co. L.P. for the years ended December 31, 2008, 2009 and 2010 was $(1,204.5) million, $849.7 million and $333.2 million, respectively. Such fluctuations may lead to variability in the value of interests in our business and cause our results for a particular period not to be indicative of our performance in future periods. It may be difficult for us to achieve steady growth in net income and cash flow on a quarterly basis, which could in turn lead to large adverse movements in the value of interests in our business.

        The timing and receipt of carried interest from our private equity funds are unpredictable and will contribute to the volatility of our cash flows. Carried interest is generally distributed to the general partner of a vehicle with a clawback or net loss sharing provision only after all of the following are met: (i) a realization event has occurred (e.g. sale of a portfolio company, dividend, etc.); (ii) the vehicle has achieved positive overall investment returns on realized investments since its inception; and (iii) all of the cost has been returned to investors with respect to certain investments with a fair value below remaining cost. Carried interest payments from private equity investments depend on our funds' performance and opportunities for realizing gains, which may be limited. It takes a substantial period of time to identify attractive private equity investment opportunities, to raise all the funds needed to make an investment and then to realize the cash value (or other proceeds) of an investment through a sale, public offering or other exit. To the extent a private equity investment is not profitable, no carried interest shall be received from our private equity funds with respect to that investment and, to the extent such investment remains unprofitable, we will only be entitled to a management fee on that investment. Even if a private equity investment proves to be profitable, it may be several years before any profits can be realized in cash. We cannot predict when, or if, any realization of investments will occur. In addition, if finance providers, such as commercial and investment banks, make it difficult for potential purchasers to secure financing to purchase companies in our investment funds' portfolio, it may decrease potential realization events and the potential to earn carried interest. A downturn in the equity markets also makes it more difficult to exit investments by selling equity securities. If we were to have a realization event in a particular quarter, the event may have a significant impact on our cash flows during the quarter that may not be replicated in subsequent quarters. A decline in realized or unrealized gains, or an increase in realized or unrealized losses, would adversely affect our investment income, which could further increase the volatility of our quarterly results.

A decline in the pace or size of investment by our funds or an increase in the amount of transaction fees we share with our investors would result in our receiving less revenue from transaction fees, and our inability to raise additional or successor funds could have a material adverse impact on our business.

        The transaction fees that we earn are driven in part by the pace at which our funds make investments and the size of those investments. Any decline in that pace or the size of such investments would reduce our transaction fees and could make it more difficult for us to raise capital. Many factors could cause such a decline in the pace of investment, including:

  •
  the inability of our investment professionals to identify attractive investment opportunities;

  •
  competition for such opportunities among other potential acquirers;

  •
  decreased availability of capital or financing on attractive terms;

  •
  our failure to consummate identified investment opportunities because of business, regulatory or legal complexities and adverse developments in the U.S. or global economy or financial markets; and

  •
  terms we may provide to our investors to increase the percentage of transaction or other fees we may share with them.

        Further, our current private equity funds and certain other funds and investment vehicles have a finite life and a finite amount of commitments from investors. Once a fund nears the end of its investment period, our success depends on our ability to raise additional or successor funds in order to keep making investments and, over the long term, earning management fees (although our funds and investment vehicles generally continue to earn management fees at a reduced fee rate after the expiration of their investment periods). For example, our 2006 Fund will end its investment period in September 2012 and has remaining uncalled capital commitments of $4.7 billion as of December 31, 2010. As the 2006 Fund draws near the end of its investment period or no longer has sufficient capital commitments to make investments, we will need to raise a successor fund for our North American private equity business. As of February 28, 2011, the 2006 Fund has committed capital to approximately $1.8 billion of pending transactions and contingent commitments, although there can be no assurance that any of these capital commitments will be drawn as contemplated for a variety of reasons, including the risk that pending transactions do not close or that contingent commitments are not deployed. To the extent we are unable to raise additional or successor funds, our AUM and revenues will likely decrease.

The investment management business is intensely competitive, which could have a material adverse impact on our business.

        We compete as an investment manager for both investors and investment opportunities. The investment management business is highly fragmented, with our competitors consisting primarily of sponsors of public and private investment funds, business development companies, investment banks, commercial finance companies and operating companies acting as strategic buyers of businesses. We believe that competition for investors is based primarily on:

  •
  investment performance;

  •
  investor liquidity and willingness to invest;

  •
  investor perception of investment managers' drive, focus and alignment of interest;

  •
  business reputation;

  •
  the duration of relationships with investors;

  •
  the quality of services provided to investors;

  •
  pricing;

  •
  fund terms (including fees); and

  •
  the relative attractiveness of the types of investments that have been or will be made.

        We believe that competition for investment opportunities is based primarily on the pricing, terms and structure of a proposed investment and certainty of execution.

        Institutional investors that have suffered from decreasing returns, liquidity pressure, increased volatility or difficulty maintaining targeted asset allocations, may materially decrease or temporarily suspend making new fund investments. In addition, such investors may elect to reduce their overall portfolio allocations to alternative investments such as private equity funds, resulting in a smaller overall pool of available capital in our industry. Investors may also seek to redeploy capital away from certain of our fixed income or other investment vehicles, which permit redemptions on relatively short notice in order to meet liquidity needs or invest in other asset classes. We believe that our ability to avoid excessive redemption levels primarily depends on our funds' continued satisfactory performance, although redemptions may also be driven by other factors important to our investors, including their need for liquidity and compliance with investment mandates, even if our performance is superior. Any such redemptions would decrease our AUM and revenues. In addition, the "Volcker Rule" passed in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act is expected to severely limit or prohibit investments in private equity funds by U.S. banks (and in some cases non-U.S. banks). Financial institutions have represented an important class of investors in the past, or approximately 13% as of December 31, 2010, and it is possible that other institutions will not be available to replace this traditional source of capital for our private equity funds.

        To the extent we try to raise new capital in an increasingly competitive environment with less available capital, we could agree to terms less favorable to us as well as encounter significant difficulty in raising new capital. Such changes would adversely affect our revenues and profitability.

        A number of factors serve to increase our competitive risks:

  •
  a number of our competitors in some of our businesses may have greater financial, technical, marketing and other resources and more personnel than we do;

  •
  investors may materially decrease their allocations in new funds in light of their experiences following an economic downturn;

  •
  some of our competitors may have better expertise or be regarded by investors as having better expertise in a specific asset class or geographic region than we do;

  •
  some of our competitors have agreed to terms on their investment funds or products that may be more favorable than our funds or products, such as lower management fees, greater fee sharing, or performance hurdles for carried interest, and therefore we may be forced to match or otherwise revise our terms to be less favorable than they have been in the past;

  •
  some of our funds may not perform as well as competitors' funds or other available investment products;

  •
  investors may reduce their investments in our funds or not make additional investments in our funds based upon their available capital or due to regulatory requirements;

  •
  our competitors have raised or may raise significant amounts of capital, and many of them have similar investment objectives and strategies to our funds, which may create additional competition for investment opportunities and may reduce the size and duration of pricing inefficiencies that many alternative investment strategies seek to exploit;

  •
  some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities;

  •
  some of our competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments;

  •
  our competitors that are corporate buyers may be able to achieve synergistic cost savings in respect of an investment, which may provide them with a competitive advantage in bidding for an investment;

  •
  there are relatively few barriers to entry impeding the formation of new funds, including a relatively low cost of entering these businesses, and the successful efforts of new entrants into our various lines of business, including major commercial and investment banks and other financial institutions, have resulted in increased competition;

  •
  some investors may prefer to invest with an investment manager that is not publicly traded, is smaller, or manages fewer investment products; and

  •
  other industry participants will from time to time seek to recruit our investment professionals and other employees away from us.

        We may lose investment opportunities in the future if we do not match investment prices, structures and terms offered by competitors. Alternatively, we may experience decreased investment returns and increased risks of loss if we match investment prices, structures and terms offered by competitors. Moreover, if we are forced to compete with other investment firms on the basis of price, we may not be able to maintain our current fund fee, carried interest or other terms. There is a risk that fees and carried interest in the alternative investment management industry will decline, without regard to the historical performance of a manager. Fee or carried interest income reductions on existing or future funds, without corresponding decreases in our cost structure, would adversely affect our revenues and profitability.

        In addition, if interest rates were to rise or if market conditions for competing investment products become or are favorable and such products begin to offer rates of return superior to those achieved by our funds, the attractiveness of our funds relative to investments in other investment products could decrease. This competitive pressure could adversely affect our ability to make successful investments and limit our ability to raise future funds, either of which would adversely impact our business, results of operations and cash flow.

Our structure involves complex provisions of U.S. federal income tax laws for which no clear precedent or authority may be available. These structures also are subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis.

        The U.S. federal income tax treatment of our unitholders depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax laws for which no clear precedent or authority may be available. You should be aware that the U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the Internal Revenue Service, or IRS, and the U.S. Department of the Treasury frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. The present U.S. federal income tax treatment of owning our common units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. For instance, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible for us to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, affect the tax considerations of owning our common units, change the character or treatment of portions of our income (including, for instance, the treatment of carried interest as ordinary income rather than capital gain) and adversely impact your investment in our common units. See the discussion below under "—The U.S. Congress has considered legislation that would have (i) in some cases after a ten-year period, precluded us from qualifying as a partnership or required us to hold carried interest through taxable subsidiary corporations and (ii) taxed certain income and gains at increased rates. If any similar legislation were to be enacted and apply to us, the after tax income and gain related to our business, as well as the market price of our units, could be reduced." Our organizational documents and agreements give the Managing Partner broad authority to modify the amended and restated partnership agreement from time to time as the Managing Partner determines to be necessary or appropriate, without the consent of the unitholders, to address changes in U.S. federal, state and local income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all unitholders. For instance, the Managing Partner could elect at some point to treat us as an association taxable as a corporation for U.S. federal (and applicable state) income tax purposes. If the Managing Partner were to do this, the U.S. federal income tax consequences of owning our common units would be materially different. Moreover, certain assumptions and conventions will be applied in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to unitholders in a manner that reflects such unitholders' beneficial ownership of partnership items, taking into account variation in ownership interests during each taxable year because of trading activity. However, those assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions used by us do not satisfy the technical requirements of the Internal Revenue Code and/or Treasury regulations and could require that items of income, gain, deductions, loss or credit, including interest deductions, be adjusted, reallocated or disallowed in a manner that adversely affects our unitholders.

The U.S. Congress has considered legislation that would have (i) in some cases after a ten-year period, precluded us from qualifying as a partnership or required us to hold carried interest through taxable subsidiary corporations and (ii) taxed certain income and gains at increased rates. If any similar legislation were to be enacted and apply to us, the after tax income and gain related to our business, as well as the market price of our units, could be reduced.

        Over the past several years, a number of legislative and administrative proposals have been introduced and, in certain cases, have been passed by the U.S. House of Representatives. Most recently, the U.S. House of Representatives on May 28, 2010 passed legislation that would have, in general, treated income and gains, including gain on sale, attributable to an interest in an investment services partnership interest, or "ISPI", as income subject to a new blended tax rate that is higher than under current law, except to the extent such ISPI would have been considered under the legislation to be a qualified capital interest. Your interest in us, our interest in KKR Fund Holdings L.P. and the interests that KKR Fund Holdings L.P. holds in entities that are entitled to receive carried interest may have been classified as ISPIs for purposes of this legislation. The U.S. Senate considered but did not pass similar legislation. It is unclear when or whether the U.S. Congress will reconsider similar legislation or what provisions will be included in any legislation, if enacted.

        The House bill provided that, for taxable years beginning ten years after the date of enactment, income derived with respect to an ISPI that is not a qualified capital interest and that is subject to the rules discussed above would not be qualifying income for purposes of the Qualifying Income Exception. Therefore, if similar legislation is enacted, following such ten-year period, we would be precluded from qualifying as a partnership for U.S. federal income tax purposes or be required to hold all such ISPIs through corporations, possibly U.S. corporations. If we were taxed as a U.S. corporation or required to hold all ISPIs through corporations, our effective tax rate would increase significantly. The federal statutory rate for corporations is currently 35%. In addition, we could be subject to increased state and local taxes. Furthermore, you could be subject to tax on our conversion into a corporation or any restructuring required in order for us to hold our ISPIs through a corporation.

        The Obama administration has indicated it supports the adoption of legislation that similarly changes the treatment of carried interest for U.S. federal income tax purposes. In its published revenue proposals for 2012 the Obama administration proposes that the current law regarding the treatment of carried interest be changed for periods after December 31, 2011 to subject such income to ordinary income tax (which is taxed at a higher rate than the proposed blended tax rate under the House legislation). The Obama administration's published revenue proposals for 2010 and 2011 contained similar proposals.

        States and other jurisdictions have also considered legislation to increase taxes with respect to carried interest. For example, New York recently considered legislation under which you could be subject to New York state income tax on income in respect of our common units as a result of certain activities of our affiliates in New York. This legislation would have been retroactive to January 1, 2010. It is unclear when or whether similar legislation will be enacted.

We depend on our founders and other key personnel, the loss of whose services would have a material adverse effect on our business, results and financial condition.

        We depend on the efforts, skills, reputations and business contacts of our principals, including our founders, Henry Kravis and George Roberts, and other key personnel, the information and deal flow they and others generate during the normal course of their activities and the synergies among the diverse fields of expertise and knowledge held by our professionals. Accordingly, our success depends on the continued service of these individuals, who are not obligated to remain employed with us. The loss of the services of any of them could have a material adverse effect on our revenues, net income and cash flows and could harm our ability to maintain or grow AUM in existing funds or raise additional funds in the future.

        Our principals and other key personnel possess substantial experience and expertise and have strong business relationships with investors in our funds and other members of the business community. As a result, the loss of these personnel could jeopardize our relationships with investors in our funds and members of the business community and result in the reduction of AUM or fewer investment opportunities. For example, if any of our principals were to join or form a competing firm, our business, results and financial condition could suffer.

        Furthermore, the agreements governing our private equity funds and certain non-private equity investment funds managed by us provide that in the event certain "key persons" in these funds (for example, both of Messrs. Kravis and Roberts, and, in the case of certain geographically or product focused funds, one or more of the executives focused on such funds) generally cease to actively manage a fund, investors in the fund will be entitled to: (i) in the case of our private equity funds, reduce, in whole or in part, their capital commitments available for further investments; and (ii) in the case of certain of our fixed income or other non-private equity investment funds, withdraw all or any portion of their capital accounts, in each case on an investor-by-investor basis (which could lead possibly to a liquidation of those funds). The occurrence of such an event would likely have a significant negative impact on our revenue, net income and cash flow.

If we cannot retain and motivate our principals and other key personnel and recruit, retain and motivate new principals and other key personnel, our business, results and financial condition could be adversely affected.

        Our most important asset is our people, and our continued success is highly dependent upon the efforts of our principals and other professionals, and to a substantial degree on our ability to retain and motivate our principals and other key personnel and to strategically recruit, retain and motivate new talented personnel, including new principals. However, we may not be successful in these efforts as the market for qualified investment professionals is extremely competitive. Our ability to recruit, retain and motivate our professionals is dependent on our ability to offer highly attractive incentive opportunities. If legislation, such as the legislation proposed in April 2009 (and reproposed in 2010) were to be enacted, income and gains recognized with respect to carried interest would be treated for U.S. federal income tax purposes as ordinary income rather than as capital gain. Such legislation would materially increase the amount of taxes that we, our principals and other professionals would be required to pay, thereby adversely affecting our ability to offer such attractive incentive opportunities. See "—Risks Related to U.S. Taxation". In addition, there are pending laws and regulations that seek to regulate the compensation of certain of our employees. See "—Extensive Regulation of our business affects our activities and creates the potential for significant liabilities and penalties. The possibility of increased regulatory focus or legislative or regulatory changes could result in additional burdens on our business." The loss of even a small number of our investment professionals could jeopardize the performance of our funds and other investment products, which would have a material adverse effect on our results of operations. Efforts to retain or attract investment professionals may result in significant additional expenses, which could adversely affect our profitability.

        Our principals generally hold interests in our business through KKR Holdings. These individuals currently receive financial benefits from our business in the form of distributions and amounts funded by KKR Holdings and through their direct and indirect participation in the value of KKR Group Partnership Units held by KKR Holdings. While all of our employees and our principals receive base salaries from us, profit-based cash amounts for certain individuals currently are borne by KKR Holdings from cash reserves based upon distributions on a portion of KKR Group Partnership Units held by KKR Holdings. There can be no assurance that KKR Holdings will have sufficient cash available to continue to make profit-based cash payments and we expect that we may be required to pay a portion, or eventually all, of these cash bonus payments as KKR Holdings becomes unable to reserve cash for bonus compensation as our principals who hold equity interests through KKR Holdings become entitled to the cash distributions on the KKR Group Partnership Units held by KKR Holdings. Moreover, our principals currently receive additional equity interests in our business through equity awards granted by KKR Holdings. Although we have not suffered any dilution due to the granting of these equity awards by KKR Holdings, we expect that we will grant some or all of the types of equity awards currently granted by KKR Holdings from our Equity Incentive Plan, which will cause dilution. In addition, we may be unwilling to grant our employees additional significant equity awards in our business, and the value of the grants and distributions they receive in respect of their existing awards may be lower than anticipated. This may limit our ability to attract, retain and motivate talented personnel. In order to recruit and retain existing and future investment professionals, we may need to increase the level of compensation that we pay to them, which may cause a higher percentage of our revenue to be paid out in the form of compensation, which would have an adverse impact on our profit margins.

        In addition, there is no guarantee that the confidentiality and restrictive covenant agreements to which our principals are subject, together with our other arrangements with them, will prevent them from leaving us, joining our competitors or otherwise competing with us or that these agreements will be enforceable in all cases. These agreements will expire after a certain period of time, at which point each of our principals would be free to compete against us and solicit investors in our funds, clients and employees. Depending on which entity is a party to these agreements and/or the laws applicable to them, we may not be able to enforce them or become subject to lawsuits or other claims, and these agreements might be waived, modified or amended at any time without our consent. See "Certain Relationships and Related Party Transactions, and Director Independence—Confidentiality and Restrictive Covenant Agreements" in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference.

        We strive to maintain a work environment that reinforces our culture of collaboration, motivation and alignment of interests with investors. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations.

Operational risks may disrupt our businesses, result in losses or limit our growth.

        We rely heavily on our financial, accounting and other data processing systems. If any of these systems do not operate properly or are disabled, we could suffer financial loss, a disruption of our businesses, liability to our funds, regulatory intervention or reputational damage. In addition, we operate in businesses that are highly dependent on information systems and technology. Our information systems and technology may not continue to be able to accommodate our growth, may be subject to security risks, and the cost of maintaining such systems may increase from our current level. Such a failure to accommodate growth, or an increase in costs related to such information systems, could have a material adverse effect on our business. Furthermore, we depend on our principal offices in New York City, where most of our administrative personnel are located, for the continued operation of our business. A disaster or a disruption in the infrastructure that supports our businesses, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or directly affecting our principal offices, could have a material adverse impact on our ability to continue to operate our business without interruption. Our disaster recovery programs may not be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses, if at all. Finally, we rely on third party service providers for certain aspects of our business, including for certain information systems, technology and administration, tax and compliance matters. Any interruption or deterioration in the performance of these third parties could impair the quality of our and our funds' operations and could impact our reputation and adversely affect our businesses and limit our ability to grow.

The time and attention that our principals and other employees devote to assets that were not contributed to the KKR Group Partnerships as part of the Transactions will not financially benefit the KKR Group Partnerships and may reduce the time and attention these individuals devote to the KKR Group Partnerships' business.

        As of December 31, 2010, the unrealized value of the investments held by the 1987 Fund, the 1993 Fund and the 1996 Fund totaled $912.1 million, or approximately 1.5% of our AUM. Because we believe the general partners of these funds will not receive meaningful proceeds from further realizations, we did not acquire general partner interests in them in connection with the Transactions. We will, however, continue to provide the funds with management and other services until their liquidation. While we will not receive meaningful fees for providing these services, our principals and other employees will be required to devote a portion of their time and attention to the management of those entities. The devotion of the time and attention of our principals and employees to those activities will not financially benefit the KKR Group Partnerships and may reduce the time and attention they devote to the KKR Group Partnerships' business.

Our organizational documents do not limit our ability to enter into new lines of businesses, and we may expand into new investment strategies, geographic markets and businesses, each of which may result in additional risks and uncertainties in our businesses.

        We intend, to the extent that market conditions warrant, to seek to grow our businesses by increasing AUM in existing businesses, pursuing new investment strategies, including investment opportunities in new asset classes, developing new types of investment structures and products (such as managed accounts and structured products), and expanding into new geographic markets and businesses. We recently opened offices in Mumbai, India, Seoul, Korea and Dubai, UAE, and also developed a capital markets business in the United States, Europe and Asia, which we intend to grow and diversify. We may pursue growth through acquisitions of other investment management companies, acquisitions of critical business partners or other strategic initiatives, which may include entering into new lines of business. In addition, we expect opportunities will arise to acquire other alternative or traditional investment managers. To the extent we make strategic investments or acquisitions, undertake other strategic initiatives or enter into a new line of business, we will face numerous risks and uncertainties, including risks associated with:

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  the required investment of capital and other resources;

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  the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk or liability;

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  the possibility of diversion of management's attention from our core business;

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  the possibility of disruption of our ongoing business;

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  combining or integrating operational and management systems and controls;

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  potential increase in investor concentration; and

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  the broadening of our geographic footprint, including the risks associated with conducting operations in foreign jurisdictions, including taxation.

        Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business generates insufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected. Our strategic initiatives may include joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control.

Extensive regulation of our businesses affects our activities and creates the potential for significant liabilities and penalties. The possibility of increased regulatory focus or legislative or regulatory changes could result in additional burdens on our business.

        Our business is subject to extensive regulation. We are subject to regulation, including periodic examinations, by governmental and self-regulatory organizations in the jurisdictions in which we operate around the world. Many of these regulators, including U.S. and foreign government agencies and self-regulatory organizations, are empowered to conduct investigations and administrative proceedings that can result in fines, suspensions of personnel or other sanctions, including censure, the issuance of cease-and-desist orders or the suspension or expulsion of applicable licenses and memberships. Even if an investigation or proceeding does not result in a sanction or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing clients and investors or fail to gain new clients and investors.

        As a result of market disruption as well as highly publicized financial scandals, regulators and investors have exhibited concerns over the integrity of the U.S. financial markets. Therefore, the businesses in which we operate both in the United States and outside the United States are likely to be subject to further regulation. Any changes in the regulatory framework applicable to our business, including the potential changes described below, may impose additional expenses or capital requirements on us, result in limitations in the manner in which our business is conducted, have an adverse impact upon our financial condition, results of operations or prospects, impair executive retention or recruitment and require substantial attention by senior management. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed or may become law on our business or the markets in which we operate. If enacted, any new regulation or regulatory framework could negatively impact our funds and us in a number of ways, including increasing the funds' or our regulatory costs, imposing additional burdens on the funds' or our staff, and potentially requiring the disclosure of sensitive information. In addition, we may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. New laws or regulations could make compliance more difficult, more expensive or affect the manner in which we conduct business. Moreover, as calls for additional regulation have increased, there may be a related increase in regulatory investigations of the trading and other investment activities of alternative investment management funds and firms, including our funds and us. Such investigations may impose additional expenses on us, may require the attention of senior management and may result in fines if we or any of our funds are deemed to have violated any regulations.

        Recently, there have been a number of legislative or regulatory proposals that would affect the financial sector in the United States. In particular, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, that President Obama signed into law on July 21, 2010, will create a significant amount of new regulation. The Dodd-Frank Act:

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  establishes the Financial Stability Oversight Council, or FSOC, a federal agency charged with, among other things, designating systemically important nonbank financial companies for heightened prudential supervision and making recommendations regarding the imposition of enhanced standards regarding capital, leverage, conflicts and other requirements for financial firms deemed to pose a systemic threat to the financial stability of the U.S. economy;

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  requires private equity and hedge fund advisers to register with the SEC under the Investment Advisers Act (as described elsewhere in this prospectus, Kohlberg Kravis Roberts & Co. L.P. and its wholly owned subsidiary KKR Asset Management LLC are registered as investment advisers under the Investment Advisers Act), to maintain extensive records and to file reports if deemed necessary for purposes of systemic risk assessment by certain governmental bodies;

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  authorizes federal regulatory agencies to review and, in certain cases, prohibit compensation arrangements at financial institutions that give employees incentives to engage in conduct deemed to encourage inappropriate risk taking by covered financial institutions;

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  requires public companies to adopt and disclose policies requiring, in the event the company is required to issue an accounting restatement, the clawback of related incentive compensation from current and former executive officers;

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  amends the Exchange Act to compensate and protect whistleblowers who voluntarily provide original information to the SEC and establishes a fund to be used to pay whistleblowers who will be entitled to receive a payment equal to between 10% and 30% of the monetary sanctions imposed in a successful government action resulting from the information provided by the whistleblower;

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  restricts the ability of banking organizations to sponsor or invest in private equity and hedge funds;

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  grants the U.S. government resolution authority to liquidate or take emergency measures with regard to troubled financial institutions that fall outside the existing resolution authority of the Federal Deposit Insurance Corporation, or FDIC; and

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  creates a new Consumer Financial Protection Bureau within the U.S. Federal Reserve.

        Many of these provisions are subject to further rule making and to the discretion of regulatory bodies, such as the FSOC. For example, the following notices of proposed rulemakings have recently been announced that may apply to us or our subsidiaries:

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  On January 25, 2011, the SEC proposed a rule to require advisers to private funds to report information for use by the FSOC in monitoring risk to the U.S. financial system. The proposed rule would create a new reporting form called Form PF.

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  On January 26, 2011, the FSOC proposed a rule describing the criteria that will inform, and the processes and procedures established under the Dodd-Frank Act for, the FSOC's designation of systemically important nonbank financial companies. Under the proposed rule, when contemplating the designation of a company as a systemically important nonbank financial company, the FSOC would consider six broad categories: a company's size, lack of substitutes for the financial services and products that the company provides, interconnectedness with other financial firms, leverage, liquidity risk (and maturity mismatch), and existing regulatory scrutiny. A company designated as a systemically important nonbank financial company by the FSOC would be subject to a heightened degree of regulation as discussed below.

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  On February 8, 2011, the Federal Reserve Board proposed a rule establishing the requirements for determining if a company is "predominantly engaged in financial activities" and defines the terms "significant nonbank financial company" and "significant bank holding company." In particular, the rule would define a "significant nonbank financial company" to mean (i) any systemically important nonbank financial company designated by the FSOC and (ii) any other nonbank financial company with $50 billion or more in total consolidated assets as determined in accordance with applicable accounting standards.

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  On March 2, 2011, the SEC proposed a rule as part of a joint rule-making effort with federal banking regulators designed to prohibit incentive-based compensation arrangements that encourage inappropriate risk taking by covered financial institutions and arc deemed to be excessive, or that may lead to material losses. The proposed rule would cover financial institutions with total consolidated assets of at least $1 billion, including investment advisers and broker-dealers, and provide heightened requirements for financial institutions with total consolidated assets of at least $50 billion. The application of this rule to us could require us to substantially revise our compensation strategy and affect our ability to recruit and retain qualified employees.

        If the FSOC were to determine that we were a systemically important nonbank financial company, we would be subject to a heightened degree of regulation, which could include a requirement to adopt heightened standards relating to capital, leverage, liquidity, risk management, credit exposure reporting and concentration limits, restrictions on acquisitions and being subject to annual stress tests by the Federal Reserve Bank. There can be no assurance that nonbank financial firms such as us will not become subject to the aforementioned restrictions or other requirements for financial firms deemed to be systemically significant to the financial stability of the U.S.

        In November 2010, the European Parliament and the Council of Ministers adopted the EU Directive on Alternative Investment Fund Managers, or AIFM. The Directive will apply to AIFMs established in the EU and to non-EU AIFMs marketing securities of alternative investment funds, or AIFs, in the EU, subject to certain exemptions. AIFMs established in the EU would be required to seek authorization from their home jurisdiction regulators. EU member states will be required to implement the Directive into national law, and it is expected that it will become applicable in EU member states in mid-2013. Non-EU AIFMs will be ineligible for an EU-wide passport under the Directive until the Commission adopts an implementing measure permitting such registration. Non-EU AIFMs that do not register under the Directive may continue to market fund interests to EU professional investors if and to the extent permitted under national law, subject to certain minimum conditions. The Directive will impose new operating requirements on registered AIFMs, including rules on the structure of remuneration for certain personnel, a threshold for regulatory capital and leverage limits, as well as reporting obligations in respect of controlled EU portfolio companies. Such rules could have an adverse effect on our businesses by, among other things, (i) imposing disclosure obligations and restrictions on distributions by EU portfolio companies of the funds we manage, (ii) significantly restricting marketing activities, (iii) potentially requiring changes in our compensation structures for key personnel, thereby potentially affecting our ability to recruit and retain these personnel, and (iv) potentially in effect restricting our funds' investments in companies based in EU countries. The Directive could limit, both in absolute terms and in comparison to EU-based investment managers and funds, our operating flexibility, our ability to market our funds, and our fund raising and investment opportunities, as well as expose us to conflicting regulatory requirements in the United States and the EU.

        On January 1, 2011, an amendment to the Capital Requirements Directive (CRD III) entered into force. Among other things, CRD III requires EU member states to introduce stricter controls on remuneration for key employees and risk takers within specified credit institutions and investment firms. The Committee of European Banking Supervisors, or CEBS, published guidelines on the implementation of CRD III in December 2010. Also in December 2010, the UK Financial Services Authority, or FSA, amended its Remuneration Code to reflect CRD III. One of our subsidiaries established in the UK is subject to CRD III. CRD III may potentially require changes in our compensation structures for key personnel of this subsidiary, thereby potentially affecting its ability to recruit and retain these personnel.

        We regularly rely on exemptions in the United States from various requirements of the Securities Act, the Exchange Act, the Investment Company Act of 1940, or Investment Company Act, and the U.S. Employee Retirement Income Security Act of 1974, or ERISA, in conducting our investment management activities. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. If for any reason these exemptions were to become unavailable to us, we could become subject to regulatory action or third-party claims and our business could be materially and adversely affected. See "—Risks Related to Our Organizational Structure—If we were deemed to be an "investment company" subject to regulation under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business." Moreover, the requirements imposed by our regulators are designed primarily to ensure the integrity of the financial markets and to protect investors in our funds and are not designed to protect holders of interests in our business. Consequently, these regulations often serve to limit our activities. In addition, the regulatory environment in which our fund investors operate may affect our business. For example, changes in antitrust laws or the enforcement of antitrust laws could affect the level of mergers and acquisitions activity, and changes in state laws may limit investment activities of state pension plans. We may also be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other governmental regulatory authorities or self-regulatory organizations that supervise the financial markets.

        We are also subject to a number of laws and regulations governing payments and contributions to political persons or other third parties, including restrictions imposed by the Foreign Corrupt Practices Act, or FCPA, as well as trade sanctions administered by the Office of Foreign Assets Control, or OFAC, and the U.S. Department of Commerce. The FCPA is intended to prohibit bribery of foreign governments and their officials and political parties, and requires public companies in the United States to keep books and records that accurately and fairly reflect those companies' transactions. OFAC and the U.S. Department of Commerce administer and enforce economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations and individuals. These laws and regulations relate to a number of aspects of our business, including servicing existing investors, finding new investors, and sourcing new investments, as well as activities by the portfolio companies in our private equity portfolio or other controlled investments. Similar laws in non-U.S. jurisdictions, such as EU sanctions or the proposed provisions of the U.K. Bribery Act, as well as other anti-bribery and anti-money laundering laws in the U.S. and abroad, may also impose stricter or more onerous requirements than the FCPA, OFAC and the U.S. Department of Commerce, and implementing them may disrupt our business or cause us to incur significantly more costs to comply with those laws. Different laws may also conflict with others, making compliance with all laws more difficult. If we fail to comply with these laws and regulations, we could be exposed to claims for damages, financial penalties, reputational harm, incarceration of our employees, restrictions on our operations and other liabilities, which could negatively affect our business, operating results and financial condition. In addition, we may be subject to successor liability for FCPA violations or other acts of bribery committed by companies in which we or our funds invest or which we or our funds acquire.

        In June 2010, the SEC approved Rule 206(4)-5 under the Advisers Act regarding "pay to play" practices by investment advisers involving campaign contributions and other payments to government clients and elected officials able to exert influence on such clients. Among other restrictions, the rule prohibits investment advisers from providing advisory services for compensation to a government client for two years, subject to very limited exceptions, after the investment adviser, its senior executives or its personnel involved in soliciting investments from government entities make contributions to certain candidates and officials in position to influence the hiring of an investment adviser by such government client. Advisers are required to implement compliance policies designed, among other matters, to track contributions by certain of the adviser's employees and engagements of third parties that solicit government entities and to keep certain records in order to enable the SEC to determine compliance with the rule. There has also been similar rule-making on a state-level regarding "pay to play" practices by investment advisers, including in California and New York. Any failure on our part to comply with these rules could cause us to lose compensation for our advisory services or expose us to significant penalties and reputational damage.

        Certain laws to which we are subject, such as certain environmental laws, takeover laws, anti-bribery and anti-corruption laws and antitrust laws, may impose requirements on us and our portfolio companies as an affiliated group and, in some cases, impose concepts such as joint and several liability or notification obligations on affiliates. For example, the United Kingdom recently introduced a Carbon Reduction Commitment Order, or CRC, which requires, under certain circumstances, that funds, general partners and portfolio companies participate in the CRC as a single organization and aggregate their respective energy consumption/emissions. In addition, the CRC imposes joint and several liability for compliance on the companies within a group. Similarly, our portfolio companies may be subject to contractual obligations which may impose obligations or restrictions on their affiliates. The interpretation of such contractual provisions will depend on local laws. Given that we do not control all of our portfolio companies and that our portfolio companies generally operate independently of each other, there is a risk that we could contravene one or more of such laws, regulations and contractual arrangements due to limited access and opportunities to monitor compliance. In addition, compliance with these laws or contracts could require us to commit significant resources and capital towards information gathering and monitoring thereby increasing our operating costs.

        Our operations are subject to regulation and supervision in a number of domestic and foreign jurisdictions, and the level of regulation and supervision to which we are subject varies from jurisdiction to jurisdiction and is based on the type of business activity involved. See "Business—Regulation" in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference.

We are subject to substantial litigation risks and may face significant liabilities and damage to our professional reputation as a result of litigation allegations and negative publicity.

        The investment decisions we make in our investment management business and the activities of our investment professionals on behalf of our portfolio companies may subject them and us to the risk of third-party litigation arising from investor dissatisfaction with the performance of our funds, the activities of our portfolio companies and a variety of other litigation claims. See "Legal Proceedings" in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference. By way of example, we, our funds and certain of our employees are each exposed to the risks of litigation relating to investment activities in our funds and actions taken by the officers and directors (some of whom may be KKR employees) of portfolio companies, such as the risk of shareholder litigation by other shareholders of public companies or holders of debt instruments of companies in which our funds have significant investments. We are also exposed to risks of litigation or investigation in the event of any transactions that presented conflicts of interest that were not properly addressed.

        To the extent investors in our investment funds suffer losses resulting from fraud, gross negligence, willful misconduct or other similar misconduct, investors may have remedies against us, our private equity funds, our principals or our affiliates under federal securities law and state law. Investors in our funds do not have legal remedies against us, the general partners of our funds, our funds, our principals or our affiliates solely based on their dissatisfaction with the investment performance of those funds. While the general partners and investment advisers to our private equity funds, including their directors, officers, other employees and affiliates, are generally indemnified to the fullest extent permitted by law with respect to their conduct in connection with the management of the business and affairs of our private equity funds, such indemnity generally does not extend to actions determined to have involved fraud, gross negligence, willful misconduct or other similar misconduct.

        If any lawsuits were brought against us and resulted in a finding of substantial legal liability, the lawsuit could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us, which could seriously impact our business. We depend to a large extent on our business relationships and our reputation for integrity and high-caliber professional services to attract and retain investors and to pursue investment opportunities for our funds. As a result, allegations of improper conduct by private litigants or regulators, whether the ultimate outcome is favorable or unfavorable to us, as well as negative publicity and press speculation about us, our investment activities or the private equity industry in general, whether or not valid, may harm our reputation, which may be more damaging to our business than to other types of businesses.

        In addition, with a workforce composed of many highly paid professionals, we face the risk of litigation relating to claims for compensation or other damages, which may, individually or in the aggregate, be significant in amount. The cost of settling any such claims could negatively impact our business, financial condition and results of operations.

Employee misconduct could harm us by impairing our ability to attract and retain clients and subjecting us to significant legal liability and reputational harm.

        There is a risk that our principals and employees could engage in misconduct that adversely affects our business. We are subject to a number of obligations and standards arising from our business and our authority over the assets we manage. The violation of these obligations and standards by any of our employees would adversely affect our clients and us. Our business often requires that we deal with confidential matters of great significance to companies in which we may invest. If our employees were improperly to use or disclose confidential information, we could suffer serious harm to our reputation, financial position and current and future business relationships, as well as face potentially significant litigation. It is not always possible to detect or deter employee misconduct, and the extensive precautions we take to detect and prevent this activity may not be effective in all cases. If any of our employees were to engage in misconduct or were to be accused of such misconduct, our business and our reputation could be adversely affected.

Risks Related to the Assets We Manage

        As an investment manager, we sponsor and manage funds and vehicles that make investments worldwide on behalf of third-party investors and, in connection with those activities, are required to deploy our own capital in those investments. The investments of these funds and vehicles are subject to many risks and uncertainties which, to the extent they are material, are discussed below. In addition, we have principal investments and manage those assets on our own behalf. As a result, the gains and losses on such assets are reflected in our net income and the risks set forth below relating to the assets that we manage will directly affect our operating performance.

The historical returns attributable to our funds, including those presented in this prospectus, should not be considered as indicative of the future results of our funds or of our future results or of any returns on our common units.

        We have presented in this prospectus certain information relating to our investment returns, such as net and gross IRRs, multiples of invested capital and realized and unrealized investment values for funds that we have sponsored and managed. The historical and potential future returns of the funds that we manage are not directly linked to returns on KKR Group Partnership Units.

        Moreover, historical returns of our funds may not be indicative of the future results that you should expect from us, which could negatively impact the fees and incentive amounts received by us from such funds. In particular, our funds' future results may differ significantly from their historical results for the following reasons:

  •
  the rates of returns of our funds reflect unrealized gains as of the applicable valuation date that may never be realized, which may adversely affect the ultimate value realized from those funds' investments;

  •
  the historical returns that we present in this prospectus derive largely from the performance of our earlier private equity funds, whereas future fund returns will depend increasingly on the performance of our newer funds, which may have little or no investment track record, and in particular you will not benefit from any value that was created in our funds prior to the Transactions to the extent such value has been realized and we may be required to repay excess amounts previously received in respect of carried interest in our funds if, upon liquidation of the fund, we have received carried interest distributions in excess of the amount to which we were entitled;

  •
  the future performance of our funds will be affected by macroeconomic factors, including negative factors arising from recent disruptions in the global financial markets that were not prevalent in the periods relevant to the historical return data included in this prospectus;

  •
  in some historical periods, the rates of return of some of our funds have been positively influenced by a number of investments that experienced a substantial decrease in the average holding period of such investments and rapid and substantial increases in value following the dates on which those investments were made; the actual or expected length of holding periods related to investments is likely longer than such historical periods; those trends and rates of return may not be repeated in the future;

  •
  our newly established funds may generate lower returns during the period that they take to deploy their capital;

  •
  our funds' returns have benefited from investment opportunities and general market conditions in certain historical periods that may not repeat themselves, and there can be no assurance that our current or future funds will be able to avail themselves of comparable investment opportunities or market conditions; and

  •
  we may create new funds and investment products in the future that reflect a different asset mix in terms of allocations among funds, investment strategies, geographic and industry exposure, vintage year and economic terms.

        In addition, our historical rates of return reflect our historical cost structure, which may vary in the future, and future returns will be affected by the risks described elsewhere in this prospectus, including risks of the industry sectors and businesses in which a particular fund invests and changes in laws. See "—Risks Related to our Business—Difficult market conditions can adversely affect our business in many ways, including by reducing the value or performance of the investments that we manage or by reducing the ability of our funds to raise or deploy capital, each of which could negatively impact our net income and cash flow and adversely affect our financial condition."

Valuation methodologies for certain assets in our funds can be subject to significant subjectivity and the fair value of assets established pursuant to such methodologies may never be realized, which could result in significant losses for our funds.

        There are no readily ascertainable market prices for a substantial majority of illiquid investments of our investment funds and our finance vehicles. When determining fair values of investments, we use the last reported market price as of the statement of financial condition date for investments that have readily observable market prices. When an investment does not have a readily available market price, the fair value of the investment represents the value, as determined by us in good faith, at which the investment could be sold in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale. There is no single standard for determining fair value in good faith and in many cases fair value is best expressed as a range of fair values from which a single estimate may be derived. When making fair value determinations, we typically use a market multiples approach that considers a specified financial measure (such as EBITDA) and/or a discounted cash flow analysis. KKR also considers a range of additional factors that we deem relevant, including the applicability of a control premium or illiquidity discount, the presence of significant unconsolidated assets and liabilities, any favorable or unfavorable tax attributes, the method of likely exit, estimates of assumed growth rates, terminal values, discount rates, capital structure and other factors. These valuation methodologies involve a significant degree of management judgment.

        Because valuations, and in particular valuations of investments for which market quotations are not readily available, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, determinations of fair value may differ materially from the values that would have resulted if a ready market had existed. Even if market quotations are available for our investments, such quotations may not reflect the value that we would actually be able to realize because of various factors, including possible illiquidity. Our partners' capital could be adversely affected if the values of investments that we record is materially higher than the values that are ultimately realized upon the disposal of the investments and changes in values attributed to investments from quarter to quarter may result in volatility in our AUM and such changes could materially affect the results of operations that we report from period to period. There can be no assurance that the investment values that we record from time to time will ultimately be realized and that you will be able to realize the investment values that are presented in this prospectus.

        Because there is significant uncertainty in the valuation of, or in the stability of the value of, illiquid investments, the fair values of investments reflected in an investment fund's or finance vehicle's NAV do not necessarily reflect the prices that would actually be obtained by us on behalf of the fund or finance vehicle when such investments are realized. Realizations at values significantly lower than the values at which investments have been reflected in prior fund NAVs would result in losses for the applicable fund and the loss of potential carried interest and other fees. Also, if realizations of our investments produce values materially different than the carrying values reflected in prior fund NAVs, investors may lose confidence in us, which could in turn result in difficulty in raising capital for future funds.

        Even if market quotations are available for our investments, such quotations may not reflect the value that could actually be realized because of various factors, including the possible illiquidity associated with a large ownership position, subsequent illiquidity in the market for a company's securities, future market price volatility or the potential for a future loss in market value based on poor industry conditions or the market's view of overall company and management performance.

        In addition, because we value our entire portfolio only on a quarterly basis, subsequent events that may have a material impact on those valuations may not be reflected until the next quarterly valuation date.

Dependence on significant leverage in investments by our funds could adversely affect our ability to achieve attractive rates of return on those investments.

        Because many of our funds' investments rely heavily on the use of leverage, our ability to achieve attractive rates of return on investments will depend on our continued ability to access sufficient sources of indebtedness at attractive rates. For example, our fixed income funds use varying degrees of leverage when making investments. Similarly, in many private equity investments, indebtedness may constitute up to 70% or more of a portfolio company's total debt and equity capitalization, including debt that may be incurred in connection with the investment, and a portfolio company's indebtedness may also increase in recapitalization transactions subsequent to the company's acquisition. The absence of available sources of sufficient debt financing for extended periods of time could therefore materially and adversely affect our funds and our portfolio companies. Also, an increase in either the general levels of interest rates or in the risk spread demanded by sources of indebtedness such as we experienced during 2009 would make it more expensive to finance those investments. In addition, increases in interest rates could decrease the value of fixed-rate debt investments that our specialty finance company or our funds make. Increases in interest rates could also make it more difficult to locate and consummate private equity investments because other potential buyers, including operating companies acting as strategic buyers, may be able to bid for an asset at a higher price due to a lower overall cost of capital or their ability to benefit from a higher amount of cost savings following the acquisition of the asset. In addition, a portion of the indebtedness used to finance private equity investments often includes high-yield debt securities issued in the capital markets. Capital markets are volatile, and there may be times when we might not be able to access those markets at attractive rates, or at all, when completing an investment.

        Investments in highly leveraged entities are also inherently more sensitive to declines in revenues, increases in expenses and interest rates and adverse economic, market and industry developments. The incurrence of a significant amount of indebtedness by an entity could, among other things:

  •
  subject the entity to a number of restrictive covenants, terms and conditions, any violation of which would be viewed by creditors as an event of default and could materially impact our ability to realize value from our investment;

  •
  allow even moderate reductions in operating cash flow to render it unable to service its indebtedness;

  •
  give rise to an obligation to make mandatory prepayments of debt using excess cash flow, which might limit the entity's ability to respond to changing industry conditions to the extent additional cash is needed for the response, to make unplanned but necessary capital expenditures or to take advantage of growth opportunities;

  •
  limit the entity's ability to adjust to changing market conditions, thereby placing it at a competitive disadvantage compared to its competitors who have relatively less debt;

  •
  limit the entity's ability to engage in strategic acquisitions that might be necessary to generate attractive returns or further growth; and

  •
  limit the entity's ability to obtain additional financing or increase the cost of obtaining such financing, including for capital expenditures, working capital or other general corporate purposes.

        A leveraged company's income and equity also tend to increase or decrease at a greater rate than would otherwise be the case if money had not been borrowed. As a result, the risk of loss associated with a leveraged company is generally greater than for companies with comparatively less debt. For example, leveraged companies could default on their debt obligations due to a decrease in revenues and cash flow precipitated by an economic downturn or by poor relative performance at such a company.

        When our funds' existing portfolio investments reach the point when debt incurred to finance those investments matures in significant amounts and must be either repaid or refinanced, those investments may materially suffer if they have generated insufficient cash flow to repay maturing debt and there is insufficient capacity and availability in the financing markets to permit them to refinance maturing debt on satisfactory terms, or at all. If the current limited availability of financing for such purposes were to persist for several years, when significant amounts of the debt incurred to finance our funds' existing portfolio investments start to come due, these investments could be materially and adversely affected.

        The majority-owned subsidiaries of KKR Financial Holdings LLC ("KFN"), the publicly traded specialty finance company managed by us, regularly use and have used significant leverage to finance their assets. An inability by such subsidiaries to continue to raise or utilize leverage or to maintain adequate levels of collateral under the terms of their collateralized loan obligations could limit their ability to grow their business, reinvest principal cash, distribute cash to KFN or fully execute their business strategy, and KFN's results of operations may be adversely affected. If KFN is unable to maintain its operating results and access to capital resources, KFN could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations.

        Among the sectors particularly challenged by downturns in the global credit markets, including the downturn experienced from 2008 through 2010, are the CLO and leveraged finance markets. KFN has significant exposure to these markets through its CLO subsidiaries, each of which is a Cayman Islands incorporated special purpose company that issued to KFN and other investors notes secured by a pool of collateral consisting primarily of corporate leveraged loans. In most cases, KFN's CLO holdings are deeply subordinated, representing the CLO subsidiary's substantial leverage, which increases both the opportunity for higher returns as well as the magnitude of losses when compared to holders or investors that rank more senior to KFN in right of payment. KFN's CLO subsidiaries have historically experienced an increase in downgrades, depreciations in market value and defaults in respect of leveraged loans in their collateral during downturns in credit markets. There can be no assurance that market conditions giving rise to these types of consequences will not occur, re-occur, subsist or become more acute in the future. Because KFN's CLO structures involve complex collateral and other arrangements, the documentation for such structures is complex, is subject to differing interpretations and involves legal risk. In July 2009, KFN surrendered for cancellation approximately $298.4 million in aggregate of notes issued to it by certain of its CLOs. The surrendered notes were cancelled and the obligations due under such notes were deemed extinguished. Certain holders of KFN's securities issued by one of KFN's CLOs challenged the surrender for cancellation and KFN subsequently reached a settlement agreement with such holders that restricts KFN's ability to restructure certain CLO debt obligations in the future, which may reduce KFN's financial flexibility in the event of future adverse market or credit conditions. In addition, certain noteholders of one of KFN's other CLOs notified KFN of a similar dispute and KFN may be notified of similar disputes by other noteholders of its CLOs in the future.

        Any of the foregoing circumstances could have a material adverse effect on our financial condition, results of operations and cash flow.

The due diligence process that we undertake in connection with our investments may not reveal all facts that may be relevant in connection with an investment.

        Before making our investments, we conduct due diligence that we deem reasonable and appropriate based on the facts and circumstances applicable to each investment. The objective of the due diligence process is to identify attractive investment opportunities based on the facts and circumstances surrounding an investment, to identify possible risks associated with that investment and, in the case of private equity investments, to prepare a framework that may be used from the date of an acquisition to drive operational achievement and value creation. When conducting due diligence, we typically evaluate a number of important business, financial, tax, accounting, environmental and legal issues in determining whether or not to proceed with an investment. Outside consultants, legal advisors, accountants and investment banks are involved in the due diligence process in varying degrees depending on the type of investment. Nevertheless, when conducting due diligence and making an assessment regarding an investment, we rely on resources available to us, including information provided by the target of the investment and, in some circumstances, third-party investigations. The due diligence process may at times be subjective with respect to newly organized companies for which only limited information is available. Accordingly, we cannot be certain that the due diligence investigation that we will carry out with respect to any investment opportunity will reveal or highlight all relevant facts (including fraud or bribery) that may be necessary or helpful in evaluating such investment opportunity, including the existence of contingent liabilities. We also cannot be certain that our due diligence investigations will result in investments being successful or that the actual financial performance of an investment will not fall short of the financial projections we used when evaluating that investment.

Our investment management activities involve investments in relatively high-risk, illiquid assets, and we may fail to realize any profits from these activities for a considerable period of time or lose some or all of the capital invested.

        Many of our funds hold investments in securities that are not publicly traded. In many cases, our funds may be prohibited by contract or by applicable securities laws from selling such securities for a period of time. Our funds will generally not be able to sell these securities publicly unless their sale is registered under applicable securities laws, or unless an exemption from such registration is available. The ability of many of our funds to dispose of investments is heavily dependent on the public equity markets. For example, the ability to realize any value from an investment may depend upon the ability to complete an initial public offering of the portfolio company in which such investment is made. Even if the securities are publicly traded, large holdings of securities can often be disposed of only over a substantial length of time, exposing our investment returns to risks of downward movement in market prices during the intended disposition period. Accordingly, under certain conditions, our funds may be forced to either sell securities at lower prices than they had expected to realize or defer sales that they had planned to make, potentially for a considerable period of time. We have made and expect to continue to make significant capital investments in our current and future funds. Contributing capital to these funds is risky, and we may lose some or all of the principal amount of our investments.

The investments of our funds are subject to a number of inherent risks.

        Our results are highly dependent on our continued ability to generate attractive returns from our investments. Investments made by our private equity, credit or other investments involve a number of significant risks inherent to private equity, credit and other investing, including the following:

  •
  companies in which investments are made may have limited financial resources and may be unable to meet their obligations under their securities, which may be accompanied by a deterioration in the value of their equity securities or any collateral or guarantees provided with respect to their debt;

  •
  companies in which investments are made are more likely to depend on the management talents and efforts of a small group of persons and, as a result, the death, disability, resignation or termination of one or more of those persons could have a material adverse impact on their business and prospects;

  •
  companies in which investments are made may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;

  •
  instances of fraud and other deceptive practices committed by senior management of portfolio companies in which our funds invest may undermine our due diligence efforts with respect to such companies, and if such fraud is discovered, negatively affect the valuation of a fund's investments as well as contribute to overall market volatility that can negatively impact a fund's investment program;

  •
  our funds may make investments that they do not advantageously dispose of prior to the date the applicable fund is dissolved, either by expiration of such fund's term or otherwise, resulting in a lower than expected return on the investments and, potentially, on the fund itself;

  •
  our portfolio companies generally have capital structures established on the basis of financial projections based primarily on management judgments and assumptions, and general economic conditions and other factors may cause actual performance to fall short of these financial projections, which could cause a substantial decrease in the value of our equity holdings in the portfolio company and cause our funds' performance to fall short of our expectations; and

  •
  executive officers, directors and employees of an equity sponsor may be named as defendants in litigation involving a company in which an investment is made or is being made, and we or our funds may indemnify such executive officers, directors or employees for liability relating to such litigation.

We often pursue investment opportunities that involve business, regulatory, legal or other complexities.

        As an element of our investment style, we often pursue complex investment opportunities. This can often take the form of substantial business, regulatory or legal complexity that would deter other investment managers. Our tolerance for complexity presents risks, as such transactions can be more difficult, expensive and time-consuming to finance and execute; it can be more difficult to manage or realize value from the assets acquired in such transactions; and such transactions sometimes entail a higher level of regulatory scrutiny or a greater risk of contingent liabilities. We may cause our funds to acquire an investment that is subject to contingent liabilities, which could be unknown to us at the time of acquisition or, if they are known to us, we may not accurately assess or protect against the risks that they present. Acquired contingent liabilities could thus result in unforeseen losses for our funds. In addition, in connection with the disposition of an investment in a portfolio company, a fund may be required to make representations about the business and financial affairs of such portfolio company typical of those made in connection with the sale of a business. A fund may also be required to indemnify the purchasers of such investment to the extent that any such representations are inaccurate. These arrangements may result in the incurrence of contingent liabilities by a fund, even after the disposition of an investment. Any of these risks could harm the performance of our funds.

Our private equity investments are typically among the largest in the industry, which involves certain complexities and risks that are not encountered in small- and medium-sized investments.

        Our private equity funds make investments primarily in companies with relatively large capitalizations, which involves certain complexities and risks that are not encountered in small- and medium-sized investments. For example, larger transactions may be more difficult to finance and exiting larger deals may present incremental challenges. In addition, larger transactions may pose greater challenges in implementing changes in the company's management, culture, finances or operations, and may entail greater scrutiny by regulators, interest groups and other third parties. Recently, these constituencies have been more active in opposing some larger investments by certain private equity firms.

        In some transactions, the amount of equity capital that is required to complete a large capitalization private equity transaction has increased significantly, which has resulted in some of the largest private equity transactions being structured as "consortium transactions." A consortium transaction involves an equity investment in which two or more other private equity firms serve together or collectively as equity sponsors. While we have sought to limit where possible the amount of consortium transactions in which we have been involved, we have participated in a significant number of those transactions. Consortium transactions generally entail a reduced level of control by our firm over the investment because governance rights must be shared with the other consortium investors. Accordingly, we may not be able to control decisions relating to a consortium investment, including decisions relating to the management and operation of the company and the timing and nature of any exit, which could result in the risks described in "—Our funds have made investments in companies that we do not control, exposing us to the risk of decisions made by others with which we may not agree." Any of these factors could increase the risk that our larger investments could be less successful. The consequences to our investment funds of an unsuccessful larger investment could be more severe given the size of the investment.

Our funds and accounts have made investments in companies that we do not control, exposing us to the risk of decisions made by others with which we may not agree.

        Our funds and accounts hold investments that include debt instruments and equity securities of companies that we do not control. Such instruments and securities may be acquired by our funds and accounts through trading activities or through purchases of securities from the issuer. In addition, our funds and accounts may acquire minority equity interests, particularly when sponsoring investments as part of a large investor consortium, and may also dispose of a portion of their majority equity investments in portfolio companies over time in a manner that results in the funds or accounts retaining a minority investment. Those investments will be subject to the risk that the company in which the investment is made may make business, financial or management decisions with which we do not agree or that the majority stakeholders or the management of the company may take risks or otherwise act in a manner that does not serve our interests. If any of the foregoing were to occur, the value of investments by our funds or accounts could decrease and our financial condition, results of operations and cash flow could be adversely affected. As of December 31, 2010, approximately 40% of the investments in our private equity portfolio consist of structured minority investments or investments in portfolio companies in which we share substantive control rights with two or more other private equity sponsors. In addition, most of our investments in our Public Markets funds, vehicles and accounts are in companies that we do not control.

We expect to make investments in companies that are based outside of the United States, which may expose us to additional risks not typically associated with investing in companies that are based in the United States.

        Many of our funds, vehicles and accounts invest a significant portion of their assets in the equity, debt, loans or other securities of issuers that are based outside of the United States. A substantial amount of these investments consist of private equity investments made by our private equity funds. For example, as of December 31, 2010, approximately 50% of the unrealized value of the investments of those funds and accounts was attributable to foreign investments. Investing in companies that are based in countries outside of the United States and, in particular, in emerging markets such as China, India and Turkey, involves risks and considerations that are not typically associated with investments in companies established in the United States. These risks may include the following:

  •
  the possibility of exchange control regulations, restrictions on repatriation of profit on investments or of capital invested, political and social instability, nationalization or expropriation of assets;

  •
  the imposition of non-U.S. taxes;

  •
  differences in the legal and regulatory environment or enhanced legal and regulatory compliance;

  •
  potential exposure to the FCPA and other laws that prohibit improper payments or offers of payments to foreign governments, their officials and other third parties;

  •
  limitations on borrowings to be used to fund acquisitions or dividends;

  •
  political risks generally, including political hostility to investments by foreign or private equity investors;

  •
  less liquid markets;

  •
  reliance on a more limited number of commodity inputs, service providers and/or distribution mechanisms;

  •
  adverse fluctuations in currency exchange rates and costs associated with conversion of investment principal and income from one currency into another;

  •
  higher rates of inflation;

  •
  less available current information about an issuer;

  •
  higher transaction costs;

  •
  less government supervision of exchanges, brokers and issuers;

  •
  less developed bankruptcy and other laws;

  •
  greater application of concepts like equitable subordination, which may, in bankruptcy or insolvency, result in the subordination of debt or other senior interests held by our investment funds, vehicles or accounts in companies in which our investment funds, vehicles or accounts also hold equity interests;

  •
  difficulty in enforcing contractual obligations;

  •
  lack of uniform accounting, auditing and financial reporting standards;

  •
  less stringent requirements relating to fiduciary duties;

  •
  fewer investor protections; and

  •
  greater price volatility.

        Certain jurisdictions, including Denmark, France, and Germany, among others, have either proposed or adopted new rules that seek to limit the amount of interest that may be deductible where the lender and the borrower are related parties (or where third party borrowings have been guaranteed by a related party) or may seek to interpret existing rules in a more restrictive manner. These measures will most likely adversely affect portfolio companies in those jurisdictions in which our investment funds and vehicles have investments, and limit the benefits of additional investments in those countries. Our business is also subject to the risk that similar measures might be introduced in other countries in which our investment funds and vehicles currently have investments or plan to invest in the future, or that other legislative or regulatory measures that negatively affect their respective portfolio investments might be promulgated in any of the countries in which they invest.

        In addition, certain countries such as Australia, China, India, South Korea, and Japan, where we have made investments, have sought to tax investment gains derived by nonresident investors, including private equity funds, from the disposition of the equity in companies operating in those countries. In some cases this development is the result of new legislation or changes in the interpretation of existing legislation and local authority assertions that investors have a local taxable presence or are holding companies for trading purposes rather than for capital purposes.

        Further, certain countries, such as Australia, Belgium, Denmark, and Germany, have sought to deny the benefits of income tax treaties or EU Directives with respect to withholding taxes on interest and dividends of nonresident entities, on the basis that the entity benefiting from such treaty or

Directive is not the "owner" of the income, is a mere conduit inserted primarily to access treaty benefits or Directives, or otherwise lacks substance.

        Although we expect that most of our funds', vehicles' and accounts' capital commitments will be denominated in U.S. dollars, investments that are denominated in a foreign currency will be subject to the risk that the value of a particular currency will change in relation to one or more other currencies. Among the factors that may affect currency values are trade balances, levels of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation and political developments. We may employ hedging techniques to minimize these risks, but we can offer no assurance that such strategies will be effective or even available at all. If we engage in hedging transactions, we may be exposed to additional risks associated with such transactions. See "—Risk management activities may adversely affect the return on our investments."

Third party investors in our funds with commitment-based structures may not satisfy their contractual obligation to fund capital calls when requested by us, which could adversely affect a fund's operations and performance.

        Investors in certain of our funds make capital commitments to those funds that the funds are entitled to call from those investors at any time during prescribed periods. We depend on investors fulfilling their commitments when we call capital from them in order for such funds to consummate investments and otherwise pay their obligations (for example, management fees) when due. As of December 31, 2010, we have not had investors fail to honor capital calls to any extent meaningful to us. Any investor that did not fund a capital call would generally be subject to several possible penalties, including having a significant amount of existing investment forfeited in that fund. However, the impact of the penalty is directly correlated to the amount of capital previously invested by the investor in the fund and if an investor has invested little or no capital, for instance early in the life of the fund, then the forfeiture penalty may not be as meaningful. Investors may in the future also negotiate for lesser or reduced penalties at the outset of the fund, thereby inhibiting our ability to enforce the funding of a capital call. If investors were to fail to satisfy a significant amount of capital calls for any particular fund or funds, the operation and performance of those funds could be materially and adversely affected.

Our equity investments and many of our debt investments often rank junior to investments made by others, exposing us to greater risk of losing our investment.

        In many cases, the companies in which our funds invest have, or are permitted to have, outstanding indebtedness or equity securities that rank senior to our fund's investment. By their terms, such instruments may provide that their holders are entitled to receive payments of distributions, interest or principal on or before the dates on which payments are to be made in respect of our investment. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a company in which an investment is made, holders of securities ranking senior to our investment would typically be entitled to receive payment in full before distributions could be made in respect of its investment. In addition, debt investments made by our investment funds, vehicles or accounts in our portfolio companies may be equitably subordinated to the debt investments made by third parties in our portfolio companies. After repaying senior security holders, the company may not have any remaining assets to use for repaying amounts owed in respect of our investment. To the extent that any assets remain, holders of claims that rank equally with our investment would be entitled to share on an equal and ratable basis in distributions that are made out of those assets. Also, during periods of financial distress or following an insolvency, the ability of our funds to influence a company's affairs and to take actions to protect their investments may be substantially less than that of the senior creditors.

Risk management activities may adversely affect the return on our investments.

        When managing exposure to market risks, we employ hedging strategies or certain forms of derivative instruments to limit our exposure to changes in the relative values of investments that may result from market developments, including changes in prevailing interest rates and currency exchange rates. The scope of risk management activities undertaken by us varies based on the level and volatility of interest rates, prevailing foreign currency exchange rates, the types of investments that are made and other changing market conditions. The use of hedging transactions and other derivative instruments to reduce the effects of a decline in the value of a position does not eliminate the possibility of fluctuations in the value of the position or prevent losses if the value of the position declines. However, such activities can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of the position. Such transactions may also limit the opportunity for gain if the value of a position increases. Moreover, it may not be possible to limit the exposure to a market development that is so generally anticipated that a hedging or other derivative transaction cannot be entered into at an acceptable price.

        The success of any hedging or other derivative transactions that we enter into generally will depend on our ability to correctly predict market changes. As a result, while we may enter into such transactions in order to reduce our exposure to market risks, unanticipated market changes may result in poorer overall investment performance than if the hedging or other derivative transaction had not been executed. In addition, the degree of correlation between price movements of the instruments used in connection with hedging activities and price movements in a position being hedged may vary. Moreover, for a variety of reasons, we may not seek or be successful in establishing a perfect correlation between the instruments used in hedging or other derivative transactions and the positions being hedged. An imperfect correlation could prevent us from achieving the intended result and could give rise to a loss. In addition, it may not be possible to fully or perfectly limit our exposure against all changes in the value of its investments, because the value of investments is likely to fluctuate as a result of a number of factors, some of which will be beyond our control or ability to hedge.

Certain of our funds may make a limited number of investments, or investments that are concentrated in certain geographic regions or asset types, which could negatively affect their performance to the extent those concentrated investments perform poorly.

        The governing agreements of our funds contain only limited investment restrictions and only limited requirements as to diversification of fund investments, either by geographic region or asset type. Our private equity funds generally permit up to 20% of the fund to be invested in a single company. Our most recent fully invested private equity fund focused primarily in North America, the Millennium Fund, made investments in approximately 30 portfolio companies with the largest single investment representing 8.6% of invested capital. During periods of difficult market conditions or slowdowns in these sectors or geographic regions, decreased revenues, difficulty in obtaining access to financing and increased funding costs may be exacerbated by this concentration of investments, which would result in lower investment returns. Because a significant portion of a fund's capital may be invested in a single investment or portfolio company, a loss with respect to such investment or portfolio company could have a significant adverse impact on such fund's capital. Accordingly, a lack of diversification on the part of a fund could adversely affect a fund's performance and therefore, our financial condition and results of operations.

Because we hold interests in some of our portfolio companies both through our management of private equity funds as well as through separate investments in those funds and direct co-investments, any fluctuation in the fair values of these portfolio companies may have a disproportionate impact on the investment income earned by us.

        We hold interests in some of our portfolio companies through our management of private equity funds in our Private Markets segment, as well as through separate investments in those funds and co-investments in certain portfolio companies of such funds, principally consisting of the assets we acquired from KPE in the Combination Transaction, in our Capital Markets and Principal Activities segment. As of December 31, 2010, we hold significant aggregate investments in each of Dollar General Corporation, HCA Inc., Alliance Boots GmbH, The Nielsen Company B.V., and Biomet, Inc., which each represent more than 5% of our Capital Markets and Principal Activities segment investment balance. As a result of our disproportionate investment in these companies, or any other portfolio companies for which similar investments are held in the future, any fluctuation in the fair values of these portfolio companies may have a disproportionate impact on the investment income earned by us as compared to other portfolio companies.

Our funds and accounts may make investments and we may engage in other business activities, which could give rise to a conflict of interest.

        Our funds and accounts invest in a broad range of asset classes throughout the corporate capital structure. These investments include investments in corporate loans and debt securities, preferred equity securities and common equity securities. In certain cases, we may manage separate funds or accounts that invest in different parts of the same company's capital structure. For example, our fixed income funds may invest in different classes of the same company's debt and may make debt investments in a company that is owned by one of our private equity funds. In those cases, the interests of our funds and accounts may not always be aligned, which could create actual or potential conflicts of interest or the appearance of such conflicts. For example, one of our private equity funds could have an interest in pursuing an acquisition, divestiture or other transaction that, in its judgment, could enhance the value of the private equity investment, even though the proposed transaction would subject one of our fixed income fund's debt investments to additional or increased risks. Similarly, a decision to acquire material non-public information about a company while pursuing an investment opportunity for a particular fund or account may give rise to a potential conflict of interest when it results in our having to restrict the ability of other funds or accounts to take any action. Finally, our ability to effectively implement a public securities strategy may be limited to the extent that contractual obligations entered into in the ordinary course of our private equity business impose restrictions on our engaging in transactions that we may be interested in otherwise pursuing.

        We may also cause different investment funds to invest in a single portfolio company, for example where the fund that made an initial investment no longer has capital available to invest. Conflicts may also arise where we make principal investments for our own account. In certain cases, we will require that a transaction or investment be approved by an independent valuation expert, be subject to a fairness opinion, be based on arms-length pricing data or be calculated in accordance with a formula provided for in a fund's governing documents prior to the completion of the relevant transaction to address potential conflicts of interest. Such instances include principal transactions where we or our affiliates warehouse an investment in a portfolio company for the benefit of one or more of our funds or accounts pending the contribution of committed capital by the investors in such funds or accounts, follow-on investments by a fund other than a fund which made an initial investment in a company or transactions in which we arrange for one of our funds or accounts to buy a security from, or sell a security to, another one of our funds or accounts.

        In addition, we or our affiliates, including our capital markets business, may receive fees or other compensation in connection with specific transactions or different clients that may give rise to conflicts.

The decision to take on an opportunity in one of our businesses may, as a practical matter, also limit the ability of one or our other businesses to take advantage of other related opportunities.

        Appropriately dealing with conflicts of interest is complex and difficult and we could suffer reputational damage or potential liability if we fail, or appear to fail, to deal appropriately with conflicts as they arise. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation which could in turn materially adversely affect our business in a number of ways, including as a result of an inability to raise additional funds and a reluctance of counterparties to do business with us.

If KFN were deemed to be an "investment company" subject to regulation under the Investment Company Act, applicable restrictions could have an adverse effect on our business.

        Our business would be adversely affected if KFN, the publicly traded specialty finance company managed by us, was to be deemed to be an investment company under the Investment Company Act. A person will generally be deemed to be an "investment company" for purposes of the Investment Company Act if, absent an available exception or exemption, it (i) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or (ii) owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We believe KFN is not and does not propose to be primarily engaged in the business of investing, reinvesting or trading in securities, and we do not believe that KFN has held itself out as such. KFN conducts its operations primarily through its majority-owned subsidiaries, each of which is either outside of the definition of an investment company as defined in the Investment Company Act or excepted from such definition under the Investment Company Act. KFN monitors its holdings regularly to confirm its continued compliance with the 40% test described in clause (ii) above, and restricts its subsidiaries with respect to the assets in which each of them can invest and/or the types of securities each of them may issue in order to ensure conformity with exceptions provided by, and rules and regulations promulgated under, the Investment Company Act. If the SEC were to disagree with KFN's treatment of one or more of its subsidiaries as being excepted from the Investment Company Act, with its determination that one or more of its other holdings are not investment securities for purposes of the 40% test, or with its determinations as to the nature of its business or the manner in which it holds itself out, KFN and/or one or more of its subsidiaries could be required either (i) to change substantially the manner in which it conducts its operations to avoid being subject to the Investment Company Act or (ii) to register as an investment company. Either of these would likely have a material adverse effect on KFN, its ability to service its indebtedness and to make distributions on its shares, and on the market price of its shares and securities, and could thereby materially adversely affect our business, financial condition and results of operations.

Risks Related to Our Common Units

The requirements of being a public entity and sustaining growth may strain our resources.

        Our common units commenced trading on the NYSE on July 15, 2010 and we are subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, and requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting, which are discussed below. In order to maintain and improve the effectiveness of our disclosure controls and procedures, significant resources and management oversight will be required. In addition, sustaining our growth will also require us to commit additional management, operational and financial resources to identify new professionals to join the firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We may also incur costs that we have not previously incurred for expenses for compliance with the Sarbanes-Oxley Act and rules of the SEC and the NYSE, hiring additional accounting, legal and administrative personnel, and various other costs related to being a public company.

We have not evaluated our internal controls over financial reporting for purposes of compliance with Section 404 of the Sarbanes-Oxley Act.

        We have not been required prior to July 2010 to comply with the requirements of the Sarbanes-Oxley Act, including the internal control evaluation and certification requirements of Section 404 of that statute, and we will not be required to comply with all of those requirements until after we have been subject to the reporting requirements of the Exchange Act for a specified period of time. Accordingly, we have not determined whether or not our existing internal controls over financial reporting systems comply with Section 404. The internal control evaluation required by Section 404 will divert internal resources and will take a significant amount of time, effort and expense to complete. If it is determined that we are not in compliance with Section 404, we will be required to implement remedial procedures and re-evaluate our internal control over financial reporting. We may experience higher than anticipated operating expenses as well as higher independent auditor and consulting fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to comply with Section 404. If we are unable to implement any necessary changes effectively or efficiently, our operations, financial reporting or financial results could be adversely affected and we could obtain an adverse report on internal controls from our independent registered public accountants. In particular, if we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accountants may not be able to certify as to the effectiveness of our internal control over financial reporting. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if our independent registered public accounting firm reports a material weakness in our internal control over financial reporting. This could materially adversely affect us and lead to a decline in the market price of our units.

As a limited partnership, we qualify for some exemptions from the corporate governance and other requirements of the NYSE.

        We are a limited partnership and, as a result, qualify for exceptions from certain corporate governance and other requirements of the rules of the NYSE. Pursuant to these exceptions, limited partnerships may elect, and we have elected, not to comply with certain corporate governance requirements of the NYSE, including the requirements: (i) that the listed company have a nominating and corporate governance committee that is composed entirely of independent directors; and (ii) that the listed company have a compensation committee that is composed entirely of independent directors. In addition, as a limited partnership, we are not required to hold annual unitholder meetings. Accordingly, you do not have the same protections afforded to equity holders of entities that are subject to all of the corporate governance requirements of the NYSE.

Our founders are able to determine the outcome of any matter that may be submitted for a vote of our limited partners.

        As of March 15, 2011, KKR Holdings owns 466,689,633 KKR Group Partnership Units and our principals generally have sufficient voting power to determine the outcome of those few matters that may be submitted for a vote of the holders of our common units, including a merger or consolidation of our business, a sale of all or substantially all of our assets and amendments to our partnership agreement that may be material to holders of our common units. In addition, our limited partnership agreement contains provisions that enable us to take actions that would materially and adversely affect all holders of our common units or a particular class of holders of common units upon the majority vote of all outstanding voting units, and since more than a majority of our voting units are controlled by KKR Holdings, KKR Holdings has the ability to take actions that could materially and adversely affect the holders of our common units either as a whole or as a particular class.

        The voting rights of holders of our common units are further restricted by provisions in our limited partnership agreement stating that any of our common units held by a person that beneficially owns 20% or more of any class of our common units then outstanding (other than our Managing Partner or its affiliates, or a direct or subsequently approved transferee of our Managing Partner or its affiliates) cannot be voted on any matter. Our limited partnership agreement also contains provisions limiting the ability of the holders of our common units to call meetings, to acquire information about our operations, and to influence the manner or direction of our management. Our limited partnership agreement does not restrict our Managing Partner's ability to take actions that may result in our partnership being treated as an entity taxable as a corporation for U.S. federal (and applicable state) income tax purposes. Furthermore, holders of our common units would not be entitled to dissenters' rights of appraisal under our limited partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Our limited partnership agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our Managing Partner and limit remedies available to unitholders for actions that might otherwise constitute a breach of duty. It will be difficult for unitholders to successfully challenge a resolution of a conflict of interest by our Managing Partner or by its conflicts committee.

        Our limited partnership agreement contains provisions that require holders of our common units to waive or consent to conduct by our Managing Partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our limited partnership agreement provides that when our Managing Partner is acting in its individual capacity, as opposed to in its capacity as our Managing Partner, it may act without any fiduciary obligations to holders of our common units, whatsoever. When our Managing Partner, in its capacity as our general partner, or our conflicts committee is permitted to or required to make a decision in its "sole discretion" or "discretion" or that it deems "necessary or appropriate" or "necessary or advisable," then our Managing Partner or the conflicts committee will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any holder of our common units and will not be subject to any different standards imposed by our limited partnership agreement, the Delaware Revised Uniform Limited Partnership Act, which is referred to as the Delaware Limited Partnership Act, or under any other law, rule or regulation or in equity. In addition, when our Managing Partner is acting in its individual capacity, as opposed to in its capacity as our Managing Partner, it may act without any fiduciary obligation to us or our unitholders whatsoever. These standards reduce the obligations to which our Managing Partner would otherwise be held. See also "—We are a Delaware limited partnership, and there are provisions in our limited partnership agreement regarding exculpation and indemnification of our officers and directors that differ from the

Delaware General Corporation Law (DGCL) in a manner that may be less protective of the interests of our common unitholders."

        The above modifications of fiduciary duties are expressly permitted by Delaware law. Hence, we and holders of our common units will only have recourse and be able to seek remedies against our Managing Partner if our Managing Partner breaches its obligations pursuant to our limited partnership agreement. Unless our Managing Partner breaches its obligations pursuant to our limited partnership agreement, we and holders of our common units will not have any recourse against our Managing Partner even if our Managing Partner were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of the obligations set forth in our limited partnership agreement, our limited partnership agreement provides that our Managing Partner and its officers and directors will not be liable to us or holders of our common units, for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our Managing Partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct. These provisions are detrimental to the holders of our common units because they restrict the remedies available to unitholders for actions that without such limitations might constitute breaches of duty including fiduciary duties.

        Whenever a potential conflict of interest exists between us and our Managing Partner, our Managing Partner may resolve such conflict of interest. If our Managing Partner determines that its resolution of the conflict of interest is on terms no less favorable to us than those generally being provided to or available from unrelated third parties or is fair and reasonable to us, taking into account the totality of the relationships between us and our Managing Partner, then it will be presumed that in making this determination, our Managing Partner acted in good faith. A holder of our common units seeking to challenge this resolution of the conflict of interest would bear the burden of overcoming such presumption. This is different from the situation with Delaware corporations, where a conflict resolution by an interested party would be presumed to be unfair and the interested party would have the burden of demonstrating that the resolution was fair.

        Also, if our Managing Partner obtains the approval of the conflicts committee of our Managing Partner, the resolution will be conclusively deemed to be fair and reasonable to us and not a breach by our Managing Partner of any duties it may owe to us or holders of our common units. This is different from the situation with Delaware corporations, where a conflict resolution by a committee consisting solely of independent directors may, in certain circumstances, merely shift the burden of demonstrating unfairness to the plaintiff. If you purchase, receive or otherwise hold a common unit, you will be treated as having consented to the provisions set forth in our limited partnership agreement, including provisions regarding conflicts of interest situations that, in the absence of such provisions, might be considered a breach of fiduciary or other duties under applicable state law. As a result, unitholders will, as a practical matter, not be able to successfully challenge an informed decision by the conflicts committee. See "Conflicts of Interest and Fiduciary Responsibilities."

        We have also agreed to indemnify our Managing Partner and any of its affiliates and any member, partner, tax matters partner, officer, director, employee agent, fiduciary or trustee of our partnership, our Managing Partner or any of our affiliates and certain other specified persons, to the fullest extent permitted by law, against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts incurred by our Managing Partner or these other persons. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings.

        Any claims, suits, actions or proceedings concerning the matters described above or any other matter arising out of or relating in any way to the limited partnership agreement may only be brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction.

The market price and trading volume of our common units may be volatile, which could result in rapid and substantial losses for our common unitholders.

        The market price of our common units may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common units may fluctuate and cause significant price variations to occur. If the market price of our common units declines significantly, you may be unable to sell your common units at an attractive price, if at all. The market price of our common units may fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our common units or result in fluctuations in the price or trading volume of our common units include:

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  variations in our quarterly operating results or distributions, which may be substantial;

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  our policy of taking a long-term perspective on making investment, operational and strategic decisions, which is expected to result in significant and unpredictable variations in our quarterly returns;

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  failure to meet analysts' earnings estimates;

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  publication of research reports about us or the investment management industry or the failure of securities analysts to cover our common units after this offering;

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  additions or departures of our principals and other key management personnel;

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  adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

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  changes in market valuations of similar companies;

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  speculation in the press or investment community;

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  changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement of these laws and regulations, or announcements relating to these matters;

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  a lack of liquidity in the trading of our common units;

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  adverse publicity about the investment management industry generally or individual scandals, specifically; and

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  general market and economic conditions.

An investment in our common units is not an investment in any of our funds, and the assets and revenues of our funds are not directly available to us.

        Our common units are securities of KKR & Co. L.P. only. While our historical consolidated and combined financial information includes financial information, including assets and revenues, of certain funds on a consolidated basis, and our future financial information will continue to consolidate certain of these funds, such assets and revenues are available to the fund and not to us except to a limited extent through management fees, carried interest or other incentive income, distributions and other proceeds arising from agreements with funds, as discussed in more detail in this prospectus.

Our common unit price may decline due to the large number of common units eligible for future sale, for exchange, and issuable pursuant to our equity incentive plan.

        The market price of our common units could decline as a result of sales of a large number of common units in the market or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell common units in the future at a time and at a price that we deem appropriate. As of March 15, 2011 we have 216,317,787 common units outstanding, which amount excludes common units beneficially owned by KKR Holdings in the form of KKR Group Partnership Units discussed below and common units available for future issuance under our Equity Incentive Plan. See "Common Units Eligible for Future Sale."

        As of March 15, 2011, KKR Holdings owns 466,689,633 KKR Group Partnership Units that may be exchanged, on a quarterly basis, for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. Except for interests held by our founders and certain interests held by other executives that were vested upon grant, interests in KKR Holdings that are held by our principals are subject to time based vesting over a five-year period or performance based vesting and, following such vesting, additional restrictions on exchange for a period of one or two years. During 2010, 43,932,663 previously unvested units in KKR Holdings vested. The market price of our common units could decline as a result of the exchange or the perception that an exchange may occur of a large number of KKR Group Partnership Units for our common units. These exchanges, or the possibility that these exchanges may occur, also might make it more difficult for holders of our common units to sell our common units in the future at a time and at a price that they deem appropriate.

        In addition, we may issue additional common units pursuant to our Equity Incentive Plan. The total number of common units which may be issued under our Equity Incentive Plan is equivalent to 15% of the number of fully diluted common units outstanding as of the beginning of the year. See "Executive Compensation—KKR & Co. L.P. Equity Incentive Plan" in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference. The amount may be increased each year to the extent that we issue additional equity. In addition, our limited partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our Managing Partner in its sole discretion without the approval of our unitholders, including awards representing our common units under the Equity Incentive Plan. In accordance with the Delaware Limited Partnership Act and the provisions of our partnership agreement, we may also issue additional partner interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to our common units.

Risks Related to Our Organizational Structure

Potential conflicts of interest may arise among our Managing Partner, our affiliates and us. Our Managing Partner and our affiliates have limited fiduciary duties to us and the holders of KKR Group Partnership Units, which may permit them to favor their own interests to our detriment and that of the holder of KKR Group Partnership Units.

        Our Managing Partner, which is our general partner, will manage the business and affairs of our business, and will be governed by a board of directors that is co-chaired by our founders, who also serve as our Co-Chief Executive Officers. Conflicts of interest may arise among our Managing Partner and its affiliates, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our Managing Partner may favor its own interests and the interests of its affiliates over us and our unitholders. These conflicts include, among others, the following:

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  Our Managing Partner determines the amount and timing of the KKR Group Partnership's investments and dispositions, indebtedness, issuances of additional partner interests, tax liabilities and amounts of reserves, each of which can affect the amount of cash that is available for distribution to holders of KKR Group Partnership Units;

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  Our Managing Partner is allowed to take into account the interests of parties other than us in resolving conflicts of interest, which has the effect of limiting its duties, including fiduciary duties, to us. For example, our affiliates that serve as the general partners of our funds have fiduciary and contractual obligations to our fund investors, and such obligations may cause such affiliates to regularly take actions that might adversely affect our near-term results of operations or cash flow. Our Managing Partner will have no obligation to intervene in, or to notify us of, such actions by such affiliates;

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  Because our principals indirectly hold their KKR Group Partnership Units through entities that are not subject to corporate income taxation and we hold some of the KKR Group Partnership Units through a wholly owned subsidiary that is taxable as a corporation, conflicts may arise between our principals and us relating to the selection and structuring of investments, declaring distributions and other matters;

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  As discussed above, our Managing Partner has limited its liability and reduced or eliminated its duties, including fiduciary duties, under our partnership agreement, while also restricting the remedies available to holders of KKR Group Partnership Units for actions that, without these limitations, might constitute breaches of duty, including fiduciary duties. In addition, we have agreed to indemnify our Managing Partner and its affiliates to the fullest extent permitted by law, except with respect to conduct involving bad faith, fraud or willful misconduct;

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  Our partnership agreement does not restrict our Managing Partner from paying us or our affiliates for any services rendered, or from entering into additional contractual arrangements with any of these entities on our behalf, so long as the terms of any such additional contractual arrangements are fair and reasonable to us as determined under our partnership agreement. The conflicts committee will be responsible for, among other things, enforcing our rights and those of our unitholders under certain agreements, against KKR Holdings and certain of its subsidiaries and designees, a general partner or limited partner of KKR Holdings, or a person who holds a partnership or equity interest in the foregoing entities;

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  Our Managing Partner determines how much debt we incur and that decision may adversely affect any credit ratings we receive;

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  Our Managing Partner determines which costs incurred by it and its affiliates are reimbursable by us;

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  Other than as set forth in the confidentiality and restrictive covenant agreements, which are agreements between our principals and KKR Holdings and which may not be enforceable by us or otherwise waived, modified or amended, affiliates of our Managing Partner and existing and former personnel employed by our Managing Partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us;

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  Our Managing Partner controls the enforcement of obligations owed to the KKR Group Partnerships by us and our affiliates; and

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  Our Managing Partner or our Managing Partner conflicts committee decides whether to retain separate counsel, accountants or others to perform services for us.

        See "Certain Relationships and Related Party Transactions, and Director Independence" in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference and "Conflicts of Interest and Fiduciary Responsibilities."

Certain actions by our Managing Partner's board of directors require the approval of the Class A shares of our Managing Partner, all of which are held by our senior principals.

        All of our Managing Partner's outstanding Class A shares are held by our senior principals. Although the affirmative vote of a majority of the directors of our Managing Partner is required for any action to be taken by our Managing Partner's board of directors, certain specified actions approved by our Managing Partner's board of directors will also require the approval of a majority of the Class A shares of our Managing Partner. These actions consist of the following:

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  the entry into a debt financing arrangement by us in an amount in excess of 10% of our existing long-term indebtedness (other than the entry into certain intercompany debt financing arrangements);

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  the issuance by our partnership or our subsidiaries of any securities that would (i) represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 5% on a fully diluted, as converted, exchanged or exercised basis, of any class of our or their equity securities or (ii) have designations, preferences, rights, priorities or powers that are more favorable than those of KKR Group Partnership Units;

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  the adoption by us of a shareholder rights plan;

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  the amendment of our limited partnership agreement or the limited partnership agreements of the KKR Group Partnerships;

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  the exchange or disposition of all or substantially all of our assets or the assets of any KKR Group Partnership;

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  the merger, sale or other combination of the partnership or any KKR Group Partnership with or into any other person;

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  the transfer, mortgage, pledge, hypothecation or grant of a security interest in all or substantially all of the assets of the KKR Group Partnerships;

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  the appointment or removal of a Chief Executive Officer or a Co-Chief Executive Officer of our Managing Partner or our partnership;

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  the termination of the employment of any of our officers or the officers of any of our subsidiaries or the termination of the association of a partner with any of our subsidiaries, in each case, without cause;

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  the liquidation or dissolution of the partnership, our Managing Partner or any KKR Group Partnership; and

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  the withdrawal, removal or substitution of our Managing Partner as our general partner or any person as the general partner of a KKR Group Partnership, or the transfer of beneficial ownership of all or any part of a general partner interest in our partnership or a KKR Group Partnership to any person other than one of its wholly owned subsidiaries.

In addition, holders representing a majority of the Class A shares of our Managing Partner have the authority to unilaterally appoint our Managing Partner's directors and also have the ability to appoint the officers of our Managing Partner. Messrs. Kravis and Roberts collectively hold Class A shares representing a majority of the total voting power of the outstanding Class A shares. While neither of them acting alone will be able to control the voting of the Class A shares, they will be able to control the voting of such shares if they act together.

Our common unitholders do not elect our Managing Partner or vote on our Managing Partner's directors and have limited ability to influence decisions regarding our business.

        Our common unitholders do not elect our Managing Partner or its board of directors and, unlike the holders of common stock in a corporation, have only limited voting rights on matters affecting our business and therefore limited ability to influence decisions regarding our business. Furthermore, if our common unitholders are dissatisfied with the performance of our Managing Partner, they have no ability to remove our Managing Partner, with or without cause.

The control of our Managing Partner may be transferred to a third party without our consent.

        Our Managing Partner may transfer its general partner interest to a third party in a merger or consolidation or in a transfer of all or substantially all of its assets without our consent or the consent of our common unitholders. Furthermore, the members of our Managing Partner may sell or transfer all or part of their limited liability company interests in our Managing Partner without our approval, subject to certain restrictions as described in "Management—Managing Partner Board Structure and Practices." A new general partner may not be willing or able to form new funds and could form funds that have investment objectives and governing terms that differ materially from those of our current funds. A new owner could also have a different investment philosophy, employ investment professionals who are less experienced, be unsuccessful in identifying investment opportunities or have a track record that is not as successful as our track record. If any of the foregoing were to occur, we could experience difficulty in making new investments, and the value of our existing investments, our business, our results of operations and our financial condition could materially suffer.

We intend to pay periodic distributions to the holders of our common units, but our ability to do so may be limited by our holding company structure and contractual restrictions.

        We intend to pay cash distributions on a quarterly basis. We are a holding company and have no material assets other than the KKR Group Partnership Units that we hold through wholly-owned subsidiaries and have no independent means of generating income. Accordingly, we intend to cause the KKR Group Partnerships to make distributions on the KKR Group Partnership Units, including KKR Group Partnership Units that we directly or indirectly hold, in order to provide us with sufficient amounts to fund distributions we may declare. If the KKR Group Partnerships make such distributions, other holders of KKR Group Partnership Units, including KKR Holdings, will be entitled to receive equivalent distributions pro rata based on their KKR Group Partnership Units, as described under "Distribution Policy."

        The declaration and payment of any future distributions will be at the sole discretion of our Managing Partner, which may change our distribution policy at any time. Our Managing Partner will take into account general economic and business conditions, our strategic plans and prospects, our business and investment opportunities, our financial condition and operating results, compensation expense, working capital requirements and anticipated cash needs, contractual restrictions and obligations (including payment obligations pursuant to the tax receivable agreement), legal, tax and regulatory restrictions, restrictions or other implications on the payment of distributions by us to the holders of KKR Group Partnership Units or by our subsidiaries to us and such other factors as our Managing Partner may deem relevant. Under the Delaware Limited Partnership Act, we may not make a distribution to a partner if after the distribution all our liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of our assets. If we were to make such an impermissible distribution, any limited partner who received a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act would be liable to us for the amount of the distribution for three years. Furthermore, by paying cash distributions rather than investing that cash in our businesses, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations, new investments or unanticipated capital expenditures, should the need arise.

        Our ability to characterize such distributions as capital gains or qualified dividend income may be limited, and you should expect that some or all of such distributions may be regarded as ordinary income.

We will be required to pay our principals for most of the benefits relating to any additional tax depreciation or amortization deductions we may claim as a result of the tax basis step-up we receive in connection with subsequent exchanges of our common units and related transactions.

        We and one or more of our intermediate holding companies are required to acquire KKR Group Partnership Units from time to time pursuant to our exchange agreement with KKR Holdings. To the extent this occurs, the exchanges are expected to result in an increase in one of our intermediate holding company's share of the tax basis of the tangible and intangible assets of KKR Management Holdings L.P., primarily attributable to a portion of the goodwill inherent in our business, that would not otherwise have been available. This increase in tax basis may increase (for tax purposes) depreciation and amortization and therefore reduce the amount of income tax our intermediate holding company would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

        We are party to a tax receivable agreement with KKR Holdings requiring our intermediate holding company to pay to KKR Holdings or transferees of its KKR Group Partnership Units 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the intermediate holding company actually realizes as a result of this increase in tax basis, as well as 85% of the amount of any such savings the intermediate holding company actually realizes as a result of increases in tax basis that arise due to future payments under the agreement. A termination of the agreement or a change of control could give rise to similar payments based on tax savings that we would be deemed to realize in connection with such events. This payment obligation will be an obligation of our intermediate holding company and not of either KKR Group Partnership. In the event that any of our current or future subsidiaries become taxable as corporations and acquire KKR Group Partnership Units in the future, or if we become taxable as a corporation for U.S. federal income tax purposes, we expect that each such entity will become subject to a tax receivable agreement with substantially similar terms. While the actual increase in tax basis, as well as the amount and timing of any payments under this agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of our common units at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of our taxable income, we expect that as a result of the size of the increases in the tax basis of the tangible and intangible assets of the KKR Group Partnerships, the payments that we may be required to make to our existing owners will be substantial. The payments under the tax receivable agreement are not conditioned upon our existing owners' continued ownership of us. We may need to incur debt to finance payments under the tax receivable agreement to the extent our cash resources are insufficient to meet our obligations under the tax receivable agreement as a result of timing discrepancies or otherwise. In particular, our intermediate holding company's obligations under the tax receivable agreement would be effectively accelerated in the event of an early termination of the tax receivable agreement by our intermediate holding company or in the event of certain mergers, asset sales and other forms of business combinations or other changes of control. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.

        Payments under the tax receivable agreement will be based upon the tax reporting positions that our Managing Partner will determine. We are not aware of any issue that would cause the IRS to challenge a tax basis increase. However, neither KKR Holdings nor its transferees will reimburse us for any payments previously made under the tax receivable agreement if such tax basis increase, or the tax benefits we claim arising from such increase, is successfully challenged by the IRS. As a result, in certain circumstances, payments to KKR Holdings or its transferees under the tax receivable agreement could be in excess of the intermediate holding company's cash tax savings. The intermediate holding company's ability to achieve benefits from any tax basis increase, and the payments to be made under this agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income.

If we were deemed to be an "investment company" subject to regulation under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

        A person will generally be deemed to be an "investment company" for purposes of the Investment Company Act if:

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  it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

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  absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

        We believe that we are engaged primarily in the business of providing investment management services and not in the business of investing, reinvesting or trading in securities. We regard ourselves as an investment management firm and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that we are an "orthodox" investment company as defined in Section 3(a)(1)(A) of the Investment Company Act and described in the first bullet point above.

        With regard to the provision described in the second bullet point above, we have no material assets other than our equity interests in subsidiaries, which in turn have no material assets other than equity interests, directly or indirectly, in the KKR Group Partnerships. Through these interests, we indirectly are the sole general partners of the KKR Group Partnerships and indirectly are vested with all management and control over the KKR Group Partnerships. We do not believe our equity interests in our subsidiaries are investment securities, and we believe that the capital interests of the general partners of our funds in their respective funds are neither securities nor investment securities. Accordingly, based on our determination, less than 40% of the partnership's total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis are comprised of assets that could be considered investment securities. In this regard, as a result of the Combination Transaction, we succeeded to a significant number of investment securities previously held by KPE and now held by our KKR Group Partnerships. We monitor these holdings regularly to confirm our continued compliance with the 40% test described in the second bullet point above. The need to comply with this 40% test may cause us to restrict our business and subsidiaries with respect to the assets in which we can invest and/or the types of securities we may issue, sell investment securities, including on unfavorable terms, acquire assets or businesses that could change the nature of our business or potentially take other actions which may be viewed as adverse by the holders of our common units, in order to ensure conformity with exceptions provided by, and rules and regulations promulgated under, the Investment Company Act.

        The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the Investment Company

Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. We intend to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act. If anything were to happen which would cause the partnership to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on our capital structure, ability to transact business with affiliates (including us) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among the partnership, the KKR Group Partnerships and KKR Holdings, or any combination thereof, and materially adversely affect our business, financial condition and results of operations. In addition, we may be required to limit the amount of investments that we make as a principal, potentially divest assets acquired in the Combination Transaction or otherwise conduct our business in a manner that does not subject it to the registration and other requirements of the Investment Company Act.

We are a Delaware limited partnership, and there are certain provisions in our limited partnership agreement regarding exculpation and indemnification of our officers and directors that differ from the Delaware General Corporation Law (DGCL) in a manner that may be less protective of the interests of our common unitholders.

        Our limited partnership agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us. However, under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our shareholders, (ii) intentional misconduct or knowing violations of the law that are not done in good faith, (iii) improper redemption of shares or declaration of dividend, or (iv) a transaction from which the director derived an improper personal benefit. In addition, our limited partnership agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent provided by law. However, under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in the best interests of the corporation, and, in criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful. Accordingly, our limited partnership agreement may be less protective of the interests of our common unitholders, when compared to the DGCL, insofar as it relates to the exculpation and indemnification of our officers and directors. See also "—Our limited partnership agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our limited partner and limit remedies available for unitholders for actions that might otherwise constitute a breach of duty. It will be difficult for unitholders to successfully challenge a resolution of a conflict of interest by our Managing Partner or by its conflicts committee."

Risks Related to U.S. Taxation

If we were treated as a corporation for U.S. federal income tax or state tax purposes, then our distributions to you would be substantially reduced and the value of our common units could be adversely affected.

        The value of your investment in us depends in part on our being treated as a partnership for U.S. federal income tax purposes, which requires that 90% or more of our gross income for every taxable year consist of qualifying income, as defined in Section 7704 of the Internal Revenue Code, and that our partnership not be registered under the Investment Company Act. Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. We intend to structure our investments so as to satisfy these requirements, including by generally holding investments that generate non-qualifying income through one or more subsidiaries that are treated as corporations for U.S. federal income tax purposes. Nonetheless, we may not meet these requirements, may not correctly identify investments that should be owned through corporate subsidiaries, or current law may change so as to cause, in any of these events, us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to U.S. federal income tax. We have not requested, and do not plan to request, a ruling from the IRS, on this or any other matter affecting us.

        If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal, state and local income tax on our taxable income at the applicable tax rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would otherwise flow through to you. Because a tax would be imposed upon us as a corporation, our distributions to you would be substantially reduced which could cause a reduction in the value of our common units.

        Current law may change, causing us to be treated as a corporation for U.S. federal or state income tax purposes or otherwise subjecting us to entity level taxation. See "—Risks Related to Our Business—The U.S. Congress has considered legislation that would have (i) in some cases after a ten-year period, precluded us from qualifying as a partnership or required us to hold carried interest through taxable subsidiary corporations and (ii) taxed certain income and gains at increased rates. If any similar legislation were to be enacted and apply to us, the after tax income and gain related to our business, as well as the market price of our units, could be reduced." Because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, our distributions to you would be reduced.

You will be subject to U.S. federal income tax on your share of our taxable income, regardless of whether you receive any cash distributions, and may recognize income in excess of cash distributions.

        As long as 90% of our gross income for each taxable year constitutes qualifying income as defined in Section 7704 of the Internal Revenue Code and we are not required to register as an investment company under the Investment Company Act on a continuing basis, and assuming there is no change in law, we will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. As a result, a U.S. unitholder will be subject to U.S. federal, state, local and possibly, in some cases, foreign income taxation on its allocable share of our items of income, gain, loss, deduction and credit (including its allocable share of those items of any entity in which we invest that is treated as a partnership or is otherwise subject to tax on a flow through basis) for each of our taxable years ending with or within the unitholder's taxable year, regardless of whether or when such unitholder receives cash distributions. See "—Risks Related to Our Business—The U.S. Congress has considered legislation that would have (i) in some cases after a ten-year period, precluded us from qualifying as a partnership or required us to hold carried interest through taxable subsidiary corporations and (ii) taxed certain income and gains at increased rates. If any similar legislation were to be enacted and apply to us, the after tax income and gain related to our business, as well as the market price of our units, could be reduced."

        You may not receive cash distributions equal to your allocable share of our net taxable income or even the tax liability that results from that income. In addition, certain of our holdings, including holdings, if any, in a controlled foreign corporation, or a CFC, a passive foreign investment company, or a PFIC, or entities treated as partnerships for U.S. federal income tax purposes, may produce taxable income prior to the receipt of cash relating to such income, and holders of our common units that are U.S. taxpayers may be required to take such income into account in determining their taxable income. In the event of an inadvertent termination of the partnership status for which the IRS has granted limited relief, each holder of our common units may be obligated to make such adjustments as the IRS may require to maintain our status as a partnership. Such adjustments may require the holders of our common units to recognize additional amounts in income during the years in which they hold such units. In addition, because of our methods of allocating income and gain among holders of our common units, you may be taxed on amounts that accrued economically before you became a unitholder. Consequently, you may recognize taxable income without receiving any cash.

        Although we expect that distributions we make should be sufficient to cover a holder's tax liability in any given year that is attributable to its investment in us, no assurances can be made that this will be the case. We will be under no obligation to make any such distribution and, in certain circumstances, may not be able to make any distributions or will only be able to make distributions in amounts less than a holder's tax liability attributable to its investment in us. Accordingly, each holder should ensure that it has sufficient cash flow from other sources to pay all tax liabilities.

Our interests in certain of our businesses will be held through an intermediate holding company, which will be treated as a corporation for U.S. federal income tax purposes; such corporation will be liable for significant taxes and may create other adverse tax consequences, which could potentially adversely affect the value of our common units.

        In light of the publicly traded partnership rules under U.S. federal income tax laws and other requirements, we will hold our interest in certain of our businesses through an intermediate holding company, which will be treated as a corporation for U.S. federal income tax purposes. This intermediate holding company will be liable for U.S. federal income taxes on all of its taxable income and applicable state, local and other taxes. These taxes would reduce the amount of distributions available to be made on our common units. In addition, these taxes could be increased if the IRS were to successfully reallocate deductions or income of the related entities conducting our business.

Complying with certain tax-related requirements may cause us to invest through foreign or domestic corporations subject to corporate income tax or enter into acquisitions, borrowings, financings or arrangements we may not have otherwise entered into.

        In order for us to be treated as a partnership for U.S. federal income tax purposes and not as an association or publicly traded partnership taxable as a corporation, we must meet the qualifying income exception discussed above on a continuing basis and we must not be required to register as an investment company under the Investment Company Act. In order to effect such treatment, we or our subsidiaries may be required to invest through foreign or domestic corporations subject to corporate income tax, or enter into acquisitions, borrowings, financings or other transactions we may not have otherwise entered into.

We may hold or acquire certain investments through an entity classified as a PFIC or CFC for U.S. federal income tax purposes.

        Certain of our investments may be in foreign corporations or may be acquired through a foreign subsidiary that would be classified as a corporation for U.S. federal income tax purposes. Such an entity may be PFIC for U.S. federal income tax purposes. In addition, we may hold certain investments in foreign corporations that are treated as CFCs. Unitholders may experience adverse U.S. tax consequences as a result of holding an indirect interest in a PFIC or CFC. These investments may produce taxable income prior to the receipt of cash relating to such income, and unitholders that are U.S. taxpayers will be required to take such income into account in determining their taxable income. In addition, gain on the sale of a PFIC or CFC may be taxable at ordinary income rates. See "Material U.S. Federal Income Tax Considerations—U.S. Taxes—Consequences to U.S. Holders of Common Units—Passive Foreign Investment Companies" and "Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders of Common Units—Controlled Foreign Corporations."

Tax gain or loss on disposition of our common units could be more or less than expected.

        If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your adjusted tax basis allocated to those common units. Prior distributions to you in excess of the total net taxable income allocated to you will have decreased the tax basis in your common units. Therefore, such excess distributions will increase your taxable gain, or decrease your taxable loss, when the common units are sold and may result in a taxable gain even if the sale price is less than the original cost. A portion of the amount realized, whether or not representing gain, may be ordinary income to you.

Unitholders may be allocated taxable gain on the disposition of certain assets, even if they did not share in the economic appreciation inherent in such assets.

        We and our intermediate holding company will be allocated taxable gains and losses recognized by the KKR Group Partnerships based upon our percentage ownership in each KKR Group Partnership. Our share of such taxable gains and losses generally will be allocated pro rata to our unitholders. In some circumstances, under the U.S. federal income tax rules affecting partners and partnerships, the taxable gain or loss allocated to a unitholder may not correspond to that unitholder's share of the economic appreciation or depreciation in the particular asset. This is primarily an issue of the timing of the payment of tax, rather than a net increase in tax liability, because the gain or loss allocation would generally be expected to be offset as a unitholder sold units.

Non-U.S. persons face unique U.S. tax issues from owning our common units that may result in adverse tax consequences to them.

        We expect that we will be engaged in a U.S. trade or business for U.S. federal income tax purposes, including by reason of investments in U.S. real property holding corporations (including, potentially, oil and gas properties) in which case some portion of its income would be treated as effectively connected income with respect to non-U.S. holders, or ECI. To the extent our income is treated as ECI, non-U.S. unitholders generally would be subject to withholding tax on their allocable share of such income, would be required to file a U.S. federal income tax return for such year reporting their allocable share of income effectively connected with such trade or business and any other income treated as ECI, and would be subject to U.S. federal income tax at regular U.S. tax rates on any such income (state and local income taxes and filings may also apply in that event). Non-U.S. unitholders that are corporations may also be subject to a 30% branch profits tax on their actual or deemed distributions of such income. In addition, distributions to non-U.S. unitholders that are attributable to the sale of a U.S. real property interest may also be subject to 30% withholding tax. Also, non-U.S. unitholders may be subject to 30% withholding on allocations of our income that are U.S. source fixed or determinable annual or periodic income under the Internal Revenue Code, unless an exemption from or a reduced rate of such withholding applies and certain tax status information is provided.

Tax-exempt entities face unique tax issues from owning common units that may result in adverse tax consequences to them.

        Generally, a tax-exempt partner of a partnership would be treated as earning unrelated business taxable income, or UBTI, if the partnership regularly engages in a trade or business that is unrelated to the exempt function of the tax-exempt partner, if the partnership derives income from debt-financed property or if the partner interest itself is debt-financed. As a result of incurring acquisition indebtedness we will derive income that constitutes UBTI. Consequently, a holder of common units that is a tax-exempt organization will likely be subject to unrelated business income tax to the extent that its allocable share of our income consists of UBTI. In addition, a tax-exempt investor may be subject to unrelated business income tax on a sale of their common units.

We cannot match transferors and transferees of common units, and we will therefore adopt certain income tax accounting conventions that may not conform with all aspects of applicable tax requirements. The IRS may challenge this treatment, which could adversely affect the value of our common units.

        Because we cannot match transferors and transferees of common units, we will adopt depreciation, amortization and other tax accounting positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of common units and could have a negative impact on the value of our common units or result in audits of and adjustments to our unitholders' tax returns.

        In addition, our taxable income and losses will be determined and apportioned among investors using conventions we regard as consistent with applicable law. As a result, if you transfer your common units, you may be allocated income, gain, loss and deduction realized by us after the date of transfer. Similarly, a transferee may be allocated income, gain, loss and deduction realized by us prior to the date of the transferee's acquisition of our common units. A transferee may also bear the cost of withholding tax imposed with respect to income allocated to a transferor through a reduction in the cash distributed to the transferee.

The sale or exchange of 50% or more of our capital and profit interests will result in the termination of our partnership for U.S. federal income tax purposes.

        We will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A termination of our partnership would, among other things, result in the closing of our taxable year for all unitholders. See "Material U.S. Federal Income Tax Considerations" for a description of the consequences of our termination for U.S. federal income tax purposes.

Holders of our common units may be subject to state and local taxes and return filing requirements as a result of owning such units.

        In addition to U.S. federal income taxes, holders of our common units may be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if the holders of our common units do not reside in any of those jurisdictions. Holders of our common units may be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, holders of our common units may be subject to penalties for failure to comply with those requirements. It is the responsibility of each unitholder to file all U.S. federal, state and local tax returns that may be required of such unitholder. Our counsel has not rendered an opinion on the state or local tax consequences of owning our units.

We do not expect to be able to furnish to each unitholder specific tax information within 90 days after the close of each calendar year, which means that holders of common units who are U.S. taxpayers should anticipate the need to file annually a request for an extension of the due date of their income tax return.

        As a publicly traded partnership, our operating results, including distributions of income, dividends, gains, losses or deductions, and adjustments to carrying basis, will be reported on Schedule K-1 and distributed to each unitholder annually. It may require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that K-1s may be prepared for the unitholders. For this reason, holders of common units who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. See "Material U.S. Federal Income Tax Considerations—U.S. Taxes—Administrative Matters—Information Returns."

DISTRIBUTION POLICY

        On September 8, 2010, we paid a distribution of $0.08 per common unit to record holders of common units at the close of business on August 24, 2010. On November 26, 2010, we paid a distribution of $0.15 per common unit to record holders of common units at the close of business on November 12, 2010. On March 21, 2011, we paid a distribution of $0.29 per common unit to record holders of common units at the close of business on March 7, 2011.

        We intend to make quarterly cash distributions in amounts that in the aggregate are expected to constitute substantially all of the cash earnings of our investment management business each year in excess of amounts determined by our Managing Partner to be necessary or appropriate to provide for the conduct of our business, to make appropriate investments in our business and our investment funds and to comply with applicable law and any of our debt instruments or other agreements. We do not intend to distribute gains on principal investments, other than certain additional distributions that KKR may determine to make. These additional distributions, if any, are intended to cover certain tax liabilities as calculated by KKR. When KKR & Co. L.P. receives distributions from the KKR Group Partnerships (the holding companies of the KKR business), KKR Holdings receives its pro rata share of such distributions from the KKR Group Partnerships. For the purposes of our distribution policy, our distributions are expected to consist of an amount consisting of (i) FRE, (ii) carry distributions received from our investment funds which have not been allocated as part of our carry pool, and (iii) certain tax distributions, if any. This amount is expected to be reduced by (i) corporate and applicable local taxes if any, (ii) noncontrolling interests, and (iii) amounts determined by our Managing Partner to be necessary or appropriate for the conduct of our business and other matters as discussed above.

        Our distribution policy reflects our belief that distributing substantially all of the cash earnings of our investment management business will provide transparency for holders of our common units and impose on us an investment discipline with respect to the businesses and strategies that we pursue.

        Because we make our investment in our business through a holding company structure and the applicable holding companies do not own any material cash-generating assets other than their direct and indirect holdings in KKR Group Partnership Units, distributions are expected to be funded in the following manner:

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  First, the KKR Group Partnerships will make distributions to holders of KKR Group Partnership Units, including the holding companies through which we invest, in proportion to their percentage interests in the KKR Group Partnerships;

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  Second, the holding companies through which we invest will distribute to us the amount of any distributions that they receive from the KKR Group Partnerships, after deducting any applicable taxes, and

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  Third, we will distribute to holders of our units the amount of any distributions that we receive from our holding companies through which we invest.

        The partnership agreements of the KKR Group Partnerships provide for cash distributions, which are referred to as tax distributions, to the partners of such partnerships if our Managing Partner determines that the taxable income of the relevant partnership will give rise to taxable income for its partners. We expect that the KKR Group Partnerships will make tax distributions only to the extent distributions from such partnerships for the relevant year were otherwise insufficient to cover such tax liabilities. Generally, these tax distributions are expected to be computed based on an estimate of the net taxable income of the relevant partnership allocable to a partner multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the non-deductibility of certain expenses and the character of our income). A portion of any such tax distributions received by us, net of amounts used by our subsidiaries to pay their tax liability, is expected to be distributed by us. Such amounts are generally expected to be sufficient to permit U.S. holders of KKR Group Partnership Units to fund their estimated U.S. tax obligations (including any federal, state and local income taxes) with respect to their distributive shares of net income or gain, after taking into account any withholding tax imposed on us. There can be no assurance that, for any particular holder, such distributions will be sufficient to pay such holder's actual U.S. or non-U.S. tax liability.

        The declaration and payment of any distributions are subject to the discretion of the board of directors of our Managing Partner and the terms of our limited partnership agreement. There can be no assurance that distributions will be made as intended or at all or that such distributions will be sufficient to pay any particular KKR & Co. L.P. unitholder's actual U.S. or non-U.S. tax liability. In particular, the amount and timing of distributions will depend upon a number of factors, including, among others, our available cash and current and anticipated cash needs, including funding of investment commitments and debt service and future debt repayment obligations; general economic and business conditions; our strategic plans and prospects; our results of operations and financial condition; our capital requirements; legal, contractual and regulatory restrictions on the payment of distributions by us or our subsidiaries, including restrictions contained in our debt agreements, and such other factors as the board of directors of our Managing Partner considers relevant. We are not currently restricted by any contract from making distributions to our unitholders, although certain of our subsidiaries are bound by credit agreements that contain certain restricted payment and/or other covenants, which may have the effect of limiting the amount of distributions that we receive from our subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity—Sources of Cash" in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference. In addition, under Section 17-607 of the Delaware Limited Partnership Act, we will not be permitted to make a distribution if, after giving effect to the distribution, our liabilities would exceed the fair value of our assets.

        Prior to the Transactions, we made cash distributions to our principals when we received significant distributions from our funds. In addition, we made cash distributions to our senior principals annually in connection with the income received by our management companies. These distributions were not made pursuant to any agreement. Prior to the Transactions, for the fiscal year ended December 31, 2009, we made cash distributions of $211.1 million to our principals.

 USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of any of our common units upon exchange of KKR Group Partnership Units. When an exchange occurs, we will acquire additional KKR Group Partnership Units and thereby increase our ownership in the KKR business.

 PRICE RANGE OF KKR & CO. L.P. COMMON UNITS

        Our common units representing limited partner interests are traded on the New York Stock Exchange ("NYSE") under the symbol "KKR." Our common units began trading on the NYSE on July 15, 2010.

        The following table sets forth the high and low intra-day sales prices per unit of our common units, for the periods indicated, as reported by the NYSE.

	Sales Price
	High	Low
2010
First Quarter	N/A	N/A
Second Quarter	N/A	N/A
Third Quarter (since July 15, 2010)	$11.08	$8.64
Fourth Quarter	$14.81	$10.40
2011
First Quarter	$14.20	$17.84
Second Quarter (through April 8, 2011)	$16.91	$17.42

        The number of holders of record of our common units as of February 28, 2011 was four. This does not include the number of unitholders that hold shares in "street-name" through banks or broker-dealers.

ORGANIZATIONAL STRUCTURE

        The following simplified diagram illustrates our organizational structure as of December 31, 2010.

Notes:

(1)
KKR Management LLC serves as the general partner of KKR & Co. L.P., which is governed by a Board of Directors consisting of a majority of independent directors. KKR Management LLC does not hold any economic interests in KKR & Co. L.P. and is owned by senior KKR principals.

(2)
KKR Holdings is the holding vehicle through which our principals indirectly own their interest in KKR. KKR Group Partnership Units that are held by KKR Holdings are exchangeable for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with applicable lock-up, vesting and transfer restrictions. As limited partner interests, these KKR Group Partnership Units are non-voting and do not entitle KKR Holdings to participate in the management of our business and affairs. As of March 15, 2010, KKR Holdings had a 68.3% interest in our business indirectly through its limited partner interests in the KKR Group Partnerships, namely KKR Management Holdings L.P. and KKR Fund Holdings L.P.

(3)
KKR Holdings holds special non-economic voting units in our partnership that entitle it to cast, with respect to those limited matters that may be submitted to a vote of our unitholders, a number of votes equal to the number of KKR Group Partnership Units that it holds from time to time.

(4)
Because the income of KKR Management Holdings L.P. is likely to be primarily non-qualifying income for purposes of the qualifying income exception to the publicly traded partnership rules, we formed KKR Management Holdings Corp., which is subject to taxation as a corporation for U.S. federal income tax purposes to hold our KKR Group Partnership Units in KKR Management Holdings L.P. Accordingly, our allocable share of the taxable income of KKR Management Holdings L.P. will be subject to taxation at a corporate rate. KKR Management Holdings L.P., which is treated as a partnership for U.S. federal income tax purposes, was formed to hold interests in our fee generating businesses and other assets that may not generate qualifying income for purposes of the qualifying income exception to the publicly traded partnership rules. KKR Fund Holdings L.P., which is also treated as a partnership for U.S. federal income tax purposes, was formed to hold interests in our businesses and assets that will generate qualifying income for purposes of the qualifying income exception to the publicly traded partnership rules. A portion of the assets held by KKR Fund Holdings L.P. and certain other assets that may generate qualifying income are also owned by KKR Management Holdings L.P.

(5)
40% of the carried interest earned in relation to our investment funds and carry paying co-investment vehicles is allocated to a carry pool from which carried interest is allocated to our principals, other professionals and selected other individuals who work in these operations. No carried interest has been allocated with respect to co-investments and privately negotiated investments acquired from KPE in the Combination Transaction.

Reorganization and Combination Transactions

        Prior to October 1, 2009, KKR's business was conducted through multiple entities for which there was no single holding entity, but were under common control of senior KKR principals ("Senior Principals"), and in which Senior Principals and KKR's other principals and individuals held ownership interests (collectively, the "Predecessor Owners").

        In order to facilitate the Combination Transaction, KKR completed the Reorganization Transactions, pursuant to which KKR's business was reorganized under two partnerships, KKR Management Holdings L.P. and KKR Fund Holdings L.P., which are collectively referred to as the "KKR Group Partnerships." The reorganization involved a contribution of certain equity interests in KKR's businesses that were held by KKR's Predecessor Owners to the KKR Group Partnerships in exchange for 100% of the interests in the KKR Group Partnerships.

        On October 1, 2009, KKR & Co. L.P. and KPE, completed the Combination Transaction to combine the investment management business of KKR with the assets and liabilities of KPE. The Combination Transaction involved the contribution of all of KPE's assets and liabilities to the KKR Group Partnerships in exchange for a 30% interest in the KKR Group Partnerships. Upon completion of the Combination Transaction, KPE changed its name to KKR & Co. (Guernsey) L.P. was traded publicly on Euronext Amsterdam under the symbol "KKR" until the NYSE listing on July 15, 2010. We refer to the Reorganization Transaction and Combination Transaction together as the "Transactions."

U.S. Listing

        On July 15, 2010, KKR & Co. L.P. became listed on the New York Stock Exchange ("NYSE"). In connection with the NYSE listing, KKR Guernsey contributed its 30% interest held through Group Holdings to KKR & Co. L.P. in exchange for NYSE-listed common units of KKR & Co. L.P. and distributed those common units to holders of KKR Guernsey units (referred to hereafter as the "In-Kind Distribution"). Because the assets of KKR Guernsey consisted solely of its interests in Group

Holdings, the In-Kind Distribution resulted in the dissolution of KKR Guernsey and the delisting of its units from Euronext Amsterdam. As of July 15, 2010, KKR & Co. L.P. both indirectly controlled the KKR Group Partnerships and indirectly held KKR Group Partnership units representing at that time a 30% economic interest in KKR's business. The remaining 70% of the KKR Group Partnership Units were held by KKR's principals through KKR Holdings. Subsequent to the NYSE listing, KKR Holdings and our principals exchanged a portion of their interests in the KKR Group Partnerships for common units, and as of March 15, 2011, KKR & Co. L.P. held 31.7% of the KKR Group Partnership Units and our principals held 68.3% through KKR Holdings. From time to time, the percentage ownership in the KKR Group Partnerships may continue to change as KKR Holdings and/or KKR's principals exchange KKR Group Partnership Units for KKR & Co. L.P. common units.

Our Managing Partner

        As is commonly the case with limited partnerships, our limited partnership agreement provides for the management of our business and affairs by a general partner rather than a board of directors. Our Managing Partner serves as the ultimate general partner of us and the KKR Group Partnerships. Our Managing Partner has a board of directors that is co-chaired by our founders Henry Kravis and George Roberts, who also serve as our Co-Chief Executive Officers and, in such positions, are authorized to appoint other officers of our Managing Partner.

        You will not hold securities of our Managing Partner and will not be entitled to vote in the election of its directors or other matters affecting its governance. Only those persons holding Class A shares in our Managing Partner will be entitled to vote in the election or removal of its directors, on proposed amendments to its charter documents or on other matters that require approval of its equity holders. Our senior principals hold all such interests. See "Management—Our Managing Partner" in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference.

KKR Group Partnerships

        Each KKR Group Partnership has an identical number of partner interests and, when held together, one Class A partner interest in each of the KKR Group Partnerships together represents one KKR Group Partnership Unit. As of March 15, 2011, we hold KKR Group Partnership Units representing a 31.7% economic interest in the Combined Business and our principals hold KKR Group Partnership Units representing a 68.3% economic interest in the Combined Business. KKR Group Partnership Units that are held by KKR Holdings are exchangeable for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with applicable lock-up, vesting and transfer restrictions.

Components of Our Business Owned by the KKR Group Partnerships

        Following the completion of the Transactions, except for interests described below, the KKR Group Partnerships own:

  •
  all of the controlling and economic interests in our fee-generating management companies and capital markets companies, which allows our unitholders to share ratably in the management, monitoring, transaction and other fees earned from all of our funds, managed accounts, portfolio companies, capital markets transactions, specialty finance company, structured finance vehicles and other investment products;

  •
  controlling and economic interests in the general partners of our funds and investment vehicles that are entitled to receive carry from our co-investment vehicles, which allows our unitholders to share in our carried interest, as well as any returns on investments made by or on behalf of the general partners of our funds on or after October 1, 2009, the date of the completion of the Combination Transaction; and

  •
  all of the controlling and economic interests in our principal assets, including the assets formerly owned by KPE, which allows us to share ratably in the returns that our principal assets generate.

        With respect to our active and future funds and vehicles that provide for carried interest, we intend to continue to allocate to our principals, other professionals and selected other individuals who work in these operations a portion of the carried interest earned in relation to these funds and vehicles as part of our carry pool. We expect to allocate approximately 40% of the carry we receive from these funds and vehicles to our carry pool, although this percentage may fluctuate over time. Allocations to the carry pool may not exceed 40% without the approval of a majority of the independent directors of our Managing Partner.

        Certain minority investors retain additional interests in our business and such interests were not acquired by the KKR Group Partnerships in the Transactions:

  •
  controlling and economic interests in the general partners of the 1996 Fund, which interests were not contributed to the KKR Group Partnerships due to the fact that the general partners are not expected to receive meaningful carried interest proceeds from further realizations;

  •
  noncontrolling economic interests that allocate to a former principal and such person's designees an aggregate of 1% of the carried interest received by general partners of our funds and 1% of our other profits until a future date;

  •
  noncontrolling economic interests that allocate to certain of our former principals and their designees a portion of the carried interest received by the general partners of our private equity funds that was allocated to them with respect to private equity investments made during such former principals' previous tenure with our firm;

  •
  noncontrolling economic interests that allocate to certain of our current and former principals all of the capital invested by or on behalf of the general partners of our private equity funds before the completion of the Transactions on October 1, 2009 and any returns thereon as well as any realized carried interest distributions that had actually been received but not distributed by the general partners prior to the Transactions; and

  •
  a noncontrolling economic interest that allocates to a third party approximately 2% of the equity in our capital markets business.

        The interests described in the immediately preceding bullets (other than interests in the general partners of the 1996 Fund) are referred to as the Retained Interests. The Retained Interests are reflected in our financial statements as noncontrolling interests even though these interests are not part of the Combined Business. Except for the Retained Interest in our capital markets business, these interests generally are expected to run-off over time, thereby increasing the interests of the KKR Group Partnerships in the entities that comprise our business.

KKR Holdings

        Our principals hold interests in our business through KKR Holdings, which owns all of the outstanding KKR Group Partnership Units that are not allocable to KKR & Co. L.P. These individuals receive financial benefits from our business in the form of distributions and other amounts funded by KKR Holdings and through their direct and indirect participation in the value of KKR Group Partnership Units held by KKR Holdings.

        Amounts funded by KKR Holdings include annual cash bonuses that are paid to certain of our most senior employees as well as equity and equity based grants that were made to our principals and other employees in connection with the Transactions. Because these amounts are funded by KKR Holdings, we do not bear the economic costs associated with them, although we are required to record certain non-cash charges in our financial statements relating to these items.

        The interests that these individuals hold in KKR Holdings are subject to transfer restrictions and, except for interests held by our founders and certain interests that were vested when granted, time and/or performance based vesting requirements. The transfer restriction period lasts for a minimum of (i) one year with respect to one-half of the interests vesting on a vesting date and (ii) two years with respect to the other one-half of the interests vesting on such vesting date. While employed by our firm, our personnel are also subject to minimum retained ownership rules that require them to continuously hold at least 25% of their cumulatively vested interests.

        Interests that time vest will vest in installments up to a five-year period from the grant date. Interests that are subject to performance based criteria may be subject to additional time based vesting requirements that begin when performance criteria have been met. Vesting of certain transfer restricted interests will be subject to the holder not being terminated for cause and complying with the terms of his or her confidentiality and restrictive covenant agreement during the transfer restrictions period. See "Certain Relationships and Related Party Transactions, and Director Independence—Confidentiality and Restrictive Covenant Agreements" in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference. The transfer and vesting restrictions applicable to these interests may not be enforceable in all cases and can be waived, modified or amended by KKR Holdings at any time without the consent of KKR.

Equity Incentive Plan

        We adopted our Equity Incentive Plan for our employees, directors, officers, consultants and senior advisors. The plan contains customary terms for equity incentive plans for U.S. publicly traded investment managers and allows for the issuance of various forms of awards, including restricted equity awards, unit appreciation rights, options and other equity based awards. The plan provides that it will be administered by the board of directors of our Managing Partner or its delegate. See "Executive Compensation—KKR & Co. L.P. Equity Incentive Plan" in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference.

Exchange Agreement

        We are party to an exchange agreement with KKR Holdings, pursuant to which KKR Holdings and certain of the transferees of its KKR Group Partnership Units may, on a quarterly basis, exchange KKR Group Partnership Units held by them (together with corresponding special voting units in our partnership) for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. At the election of certain of our intermediate holding companies that are partners of the KKR Group Partnerships, the intermediate holding companies may settle exchanges of KKR Group Partnership Units with cash in an amount equal to the fair market value of the common units that would otherwise be deliverable in such exchanges. To the extent that KKR Group Partnership Units held by KKR Holdings or its transferees are exchanged, our percentage ownership in the KKR Group Partnerships will be correspondingly increased.

        On November 2, 2010, the exchange agreement was amended and restated to provide certain rights to cancel exchanges or limit the number of units exchanged in a given quarter. The amendments also provided that certain exchanges will be with a new subsidiary, the result of which is that the income tax character of a small portion of income distributed to unitholders may differ from what it would have been absent the amendment. If additional taxes result from the inclusion of this subsidiary of ours, KKR Holdings will make payments to one of our subsidiaries in respect of those taxes.

        Certain interests in KKR Holdings that are held by our principals are subject to significant transfer restrictions and vesting requirements that, unless waived, modified or amended will limit the ability of our principals to cause KKR Group Partnership Units to be exchanged under the exchange agreement so long as applicable vesting and transfer restrictions apply. The general partner of KKR Holdings, which is controlled by our founders, will have sole authority for waiving any applicable vesting or transfer restrictions.

Tax Receivable Agreement

        The acquisition by our intermediate holding companies, including KKR Management Holdings Corp., of KKR Group Partnership Units from KKR Holdings or transferees pursuant to the exchange agreement is expected to result in an increase in our intermediate holding companies' share of the tax basis of the tangible and intangible assets of KKR Management Holdings L.P., primarily attributable to a portion of the goodwill inherent in our business, that would not otherwise have been available. This increase in tax basis may increase depreciation and amortization deductions for U.S. federal tax purposes and therefore reduce the amount of tax that we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

        We are a party to a tax receivable agreement with KKR Holdings requiring our intermediate holding companies to pay to KKR Holdings or transferees of its KKR Group Partnership Units 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the intermediate holding companies actually realize as a result of this increase in tax basis as well as 85% of the amount of any such savings the intermediate holding companies actually realize as a result of increases in tax basis that arise due to future payments under the agreement. A termination of the agreement or a change of control could give rise to similar payments based on tax savings that we would be deemed to realize in connection with such events. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, neither KKR Holdings nor its transferees will reimburse us for any payments previously made under the tax receivable agreement if such tax basis increase, or the benefits of such increases, were successfully challenged by the IRS. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement" in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference. In the event that other of our current or future subsidiaries become taxable as corporations and acquire KKR Group Partnership Units in the future, or if we become taxable as a corporation for U.S. federal income tax purposes, each will become subject to a tax receivable agreement with substantially similar terms.

MANAGEMENT

Our Managing Partner

        As is commonly the case with limited partnerships, our limited partnership agreement provides for the management of our business and affairs by a general partner rather than a board of directors. Our Managing Partner serves as our sole general partner and the ultimate general partner of the KKR Group Partnerships. Our Managing Partner has a board of directors that is co-chaired by our founders Henry Kravis and George Roberts, who also serve as our Co-Chief Executive Officers and are authorized to appoint our other officers. Our Managing Partner does not have any economic interest in our partnership.

Directors and Executive Officers

        The following table presents certain information concerning the directors and those chosen to be directors and executive officers of our Managing Partner as of March 15, 2011.

Name	Age	Position with Managing Partner
Henry R. Kravis	67	Co-Chief Executive Officer and Co-Chairman
George R. Roberts	67	Co-Chief Executive Officer and Co-Chairman
Joseph A. Grundfest	59	Director
Dieter Rampl	63	Director
Patricia F. Russo	58	Director-Elect
Thomas M. Schoewe	58	Director
Robert W. Scully	61	Director
Todd A. Fisher	45	Chief Administrative Officer
William J. Janetschek	48	Chief Financial Officer
David J. Sorkin	51	General Counsel

        Henry R. Kravis co-founded our firm in 1976 and is Co-Chairman and Co-Chief Executive Officer of our Managing Partner. Mr. Kravis is actively involved in managing the firm and serves on the Private Equity Investment and Portfolio Management Committees. Mr. Kravis currently serves on the board of directors of First Data Corporation and China International Capital Corporation Limited. Mr. Kravis also serves as a director, chairman emeritus or trustee of several cultural and educational institutions, including the Partnership for New York City, Mount Sinai Hospital, Rockefeller University, Claremont McKenna College, and the Council on Foreign Relations. Mr. Kravis is co-chairman of Columbia Business School and also co-chairman of the New York City Investment Fund, a non-profit organization he founded in 1996 to create and help small businesses in New York City. He earned a B.A. in Economics from Claremont McKenna College in 1967 and an M.B.A. from Columbia Business School in 1969. Mr. Kravis has over 34 years experience financing, analyzing and investing in public and private companies, as well as serving on the boards of many public and private portfolio companies in the past. As our co-founder and Co-Chief Executive Officer, Mr. Kravis has an intimate knowledge of KKR's business, which allows him to provide insight into various aspects of our business and is of significant value to the board of directors.

        George R. Roberts co-founded our firm in 1976 and is Co-Chairman and Co-Chief Executive Officer of our Managing Partner. Mr. Roberts is actively involved in managing the firm and serves on the Private Equity Investment and Portfolio Management Committees. Mr. Roberts currently serves as a director or trustee of several cultural and educational institutions, including the San Francisco Symphony and Claremont McKenna College. He is also founder and chairman of the board of directors of REDF, a San Francisco non-profit organization. He earned a B.A. from Claremont McKenna College in 1966, and a J.D. from the University of California (Hastings) Law School in 1969. Mr. Roberts has over 34 years experience financing, analyzing and investing in public and private companies, as well as serving on the boards of many public and private companies in the past. As our co-founder and Co-Chief Executive Officer, Mr. Roberts has an intimate knowledge of KKR's business, which allows him to provide insight into various aspects of our business and is of significant value to the board of directors.

        Joseph A. Grundfest has been a member of the board of directors of our Managing Partner since July 15, 2010. Mr. Grundfest has been a member of the faculty of Stanford Law School since 1990, where he is the William A. Franke Professor of Law and Business. He is also senior faculty of the Arthur and Toni Rembe Rock Center for Corporate Governance at Stanford University; founder and director of Directors' College, a venue for the professional education of directors of publicly traded corporations; and co-founder of Financial Engines, Inc., a provider of services and advice to participants in employer-sponsored retirement plans, where he has served as a director since its inception in 1996. Mr. Grundfest was a Commissioner of the SEC from 1985 to 1990. He holds a B.A. in Economics from Yale University and a J.D. from Stanford Law School. Mr. Grundfest's knowledge and expertise in capital markets, corporate governance, and securities laws provides significant value to the oversight and development of our business.

        Dieter Rampl has been a member of the board of directors of our Managing Partner since July 15, 2010. Mr. Rampl has been Chairman of UniCredit Group since 2006 and the Spokesman of the Board of Managing Directors of Bayerische Vereinsbank, Munich since 2003, where he had been a Member of the Board for the Corporate Business and Corporate Finance since 1995. Previously, Mr. Rampl was Managing Director of Charterhouse, London, Manager of the Corporate Business of BHF—Bank Frankfurt and General Manager of BHF North America, and a member of the Foreign Trade Financing group at Société de Banque Suisse. He is also the Vice Chairman of Mediobanca S.p.A., a director of the Italian Banking Association, Chairman of the Supervisory Board of Koenig & Bauer AG and a member of the Supervisory Board of FC Bayern München AG, and was the Chairman of the Supervisory Board of Bayerische Börse AG until June 2010. In addition, Mr. Rampl previously served as a director and Chairman of the Audit Committee of KKR Guernsey GP Limited, the general partner of KKR Guernsey. Mr. Rampl's career in the financial services industry brings important expertise to the oversight and development of our business, and he also provides a valuable European perspective to the board of directors.

        Patricia F. Russo will join the board of directors of our Managing Partner effective April 15, 2011. Ms. Russo served as chief executive officer of Alcatel-Lucent from 2006 to 2008. Prior to the merger of Alcatel and Lucent in 2006, she served as chairman and chief executive officer of Lucent Technologies, Inc. from 2003 to 2006, and as president and chief executive officer from 2002 to 2003. Before rejoining Lucent in 2002, Ms. Russo was president and chief operating officer of Eastman Kodak Company from March 2001 to December 2001. Ms. Russo has been a director of Alcoa Inc. since 2008, Merck & Co., Inc. since 2009, General Motors Company since 2009, and Hewlett-Packard Company since 2011. Prior to its merger with Merck in 2009, Ms. Russo served as a director of Schering-Plough since 1995. Ms. Russo's management and leadership experience as chief executive officer of complex global companies as well as her experience with corporate strategy, mergers and acquisitions, and sales and marketing brings important expertise to the oversight and development of our business. Ms. Russo also brings extensive experience in corporate governance as a member of boards and board committees of other public companies.

        Thomas M. Schoewe has been a member of the board of directors of our Managing Partner since March 14, 2011. Mr Schoewe was executive vice president and chief financial officer for Wal-Mart Stores, Inc., a position he held from 2000 to 2010, and was employed by Walmart in a transitional capacity to January 2011. Prior to his employment at Walmart, Mr. Schoewe served as senior vice president and chief financial officer for Black and Decker Corp., a position he held from 1993 to 1999. Prior to that, he served for four years as Black and Decker's vice president of finance. He previously held the position of vice president of business planning and analysis. He joined Black and Decker in 1986 after serving at Chicago-based Beatrice Companies, where he was chief financial officer and controller of Beatrice Consumer Durables, Inc. He is a member of Financial Executives International. In 2008, Mr. Schoewe was named a National Trustee for The First Tee. Since 2001, he has served on the board of directors of PulteGroup, Inc., formerly known as Pulte Homes, Inc., which merged with Centex Corporation in 2009. He previously served on the Centex board. Mr. Schoewe graduated from Loyola University of Chicago with a bachelor's of business administration degree in finance. Mr. Schoewe's experience in financial reporting, accounting and control, and business planning and analysis brings important expertise to the oversight and development of our business.

        Robert W. Scully has been a member of the board of directors of our Managing Partner since July 15, 2010. Mr. Scully was a member of the Office of the Chairman of Morgan Stanley until his retirement in 2009, where he had previously been Co-President, Chairman of Global Capital Markets and Vice Chairman of Investment Banking. Prior to joining Morgan Stanley, he served as a managing director at Lehman Brothers and at Salomon Brothers. Mr. Scully has been a director of Bank of America Corporation since 2009, where he is a member of the Audit Committee and the chairman of the Compensation and Benefits Committee, and has previously served as a director of GMAC Financial Services and MSCI Inc. He holds an A.B. from Princeton University and an MBA from Harvard Business School. Mr. Scully's 35-year career in the financial services industry brings important expertise to the oversight of our business. In addition, Mr. Scully brings talent development, senior client relationship management and strategic initiative experiences that are important to the development of our business.

        Todd A. Fisher joined the firm in 1993 and is Chief Administrative Officer of our Managing Partner. He is actively involved in managing the firm and serves on the Private Equity Investment Committee. Prior to joining KKR, Mr. Fisher worked for Goldman, Sachs & Co. in New York and for Drexel Burnham Lambert in Los Angeles. Mr. Fisher is a director of Maxeda B.V., Northgate Information Solutions plc. and Rockwood Holdings, Inc. Previously, he served as a director of ALEA Group Holdings AG until 2007, and Bristol West Insurance Group until 2007. Mr. Fisher currently serves as a trustee of the Private Equity Foundation, a London non-profit organization. He holds a B.A. from Brown University, an M.A. in International Affairs from Johns Hopkins University and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania.

        William J. Janetschek joined the firm in 1997 and serves as Chief Financial Officer of our Managing Partner. Prior to joining us, he was a Tax Partner with the New York office of Deloitte & Touche LLP. Mr. Janetschek was with Deloitte & Touche for 13 years. He holds a B.S. from St. John's University and an M.S., Taxation, from Pace University, and is a Certified Public Accountant.

        David J. Sorkin joined the firm in 2007 and serves as General Counsel of our Managing Partner. Prior to joining us, he was a partner with Simpson Thacher & Bartlett LLP, where he was a member of that law firm's executive committee. Mr. Sorkin was with Simpson Thacher & Bartlett LLP for 22 years. He holds a B.A. from Williams College and a J.D. from Harvard University.

Managing Partner Board Structure and Practices

        Matters relating to the structure and practices of our Managing Partner's board of directors are governed by provisions of our Managing Partner's limited liability company agreement and the Delaware Limited Liability Company Act. The following description is a summary of those provisions and does not contain all of the information that you may find useful. For additional information, you should read the copy of our Managing Partner's amended and restated limited liability company agreement that has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Independence and Composition of the Board of Directors

        As of March 15, 2011, our Managing Partner's board of directors consists of six directors, four of whom are independent under NYSE rules relating to corporate governance matters. While we are exempt from NYSE Rules relating to board independence, our Managing Partner intends to maintain a board of directors that consists of at least a majority of directors who are independent under NYSE rules relating to corporate governance matters. Ms. Russo will join the board of directors effective April 15, 2011.

Election and Removal of Directors

        The directors of our Managing Partner may be elected and removed from office only by the vote of a majority of the Class A shares of our Managing Partner that are then outstanding. Each person elected as a director will hold office until a successor has been duly elected and qualified or until his or her death, resignation or removal from office, if earlier. Class A members are not required to hold meetings for the election of directors with any regular frequency and may remove directors, with or without cause, at any time.

        All of our Managing Partner's outstanding Class A shares are held by our senior principals. Under our Managing Partner's limited liability company agreement, each Class A share is non-transferable without the consent of the holders of a majority of the Class A shares that are then outstanding and each Class A share will automatically be redeemed and cancelled upon the holder's death, disability or withdrawal as a member of our Managing Partner. Henry Kravis and George Roberts, our Managing Partner's Co-Chairmen and Co-Chief Executive Officers, collectively hold Class A shares representing a majority of the total voting power of the outstanding Class A shares. In addition, notwithstanding the number of Class A shares held by Messrs. Kravis and Roberts, under our Managing Partner's limited liability company agreement, Messrs. Kravis and Roberts are deemed to represent a majority of the Class A shares then outstanding for purposes of voting on matters upon which holders of Class A shares are entitled to vote. Messrs. Kravis and Roberts may, in their discretion, designate one or more holders of Class A shares to hold such voting power and exercise all of the rights and duties of Messrs. Kravis and Roberts under our Managing Partner's limited liability company agreement. While neither of them acting alone will be able to direct the election or removal of directors, they will be able to control the composition of the board if they act together. While Messrs. Kravis and Roberts historically have acted with unanimity when managing our business, they have not entered into any agreement relating to the voting of their Class A shares. See "Security Ownership."

Limited Matters Requiring a Class B Member Vote

        Through our subsidiaries, we hold voting interests in the general partners of a number of funds that were formed outside of the United States. Under our Managing Partner's limited liability company agreement, our Managing Partner's board of directors will be required to inform the holders of our Managing Partner's Class B shares of any matter requiring the approval of the holders of voting interests held directly or indirectly by us in the general partner of a non-U.S. fund and to cause such voting interests to be voted in accordance with directions received from the holders of a majority of the Class B shares. Holders of Class B shares will have no right to participate in the management of our Managing Partner or us and will not have any other rights under our Managing Partner's limited liability company agreement other than as described above. Our principals collectively hold 100% of our Managing Partner's outstanding Class B shares. See "Security Ownership."

Action by the Board of Directors

        Our Managing Partner's board of directors may take action in a duly convened meeting in which a quorum is present or by a written resolution signed by all directors then holding office. When action is to be taken at a meeting of the board of directors, the affirmative vote of a majority of the directors then holding office is required for any action to be taken.

        Certain specified actions approved by our Managing Partner's board of directors require the additional approval of a majority of the Class A shares of our Managing Partner. These actions consist of the following:

  •
  the entry into a debt financing arrangement by us in an amount in excess of 10% of our existing long-term indebtedness (other than the entry into certain intercompany debt financing arrangements);

  •
  the issuance by us or our subsidiaries of any securities that would (i) represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 5% on a fully diluted, as converted, exchanged or exercised basis, of any class of our or their equity securities or (ii) have designations, preferences, rights, priorities or powers that are more favorable than those of KKR Group Partnership Units;

  •
  the adoption by us of a shareholder rights plan;

  •
  the amendment of our limited partnership agreement or the limited partnership agreements of the KKR Group Partnerships;

  •
  the exchange or disposition of all or substantially all of our assets or the assets of any KKR Group Partnership;

  •
  the merger, sale or other combination of us or any KKR Group Partnership with or into any other person;

  •
  the transfer, mortgage, pledge, hypothecation or grant of a security interest in all or substantially all of the assets of the KKR Group Partnerships;

  •
  the appointment or removal of a Chief Executive Officer or a Co-Chief Executive Officer of our Managing Partner or us;

  •
  the termination of the employment of any of our officers or that of any of our subsidiaries or the termination of the association of a partner with any of our subsidiaries, in each case, without cause;

  •
  the liquidation or dissolution of our partnership, our Managing Partner or any KKR Group Partnership; and

  •
  the withdrawal, removal or substitution of our Managing Partner as the general partner or any person as the general partner of a KKR Group Partnership, or the transfer of beneficial ownership of all or any part of a general partner interest in our partnership or a KKR Group Partnership to any person other than one of our wholly owned subsidiaries.

Board Committees

        Mr. Schoewe joined our audit committee and conflicts committee effective March 14, 2011. Ms. Russo will join our conflicts committee effective April 15, 2011. For more information regarding the standing committees of our Managing Partner see "Directors, Executive Officers and Corporate Governance—Independence and Composition of the Board of Directors—Board Committees" in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference.

SECURITY OWNERSHIP

        The following table sets forth the beneficial ownership of our common units and KKR Group Partnership Units that are exchangeable for our common units by:

  •
  each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of our partnership based on our review of filings with the SEC;

  •
  each of the directors, persons chosen to become a director and named executive officers of our Managing Partner; and

  •
  the directors, persons chosen to become a director and executive officers of our Managing Partner as a group.

        The numbers of common units and KKR Group Partnership Units outstanding and the percentage of beneficial ownership are based on 216,317,787 common units issued and outstanding and 466,689,633 KKR Group Partnership Units that are exchangeable for our common units as of April 1, 2011, and the beneficial ownership reported includes the number of common units or KKR Group Partnership Units to which the reporting person has the right to acquire within 60 days of such date.

			KKR Group Partnership Units and Special Voting Units Beneficially Owned††
	Common Units Beneficially Owned†
					Percentage of Combined Voting Power††
Name(1)	Number	Percent	Number	Percent
KKR Holdings(2)(6)	147,761	*	466,689,633	68.3%	68.4%
Franklin Resources, Inc.(3)	20,700,348	9.6%	—	—	3.0%
Henry R. Kravis(2)(4)(5)(7)	4,814,927	2.2	466,689,633	68.3%	69.0%
George R. Roberts(2)(4)(5)(7)	4,814,927	2.2	466,689,633	68.3%	69.0%
Joseph A. Grundfest	—	—	—	—	—
Dieter Rampl	—	—	—	—	—
Patricia F. Russo(8)	—	—	—	—	—
Robert W. Scully(6)	77,400	*	—	—	*
Thomas M. Schoewe	—	—	—	—	—
Todd A. Fisher(7)	—	—	5,863,461	*	*
William J. Janetschek(7)	—	—	2,045,854	*	*
David J. Sorkin(7)	—	—	1,287,875	*	*
Directors, persons chosen to become a director and executive officers as a group (10 persons)	4,892,327	2.3%	466,689,633	68.3%	69.0%

*
Less than 1.0%.

†
KKR Group Partnership Units held by KKR Holdings are exchangeable (together with the corresponding special voting units) for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with lock-up, vesting and transfer restrictions as described under "Certain Relationships and Related Party Transactions, and Director Independence—Exchange Agreement" in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference. Beneficial ownership of KKR Group Partnership Units reflected in this table has not also been reflected as beneficial ownership of our common units for which such KKR Group Partnership Units may be exchanged.

††
On any matters that may be submitted to a vote of our unitholders, the special voting units provide their holders with a number of votes that is equal to the aggregate number of KKR Group

  Partnership Units that such holders hold and entitle such holders to participate in the vote on the same basis as our unitholders.

(1)
The address of each director and executive officer is c/o KKR Management LLC, 9 West 57th Street, 42nd Floor, New York, New York 10019.

(2)
KKR Holdings owns, beneficially or of record, an aggregate of 147,761 common units and 466,689,633 exchangeable KKR Group Partnership Units (or 100% of the total number of exchangeable KKR Group Partnership Units). Our principals hold interests in KKR Holdings that will entitle them to participate in the value of the KKR Group Partnership Units held by KKR Holdings. KKR Holdings is a limited partnership that is controlled by KKR Holdings GP Limited, its sole general partner, which has investment control over all KKR Group Partnership Units and common units held by KKR Holdings and voting control over all special voting units held by KKR Holdings. Each of Messrs. Kravis and Roberts disclaims beneficial ownership of the securities that may be deemed to be beneficially owned by him, except to the extent of his own pecuniary interest therein. Messrs. Kravis and Roberts, by virtue of their rights under the organizational documents of KKR Holdings GP Limited (the general partner of KKR Holdings), may be deemed to share dispositive and/or voting power with respect to the KKR Group Partnership Units, special voting units and common units held by KKR Holdings. Mr. Kravis disclaims beneficial ownership of the securities that may be deemed to be beneficially owned by him, except with respect to 86,709,475 KKR Group Partnership Units in which he and certain related entities have a pecuniary interest. Mr. Roberts disclaims beneficial ownership of the securities that may be deemed to be beneficially owned by him, except with respect to 86,709,475 KKR Group Partnership Units in which he and certain related entities have a pecuniary interest. The address of KKR Holdings is c/o KKR Management LLC, 9 West 57th Street, 42nd Floor, New York, New York 10019.

(3)
Based on a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2010 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Templeton Global Advisors Limited, these common units are held by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (the "Templeton Investment Management Subsidiaries") of Franklin Resources, Inc. Investment management contracts grant to the Templeton Investment Management Subsidiaries all investment and/or voting power over the securities owned by such investment management clients. As of December 31, 2010, Templeton Global Advisors Limited has sole voting and dispositive power over 19,346,629 of the common units and shared and dispositive voting power over 87,519 of the common units; Templeton Investment Counsel, LLC has sole voting and dispositive power over 1,155,000 of the common units; Franklin Advisory Services, LLC has sole voting and dispositive power over 109,200 of the common units and Fiduciary Trust Company International has sole voting and dispositive power over 2,000 of the common units. The address of these beneficial owners is One Franklin Parkway, San Mateo, California 94403. Their percentage of common units beneficially owned was not calculated by taking into account the number of KKR Group Partnership Units exchangeable for our common units.

(4)
KKR MIF Fund Holdings L.P. owns, beneficially or of record, an aggregate of 1,028,156 common units. The sole general partner of KKR MIF Fund Holdings L.P. is KKR MIF Carry Holdings L.P. The sole general partner of KKR MIF Carry Holdings L.P. is KKR MIF Carry Limited. Each of KKR MIF Carry Holdings L.P. (as the sole general partner of KKR MIF Fund Holdings L.P.); KKR MIF Carry Limited (as the sole general partner of KKR MIF Carry Holdings L.P.); KKR Index Fund Investments L.P. (as the sole shareholder of KKR MIF Carry Limited); KKR IFI GP L.P. (as the sole general partner of KKR Index Fund Investments L.P.); KKR IFI Limited (as the sole general partner of KKR IFI GP L.P.); KKR Fund Holdings L.P. (as the sole shareholder of KKR IFI Limited); KKR Fund Holdings GP Limited (as a general partner of KKR

  Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited); and KKR Management LLC (as the sole general partner of KKR & Co. L.P.) may be deemed to be the beneficial owner of the securities. Messrs. Kravis and Roberts are the designated members of KKR Management LLC and may be deemed to share dispositive power with respect to the common units held by KKR MIF Fund Holdings L.P. Each of Messrs. Kravis and Roberts disclaims beneficial ownership of the securities except to the extent of his pecuniary interest.

(5)
KKR Reference Fund Investments L.P. owns, beneficially or of record, an aggregate of 3,639,010 common units. The sole general partner of KKR Reference Fund Investments L.P. is KKR IFI GP L.P. Each of KKR IFI GP L.P. (as the sole general partner of KKR Reference Fund Investments L.P.); KKR IFI Limited (as the sole general partner of KKR IFI GP L.P.); KKR Fund Holdings L.P. (as the sole shareholder of KKR IFI Limited); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited); and KKR Management LLC (as the sole general partner of KKR & Co. L.P.) may be deemed to be the beneficial owner of the securities. Messrs. Kravis and Roberts are the designated members of KKR Management LLC and may be deemed to share dispositive power with respect to the common units held by KKR MIF Fund Holdings L.P. Each of Messrs. Kravis and Roberts disclaims beneficial ownership of the securities except to the extent of his pecuniary interest.

(6)
Mr. Scully disclaims beneficial ownership of all such common units.

(7)
Not included in this table are common units held by a KKR-affiliated holding vehicle, which have been reported by Messrs. Kravis, Roberts, Fisher, Janetschek and Sorkin pursuant to Section 16 of the Exchange Act with respect to 208,634, 275,583, 135,338, 14,818 and 5,000 common units, respectively.

(8)
Ms. Russo will join the board of directors of our Managing Partner effective April 15, 2011.

Sales by KKR Holdings

        Pursuant to this prospectus, we may issue, from time to time, up to 478,105,194 common units to KKR Holdings and our principals if and when they exchange their KKR Group Partnership Units for our common units pursuant to the exchange agreement. Also pursuant to this prospectus, KKR Holdings may offer and sell a portion of the 478,105,194 common units that are received by it pursuant to the exchange agreement in connection with the implementation of its equity compensation program and the grants of restricted equity units under the program. Any common units sold by KKR Holdings hereunder would reduce the number of common units indicated above as being beneficially owned by KKR Holdings.

        As an affiliate of a broker-dealer, KKR Holdings may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act with respect to any units sold by it hereunder. If deemed to be an underwriter, any profits on the sale of the common stock by KKR Holdings would be deemed to be underwriting discounts and commissions under the Securities Act and KKR Holdings would be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our Managing Partner and its affiliates, including each party's respective owners, on the one hand, and our partnership and our limited partners, on the other hand. Whenever a potential conflict arises between our Managing Partner or its affiliates, on the one hand, and us or any limited partner, on the other hand, our Managing Partner will resolve that conflict. Our limited partnership agreement contains provisions that reduce and eliminate our Managing Partner's duties, including fiduciary duties, to our unitholders. Our limited partnership agreement also restricts the remedies available to unitholders for actions taken that without those limitations might constitute breaches of duty, including fiduciary duties.

        Under our limited partnership agreement, our Managing Partner will not be in breach of its obligations under the limited partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

  •
  approved by the conflicts committee, although our Managing Partner is not obligated to seek such approval;

  •
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our Managing Partner or any of its affiliates, although our Managing Partner is not obligated to seek such approval;

  •
  on terms which are, in the aggregate, no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our Managing Partner may, but is not required to, seek the approval of such resolution from the conflicts committee or our unitholders. If our Managing Partner does not seek approval from the conflicts committee or our unitholders and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that in making its decision the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us or any other person bound by our limited partnership agreement, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our limited partnership agreement, our Managing Partner or the conflicts committee may consider any factors it determines in its sole discretion to consider when resolving a conflict. Our limited partnership agreement provides that our Managing Partner will be conclusively presumed to be acting in good faith if our Managing Partner subjectively believes that the determination made or not made is in the best interests of the partnership.

Covered Agreements

        The conflicts committee is responsible for enforcing our rights under any of the exchange agreement, the tax receivable agreement, the limited partnership agreement of any KKR Group Partnership, or our limited partnership agreement, which we refer collectively to as the covered agreements, against KKR Holdings and certain of its subsidiaries and designees, a general partner or limited partner of KKR Holdings, or a person who holds a partnership or equity interest in the foregoing entities. The conflicts committee is also be authorized to take any action pursuant to any authority or rights granted to such committee under any covered agreement or with respect to any amendment, supplement, modification or waiver to any such agreement that would purport to modify such authority or rights. In addition, the conflicts committee shall approve any amendment to any of the covered agreements that in the reasonable judgment of our Managing Partner's board of directors creates or will result in a conflict of interest.

Potential Conflicts

        Conflicts of interest could arise in the situations described below, among others.

Actions taken by our Managing Partner may affect the amount of cash flow from operations to our unitholders.

        The amount of cash flow from operations that is available for distribution to our unitholders is affected by decisions of our Managing Partner regarding such matters as:

  •
  the amount and timing of cash expenditures, including those relating to compensation;

  •
  the amount and timing of investments and dispositions;

  •
  levels of indebtedness;

  •
  tax matters;

  •
  levels of reserves; and

  •
  issuances of additional partnership securities.

        In addition, borrowings by our limited partnership and our affiliates do not constitute a breach of any duty owed by our Managing Partner to our unitholders. Our partnership agreement provides that we and our subsidiaries may borrow funds from our Managing Partner and its affiliates on terms that are fair and reasonable to us. Under our limited partnership agreement, those borrowings will be deemed to be fair and reasonable if: (i) they are approved in accordance with the terms of the limited partnership agreement; (ii) the terms are no less favorable to us than those generally being provided to or available from unrelated third parties; or (iii) the terms are fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be or have been particularly favorable or advantageous to us.

We will reimburse our Managing Partner and its affiliates for expenses.

        We will reimburse our Managing Partner and its affiliates for costs incurred in managing and operating our partnership and our business. For example, we do not elect, appoint or employ any directors, officers or other employees. All of those persons are elected, appointed or employed by our Managing Partner on our behalf. Our limited partnership agreement provides that our Managing Partner will determine the expenses that are allocable to us.

Our Managing Partner intends to limit its liability regarding our obligations.

        Our Managing Partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our Managing Partner, its assets or its owners. Our limited partnership agreement provides that any action taken by our Managing Partner to limit its liability or our liability is not a breach of our Managing Partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability. The limitation on our Managing Partner's liability does not constitute a waiver of compliance with U. S. federal securities laws that would be void under Section 14 of the Securities Act of 1933.

Our unitholders will have no right to enforce obligations of our Managing Partner and its affiliates under agreements with us.

        Any agreements between us on the one hand, and our Managing Partner and its affiliates on the other, will not grant our unitholders, separate and apart from us, the right to enforce the obligations of our Managing Partner and its affiliates in our favor.

Contracts between us, on the one hand, and our Managing Partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        Our limited partnership agreement allows our Managing Partner to determine in its sole discretion any amounts to pay itself or its affiliates for any services rendered to us. Our Managing Partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our limited partnership agreement nor any of the other agreements, contracts and arrangements between us on the one hand, and our Managing Partner and its affiliates on the other, are or will be the result of arm's-length negotiations. Our Managing Partner will determine the terms of any of these transactions entered into after the completion of the Transactions on terms that it considers are fair and reasonable to us. Our Managing Partner and its affiliates will have no obligation to permit us to use any facilities or assets of our Managing Partner and its affiliates, except as may be provided in contracts entered into specifically dealing with such use. There will not be any obligation of our Managing Partner and its affiliates to enter into any contracts of this kind.

Our common units are subject to our Managing Partner's limited call right.

        Our Managing Partner may exercise its right to call and purchase common units as provided in our limited partnership agreement or assign this right to one of its affiliates or to us. Our Managing Partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a unitholder may have his common units purchased from him at an undesirable time or price. See "Description of Our Limited Partnership Agreement—Limited Call Right."

We may choose not to retain separate counsel for ourselves or for the holders of common units.

        Attorneys, independent accountants and others who will perform services for us are selected by our Managing Partner or the conflicts committee, and may perform services for our Managing Partner and its affiliates. We may retain separate counsel for ourselves or our unitholders in the event of a conflict of interest between our Managing Partner and its affiliates on the one hand, and us or our unitholders on the other, depending on the nature of the conflict, but are not required to do so.

Our Managing Partner's affiliates may compete with us.

        Our partnership agreement provides that our Managing Partner will be restricted from engaging in any business activities other than activities incidental to its ownership of interests in us. Except as provided in the non-competition, non-solicitation and confidentiality agreements to which our principals will be subject, affiliates of our Managing Partner, including its owners, are not prohibited from engaging in other businesses or activities, including those that might compete directly with us.

Certain of our subsidiaries have obligations to investors in our investment funds and may have obligations to other third parties that may conflict with your interests.

        Our subsidiaries that serve as the general partners of our investment funds have fiduciary and contractual obligations to the investors in those funds and some of our subsidiaries may have contractual duties to other third parties. As a result, we expect to regularly take actions with respect to the allocation of investments among our investment funds (including funds that have different fee structures), the purchase or sale of investments in our investment funds, the structuring of investment transactions for those funds, the advice we provide or otherwise that comply with these fiduciary and contractual obligations. In addition, our principals have made personal investments in a variety of our investment funds, which may result in conflicts of interest among investors in our funds or our unitholders regarding investment decisions for these funds. Some of these actions might at the same time adversely affect our near-term results of operations or cash flow.

U.S. federal income tax considerations of our principals may conflict with your interests.

        Because our principals will hold their KKR Group Partnership Units directly or through entities that are not subject to corporate income taxation and we hold our units in one of the KKR Group Partnerships through a subsidiary that is subject to taxation as a corporation in the United States, conflicts may arise between our principals and our partnership relating to the selection and structuring of investments. Our unitholders will be deemed to expressly acknowledge that our Managing Partner is under no obligation to consider the separate interests of such holders, including among other things the tax consequences to our unitholders, in deciding whether to cause us to take or decline to take any actions.

Fiduciary Duties

        Our Managing Partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to our unitholders by our Managing Partner are prescribed by law and our limited partnership agreement. The Delaware Limited Partnership Act provides that Delaware limited partnerships may in their partnership agreements expand, restrict or eliminate the duties, including fiduciary duties, otherwise owed by a general partner to limited partners and the partnership.

        Our partnership agreement contains various provisions modifying, restricting and eliminating the duties, including fiduciary duties, that might otherwise be owed by our Managing Partner. We have adopted these restrictions to allow our Managing Partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without these modifications, our Managing Partner's ability to make decisions involving conflicts of interest would be restricted. These modifications are detrimental to our unitholders because they restrict the remedies available to our unitholders for actions that without those limitations might constitute breaches of duty, including a fiduciary duty, as described below, and they permit our Managing Partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest.

        The following is a summary of the material restrictions on the fiduciary duties owed by our Managing Partner to our unitholders:

State Law Fiduciary Duty Standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. In the absence of a provision in a partnership agreement providing otherwise, the duty of care would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. In the absence of a provision in a partnership agreement providing otherwise, the duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction that is not in the best interests of the partnership where a conflict of interest is present.

Partnership Agreement Modified Standards	General

Our limited partnership agreement contains provisions that waive duties of or consent to conduct by our Managing Partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our limited partnership agreement provides that when our Managing Partner, in its capacity as our Managing Partner, is permitted to or required to make a decision in its "sole discretion" or "discretion" or that it deems "necessary or appropriate" or "necessary or advisable" then our Managing Partner will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any factors affecting us or any limited partners, including our unitholders, and will not be subject to any different standards imposed by the limited partnership agreement, the Delaware Limited Partnership Act or under any other law, rule or regulation or in equity. In addition, when our Managing Partner is acting in its individual capacity, as opposed to in its capacity as our Managing Partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our Managing Partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our Managing Partner, our limited partnership agreement further provides that our Managing Partner and its officers and directors will not be liable to us, our limited partners, including our unitholders, or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our Managing Partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

Special Provisions Regarding Affiliated Transactions

Our limited partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our Managing Partner or by our unitholders must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•       "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our Managing Partner does not seek approval from the conflicts committee or our unitholders and the board of directors of our Managing Partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner, including our unitholders, or our partnership or any other person bound by our limited partnership agreement, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our Managing Partner would otherwise be held.

Rights and Remedies of Unitholders

The Delaware Limited Partnership Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third-party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

        By holding our common units, each unitholder will automatically agree to be bound by the provisions in our partnership agreement, including the provisions described above. This is in accordance with the policy of the Delaware Limited Partnership Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a unitholder to sign our limited partnership agreement does not render our partnership agreement unenforceable against that person.

        We have agreed to indemnify our Managing Partner and any of its affiliates and any member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of our partnership, our Managing Partner or any of our affiliates and certain other specified persons, to the fullest extent permitted by law, against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts incurred by our Managing Partner or these other persons. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Thus, our Managing Partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable. See "Description of Our Limited Partnership Agreement—Indemnification."

DESCRIPTION OF OUR COMMON UNITS

Common Units

        Our common units represent limited partner interests in our partnership. Our unitholders are entitled to participate in our distributions and exercise the rights or privileges available to limited partners under our limited partnership agreement. We are dependent upon the KKR Group Partnerships to fund any distributions we may make to our unitholders, as described under "Distribution Policy." For a description of the relative rights and preferences of holders of our unitholders in and to our distributions, see "Distribution Policy." For a description of the rights and privileges of limited partners under our limited partnership agreement, including voting rights, see "Description of Our Limited Partnership Agreement."

        Unless our Managing Partner determines otherwise, we issue all our common units in uncertificated form.

Further Issuances

        Our limited partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our Managing Partner in its sole discretion without the approval of our unitholders. In accordance with the Delaware Limited Partnership Act and the provisions of our limited partnership agreement, we may also issue additional partner interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to our common units.

Transfer of Common Units

        By acceptance of the transfer of our common units in accordance with our limited partnership agreement, each transferee of our common units will be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our common units:

  •
  will represent that the transferee has the capacity, power and authority to enter into our limited partnership agreement;

  •
  will become bound by the terms of, and will be deemed to have agreed to be bound by, our limited partnership agreement; and

  •
  will give the consents, approvals, acknowledgements and waivers set forth in our partnership agreement.

        A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our Managing Partner may cause any transfers to be recorded on our books and records no less frequently than quarterly.

        Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. A beneficial holder's rights are limited solely to those that it has against the record holder as a result of any agreement between the beneficial owner and the record holder.

Transfer Agent and Registrar

        American Stock Transfer & Trust Company, LLC serves as registrar and transfer agent for our common units.

 DESCRIPTION OF OUR LIMITED PARTNERSHIP AGREEMENT

        The following is a description of the material terms of our amended and restated limited partnership agreement and is qualified in its entirety by reference to all of the provisions of our amended and restated limited partnership agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Because this description is only a summary of the terms of our amended and restated limited partnership agreement, it does not contain all of the information that you may find important. For additional information, you should read "Description of Our Common Units" and "Material U.S. Federal Tax Considerations."

Our Managing Partner

        Our Managing Partner manages all of our operations and activities. Our Managing Partner is authorized in general to perform all acts that it determines to be necessary or appropriate to carry out our purposes and to conduct our business. Our Managing Partner is wholly owned by our principals and controlled by our founders. Common unitholders have only limited voting rights relating to certain matters and, therefore, will have limited or no ability to influence management's decisions regarding our business.

Purpose

        Under our limited partnership agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by our Managing Partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Power of Attorney

        Each limited partner, and each person who acquires a limited partner interest in accordance with the limited partnership agreement, grants to our Managing Partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, dissolution or termination. The power of attorney also grants our Managing Partner the authority to amend, and to make consents and waivers under, the limited partnership agreement and certificate of limited partnership, in each case in accordance with the limited partnership agreement.

Capital Contributions

        Our unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability." Our Managing Partner is not obliged to make any capital contributions.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Limited Partnership Act and that he otherwise acts in conformity with the provisions of the limited partnership agreement, his liability under the Delaware Limited Partnership Act would be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined however that the right, or exercise of the right, by the limited partners as a group:

  •
  to approve some amendments to the limited partnership agreement; or

  •
  to take other action under the limited partnership agreement,

constituted "participation in the control" of our business for the purposes of the Delaware Limited Partnership Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our Managing Partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Limited Partnership Act specifically will provide for legal recourse against our Managing Partner if a limited partner were to lose limited liability through any fault of our Managing Partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law. The limitation on our Managing Partner's liability does not constitute a waiver of compliance with U. S. federal securities laws that would be void under Section 14 of the Securities Act of 1933.

        Under the Delaware Limited Partnership Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Limited Partnership Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Limited Partnership Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act would be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Limited Partnership Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the limited partnership agreement.

        Moreover, if it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to approve some amendments to the limited partnership agreement or to take other action under the limited partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our Managing Partner. We intend to operate in a manner that our Managing Partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        The limited partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our Managing Partner in its sole discretion without the approval of any limited partners.

        In accordance with the Delaware Limited Partnership Act and the provisions of the limited partnership agreement, we could also issue additional partner interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to common units.

Distributions

        Distributions will be made to the partners pro rata according to the percentages of their respective partner interests. See "Distribution Policy."

Amendment of the Limited Partnership Agreement

General

        Amendments to the partnership agreement may be proposed only by our Managing Partner. To adopt a proposed amendment, other than the amendments that do not require limited partner approval discussed below, our Managing Partner must seek approval of the holders of a majority of the outstanding voting units (as defined below) in order to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. On any matter that may be submitted for a vote of unitholders, the holders of KKR Group Partnership Units hold special voting units in our partnership that provide them with a number of votes that is equal to the aggregate number of KKR Group Partnership Units that they then hold and entitle them to participate in the vote on the same basis as unitholders of our partnership. See "—Meetings; Voting." The KKR Group Partnership Units, other than the KKR Group Partnership Units held by us, will initially be owned by KKR Holdings, which is owned by our principals and controlled by our founders.

Prohibited Amendments

        No amendment may be made that would:

          (1)   enlarge the obligations of any limited partner without its consent, except that any amendment that would have a material adverse effect on the rights or preferences of any class of partner interests in relation to other classes of partner interests may be approved by the holders of at least a majority of the type or class of partner interests so affected; or

          (2)   enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our Managing Partner or any of its affiliates without the consent of our Managing Partner, which may be given or withheld in its sole discretion.

        The provision of the limited partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding voting units.

No Limited Partner Approval

        Our Managing Partner may generally make amendments to the limited partnership agreement or certificate of limited partnership without the approval of any limited partner to reflect:

          (1)   a change in the name of the partnership, the location of the partnership's principal place of business, the partnership's registered agent or its registered office;

          (2)   the admission, substitution, withdrawal or removal of partners in accordance with the limited partnership agreement;

          (3)   a change that our Managing Partner determines is necessary or appropriate for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or other jurisdiction or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

          (4)   an amendment that our Managing Partner determines to be necessary or appropriate to address certain changes in U.S. federal, state and local income tax regulations, legislation or interpretation;

          (5)   an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our Managing Partner or its directors, officers, employees, agents or trustees, from having a material risk of being in any manner subjected to the provisions of the Investment Company Act, the Investment Advisers Act or "plan asset" regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

          (6)   a change in our fiscal year or taxable year and related changes;

          (7)   an amendment that our Managing Partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership securities or options, rights, warrants or appreciation rights relating to partnership securities;

          (8)   any amendment expressly permitted in the limited partnership agreement to be made by our Managing Partner acting alone;

          (9)   an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of the limited partnership agreement;

          (10) an amendment effected, necessitated or contemplated by an amendment to the partnership agreement of a KKR Group Partnership that requires unitholders of the KKR Group Partnership to provide a statement, certification or other proof of evidence regarding whether such unitholder is subject to U.S. federal income taxation on the income generated by the KKR Group Partnership;

          (11) any amendment that in the sole discretion of our Managing Partner is necessary or appropriate to reflect and account for the formation by the partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by the partnership agreement;

          (12) a merger, conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance;

          (13) any amendment that our Managing Partner determines to be necessary or appropriate to cure any ambiguity, omission, mistake, defect or inconsistency; or

          (14) any other amendments substantially similar to any of the matters described in (1) through (13) above.

        In addition, our Managing Partner could make amendments to the limited partnership agreement without the approval of any limited partner if those amendments, in the discretion of our Managing Partner:

          (1)   do not adversely affect our limited partners considered as a whole (or adversely affect any particular class of partner interests as compared to another class of partner interests) in any material respect;

          (2)   are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal, state, local or non-U.S. agency or judicial authority or contained in any federal, state, local or non-U.S. statute (including the Delaware Limited Partnership Act);

          (3)   are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

          (4)   are necessary or appropriate for any action taken by our Managing Partner relating to splits or combinations of units under the provisions of the limited partnership agreement; or

          (5)   are required to effect the intent expressed in the registration statement filed in connection with the U.S. Listing or the intent of the provisions of the limited partnership agreement or are otherwise contemplated by the limited partnership agreement.

Opinion of Counsel and Limited Partner Approval

        Our Managing Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under "—No Limited Partner Approval" should occur. No other amendments to the limited partnership agreement (other than an amendment pursuant to a merger, sale or other disposition of assets effected in accordance with the provisions described under "—Merger, Sale or Other Disposition of Assets" or an amendment described in the following paragraphs) will become effective without the approval of holders of at least 90% of the outstanding voting units, unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under the Delaware Limited Partnership Act of any of the limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partner interests in relation to other classes of partner interests will also require the approval of the holders of at least a majority of the outstanding partner interests of the class so affected.

        In addition, any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        The limited partnership agreement would provide that our Managing Partner may, with the approval of the holders of at least a majority of the outstanding voting units, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approve the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our Managing Partner in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets (including for the benefit of persons other than us or our subsidiaries) without the prior approval of the holders of our outstanding voting units. Our Managing Partner could also sell all or substantially all of our assets under any forced sale of any or all of our assets pursuant to the foreclosure or other realization upon those encumbrances without the prior approval of the holders of our outstanding voting units.

        If conditions specified in the limited partnership agreement are satisfied, our Managing Partner may in its sole discretion convert or merge our partnership or any of its subsidiaries into, or convey some or all of its assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in its legal form into another limited liability entity. The unitholders will not be entitled to dissenters' rights of appraisal under the partnership agreement or the Delaware Limited Partnership Act in the event of a merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Election to be Treated as a Corporation

        If our Managing Partner, in its sole discretion, determines that it is no longer in our interests to continue as a partnership for U.S. federal income tax purposes, our Managing Partner may elect to treat our partnership as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes or may chose to effect such change by merger, conversion or otherwise.

Dissolution

        The partnership will dissolve upon:

          (1)   the election of our Managing Partner to dissolve our partnership, if approved by the holders of a majority of the voting power of the partnership's outstanding voting units;

          (2)   there being no limited partners, unless our partnership is continued without dissolution in accordance with the Delaware Limited Partnership Act;

          (3)   the entry of a decree of judicial dissolution of our partnership pursuant to the Delaware Limited Partnership Act; or

          (4)   the withdrawal of our Managing Partner or any other event that results in its ceasing to be our Managing Partner other than by reason of a transfer of general partner interests or withdrawal of our Managing Partner following approval and admission of a successor, in each case in accordance with the limited partnership agreement.

        Upon a dissolution under clause (4), the holders of a majority of the voting power of our outstanding voting units could also elect, within specific time limitations, to continue the partnership's business without dissolution on the same terms and conditions described in the limited partnership agreement by appointing as a successor Managing Partner an individual or entity approved by the holders of a majority of the voting power of the outstanding voting units, subject to the partnership's receipt of an opinion of counsel to the effect that (i) the action would not result in the loss of limited liability of any limited partner and (ii) neither we nor any of our subsidiaries (excluding those formed or existing as corporations) would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, our Managing Partner shall act, or select one or more persons to act, as liquidator. Unless we are continued as a limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our Managing Partner that the liquidator deems necessary or appropriate in its judgment, liquidate our assets and apply the proceeds of the liquidation first, to discharge our liabilities as provided in the limited partnership agreement and by law, and thereafter, to the limited partners pro rata according to the percentages of their respective partner interests as of a record date selected by the liquidator. The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of our assets would be impractical or would cause undue loss to the partners.

Withdrawal of our Managing Partner

        Except as described below, our Managing Partner will agree not to withdraw voluntarily as our Managing Partner prior to December 31, 2020 without obtaining the approval of the holders of at least a majority of the outstanding voting units, excluding voting units held by our Managing Partner and its affiliates, and furnishing an opinion of counsel regarding tax and limited liability matters. On or after December 31, 2020, our Managing Partner may withdraw as Managing Partner without first obtaining approval of any common unitholder by giving 90 days' advance notice, and that withdrawal will not constitute a violation of the limited partnership agreement. Notwithstanding the foregoing, our Managing Partner could withdraw at any time without unitholder approval upon 90 days' advance notice to the limited partners if at least 50% of the outstanding common units are beneficially owned, owned of record or otherwise controlled by one person and its affiliates other than our Managing Partner and its affiliates.

        Upon the withdrawal of our Managing Partner under any circumstances, the holders of a majority of the voting power of the partnership's outstanding voting units may elect a successor to that withdrawing Managing Partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, the partnership will be dissolved, wound up and liquidated, unless within specific time limitations after that withdrawal, the holders of a majority of the voting power of the partnership's outstanding voting units agree in writing to continue our business and to appoint a successor Managing Partner. See "—Dissolution" above.

        Our Managing Partner may not be removed or expelled, with or without cause, by unitholders.

        In the event of withdrawal of a Managing Partner, the departing Managing Partner will have the option to require the successor Managing Partner to purchase the general partner interest of the departing Managing Partner for a cash payment equal to its fair market value. This fair market value will be determined by agreement between the departing Managing Partner and the successor Managing Partner. If no agreement is reached within 30 days of our Managing Partner's departure, an independent investment banking firm or other independent expert, which, in turn, may rely on other experts, selected by the departing Managing Partner and the successor Managing Partner will determine the fair market value. If the departing Managing Partner and the successor Managing Partner cannot agree upon an expert within 45 days of our Managing Partner's departure, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing Managing Partner or the successor Managing Partner, the departing Managing Partner's general partner interest will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing Managing Partner for all amounts due the departing Managing Partner, including without limitation all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing Managing Partner or its affiliates for the partnership's benefit.

Transfer of General Partner Interests

        Except for transfer by our Managing Partner of all, but not less than all, of its general partner interests in the partnership to an affiliate of our Managing Partner, or to another entity as part of the merger or consolidation of our Managing Partner with or into another entity or the transfer by our Managing Partner of all or substantially all of its assets to another entity, our Managing Partner may not transfer all or any part of its general partner interest in the partnership to another person prior to December 31, 2020 without the approval of the holders of at least a majority of the voting power of the partnership's outstanding voting units, excluding voting units held by our Managing Partner and its affiliates. On or after December 31, 2020, our Managing Partner may transfer all or any part of its general partner interest without first obtaining approval of any unitholder. As a condition of this transfer, the transferee must assume the rights and duties of our Managing Partner to whose interest that transferee has succeeded, agree to be bound by the provisions of the limited partnership agreement and furnish an opinion of counsel regarding limited liability matters. At any time, the members of our Managing Partner may sell or transfer all or part of their limited liability company interests in our Managing Partner without the approval of the unitholders.

Limited Call Right

        If at any time:

            (i)  less than 10% of the then issued and outstanding limited partner interests of any class (other than special voting units), including our limited partnership units, are held by persons other than our Managing Partner and its affiliates; or

           (ii)  the partnership is subjected to registration under the provisions of the Investment Company Act, our Managing Partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our Managing Partner, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

            (1)   the current market price as of the date three days before the date the notice is mailed; and

            (2)   the highest cash price paid by our Managing Partner or any of its affiliates acting in concert with us for any limited partner interests of the class purchased within the 90 days preceding the date on which our Managing Partner first mails notice of its election to purchase those limited partner interests.

        As a result of our Managing Partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The U.S. tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his limited partnership units in the market. See "Material U.S. Federal Tax Considerations."

Sinking Fund; Preemptive Rights

        We will not establish a sinking fund and will not grant any preemptive rights with respect to the partnership's limited partner interests.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of our limited partnership units then outstanding, record holders of limited partnership units or of the special voting units to be issued to holders of KKR Group Partnership Units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters as to which holders of limited partner interests have the right to vote or to act.

        Except as described below regarding a person or group owning 20% or more of our limited partnership units then outstanding, each record holder of a common unit will be entitled to a number of votes equal to the number of limited partnership units held. In addition, we issued special voting units to each holder of KKR Group Partnership Units that provide them with a number of votes that is equal to the aggregate number of KKR Group Partnership Units that they hold and entitle them to participate in the vote on the same basis as unitholders. We refer to our common units and special voting units as "voting units." If the ratio at which KKR Group Partnership Units are exchangeable for our common units changes from one-for-one, the number of votes to which the holders of the special voting units are entitled will be adjusted accordingly. Additional limited partner interests having special voting rights could also be issued. See "—Issuance of Additional Securities" above.

        In the case of common units held by our Managing Partner on behalf of non-citizen assignees, our Managing Partner will distribute the votes on those units in the same ratios as the votes of partners in respect of other limited partner interests are cast. Our Managing Partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting, without a vote and without prior notice if consents in writing describing the action so taken are signed by limited partners owning not less than the minimum percentage of the voting power of the outstanding limited partner interests that would be necessary to authorize or take that action at a meeting. Meetings of the limited partners may be called by our Managing Partner or by limited partners owning at least 50% or more of the voting power of the outstanding limited partner interests of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the outstanding limited partner interests of the class for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the limited partners requires approval by holders of a greater percentage of such limited partner interests, in which case the quorum will be the greater percentage.

        However, if at any time any person or group (other than our Managing Partner and its affiliates, or a direct or subsequently approved transferee of our Managing Partner or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of any class of our units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Our units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Status as Limited Partner

        By transfer of our units in accordance with the partnership agreement, each transferee of units will be admitted as a limited partner with respect to the units transferred when such transfer and admission is reflected in the limited partnership's books and records. Except as described under "—Limited Liability" above, in the partnership agreement or pursuant to Section 17-804 of the Delaware Limited Partnership Act (which relates to the liability of a limited partner who receives a distribution of assets upon the winding up of a limited partnership and who knew at the time of such distribution that it was in violation of this provision) the units will be fully paid and non-assessable.

Non-Citizen Assignees; Redemption

        If the partnership is or becomes subject to federal, state or local laws or regulations that in the determination of our Managing Partner create a substantial risk of cancellation or forfeiture of any property in which the partnership has an interest because of the nationality, citizenship or other related status of any limited partner, we may redeem the common units held by that limited partner at their current market price. To avoid any cancellation or forfeiture, our Managing Partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our Managing Partner determines, with the advice of counsel, after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his limited partnership units and may not receive distributions in kind upon our partnership's liquidation.

Indemnification

        Under the limited partnership agreement, in most circumstances we would indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts:

  •
  our Managing Partner;

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  any departing Managing Partner;

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  any person who is or was an affiliate of a Managing Partner or any departing Managing Partner;

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  any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of partnership or its subsidiaries, our Managing Partner or any departing Managing Partner or any affiliate of partnership or its subsidiaries, our Managing Partner or any departing Managing Partner;

  •
  any person who is or was serving at the request of a Managing Partner or any departing Managing Partner or any affiliate of a Managing Partner or any departing Managing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or

  •
  any person designated by our Managing Partner.

        We would agree to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We will also agree to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of the partnership's assets. Unless it otherwise agrees, our Managing Partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the partnership to enable the partnership to effectuate indemnification. The indemnification of the persons described above shall be secondary to any indemnification such person is entitled from another person or the relevant KKR fund to the extent applicable. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether the partnership would have the power to indemnify the person against liabilities under the limited partnership agreement.

Exclusive Delaware Jurisdiction

        The limited partnership agreement provides that each of the limited partners and the Managing Partner and each person holding any beneficial interest in our partnership, to the fullest extent permitted by law, (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to the limited partnership agreement shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, that nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and (vi) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.

Books and Reports

        Our Managing Partner is required to keep appropriate books of the partnership's business at its principal offices or any other place designated by our Managing Partner. The books would be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our year ends on December 31.

        As soon as reasonably practicable after the end of each fiscal year, we will furnish to each partner tax information (including a Schedule K-1), which describes on a U.S. dollar basis such partner's share of our income, gain, loss and deduction for the preceding taxable year. It may require longer than 90 days after the end of the fiscal year to obtain the requisite information from all lower-tier entities so that Schedule K-1s may be prepared for our partnership. Consequently, holders of common units who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each partner will be required to report for all tax purposes consistently with the information provided by us.

Right to Inspect Our Books and Records

        The limited partnership agreement will provide that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

  •
  promptly after becoming available, a copy of our U.S. federal, state and local income tax returns; and

  •
  copies of the limited partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

        Our Managing Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our Managing Partner believes is not in the partnership's best interests or which the partnership is required by law or by agreements with third parties to keep confidential.

COMPARISON OF OWNERSHIP OF KKR GROUP PARTNERSHIP UNITS AND KKR & CO. L.P. COMMON UNITS

        The table below highlights a number of the significant differences between the rights and privileges associated with ownership of KKR & Co. L.P. common units and KKR Group Partnership Units, which is applicable only to KKR Holdings and our principals who may own or come to own KKR Group Partnership Units. This discussion is intended to assist them in understanding how their investment will change if their KKR Group Partnership Units are exchanged for common units. The following information is summary in nature and is not intended to describe all the differences between the KKR Group Partnership Units and the common units.

KKR & Co. L.P.	KKR Group Partnerships
Form of Organization and Purpose

KKR & Co. L.P. was formed on June 25, 2007 as a Delaware limited partnership. Under our partnership agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by our Managing Partner and that lawfully may be conducted by a limited partnership organized under Delaware law. For more information see "Description of Our Limited Partnership Agreement—Our Managing Partner" and "—Purpose".
KKR Management Holdings L.P. was formed as a Delaware limited partnership and may engage in any lawful act for which Delaware limited partnerships may be formed. KKR Fund Holdings L.P. was formed as a Cayman Islands exempted limited partnership and may engage in any lawful act for which Cayman Islands exempted limited partnerships may be formed.
Management

Our Managing Partner, KKR Management LLC, is the general partner of KKR & Co. L.P. Our Managing Partner manages all of our operations and activities. Our Managing Partner is authorized in general to perform all acts that it determines to be necessary or appropriate to carry out our purposes and to conduct our business.
Wholly-owned subsidiaries of KKR & Co. L.P. include the general partners of the KKR Group Partnerships. The business, property and affairs of the KKR Group Partnerships are managed under the sole, absolute and exclusive direction of the general partners.

KKR & Co. L.P.	KKR Group Partnerships
Additional Equity

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our Managing Partner in its sole discretion without the approval of any limited partners. For more information see "Description of Our Limited Partnership Agreement—Issuance of Additional Securities".
The general partners may establish, from time to time in accordance with such procedures as they shall determine from time to time, other classes of units, one or more series of any such classes, or other partnership securities with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of units or other partnership securities), as shall be determined by the appropriate general partner. The general partners may, without the written consent of any limited partner or any other person, amend, supplement, waive or modify any provision of the respective partnership agreement to reflect any amendment, supplement, waiver or modification that such general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity interest in the partnership.
Distributions
Distributions will be made to the partners pro rata according to their percentage interests in KKR & Co. L.P. For more information see "Distribution Policy".
The respective general partners, in their sole discretion, may authorize distributions by the KKR Group Partnerships to their respective partners. In addition, the partnership agreements of the KKR Group Partnerships provide for cash distributions, which we refer to as "tax distributions," to the partners of such partnerships if the general partners determine that the taxable income of the relevant partnership for a fiscal year will give rise to taxable income for its partners to the extent that other distributions made by the KKR Group Partnerships for such year were otherwise insufficient to cover such tax liabilities.

KKR & Co. L.P.	KKR Group Partnerships
Liquidity

Our common units are listed on the New York Stock Exchange under the symbol "KKR".

Common units are securities and are transferable according to the laws governing transfers of securities and our partnership agreement. In addition to other rights acquired upon transfer, by acceptance of the transfer of common units in accordance with our partnership agreement, a transferee of such common units will be admitted as a limited partner with respect to the common units transferred when such transfer or issuance is reflected in our books and records. For more information see "Description of Our Common Units—Transfer of Common Units".
With limited exceptions, no limited partner of the KKR Group Partnerships or assignees thereof may transfer all or any portion of its partnership units or other interest in the partnership (or beneficial interest therein) without the prior consent of the respective general partner, which consent may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the general partner may require) as are determined by the respective general partner, in each case in such general partner's sole discretion.
Fiduciary Duties of General Partner

Our partnership agreement contains provisions that reduce and eliminate our Managing Partner's duties (including fiduciary duties) to the common unitholders. Our partnership agreement also restricts the remedies available to common unitholders for actions taken that without those limitations might constitute breaches of duty (including fiduciary duties). For more information see "Conflicts of Interest and Fiduciary Responsibilities".
The partnership agreements of the KKR Group Partnerships do not create or impose any fiduciary duty on any of the partners (including without limitation, the general partners) of the KKR Group Partnerships or on the respective affiliates of any such partner. Further, the partners under the partnership agreements of the KKR Group Partnerships waive any and all fiduciary duties that, without such waiver, may exist or be implied under law or equity, and in doing so, the partners recognize, acknowledge and agree that their duties and obligations to one another and to the partnerships are only as expressly set forth in the partnership agreements and those required by the Delaware Revised Uniform Limited Partnership Act or the laws of the Cayman Islands, as applicable.

KKR & Co. L.P.	KKR Group Partnerships
Indemnification

Our partnership agreement provides, in most circumstances, for the indemnification of the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, in which such person may be involved or is threatened to be involved by reason of his status as such: our Managing Partner; any departing general partner; any person who is or was an affiliate of a general partner or any departing general partner; any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of us or our subsidiaries, the general partner or any departing general partner or any affiliate of us or our subsidiaries, the general partner or any departing general partner; any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, tax matters partner, agent, fiduciary or trustee of another person; or any person designated by our Managing Partner in its sole discretion. For more information see "Description of Our Limited Partnership Agreement—Indemnification".
To the fullest extent permitted by law, in most circumstances the KKR Group Partnerships are required to indemnify any person (and such person's heirs, executors or administrators) who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the KKR Group Partnerships or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person, or a person for whom such person was the legal representative, is or was a partner (including without limitation, the general partner) or a director, officer or agent of a partner (including without limitation, the general partners) or the KKR Group Partnerships or, while a director, officer or agent of a partner (including without limitation, the general partners) or the KKR Group Partnerships, is or was serving at the request of the KKR Group Partnerships as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, for and against all loss and liability suffered and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.
Removal of General Partner

Our Managing Partner may not be removed unless that removal is approved by the vote of the holders of at least a majority of the outstanding voting units and we receive an opinion of counsel regarding limited liability and tax matters. For more information see "Description of Our Limited Partnership Agreement—Withdrawal of our Managing Partner".	The general partners of the KKR Group Partnerships cannot be removed as the general partners of the KKR Group Partnerships without their approval.

KKR & Co. L.P.	KKR Group Partnerships
Limited Partner Voting Rights

Our common unitholders have only limited voting rights on matters affecting our business and therefore have limited ability to influence management's decisions regarding our business. The voting rights of our common unitholders are limited as set forth in our partnership agreement and in the Delaware Limited Partnership Act. For example, our Managing Partner may generally make amendments to our partnership agreement or certificate of limited partnership without the approval of any common unitholder as set forth under "Description of Our Limited Partnership Agreement—Amendment of the Limited Partnership Agreement—No Limited Partner Approval".
Except as expressly provided in the partnership agreements of the KKR Group Partnerships, the limited partners of the KKR Group Partnerships have no right to vote on any matter involving the partnerships, including with respect to any merger, consolidation, combination or conversion of the KKR Group Partnerships.
Special Meetings Called by Limited Partners

Meetings of our limited partners may be called by our Managing Partner or by limited partners owning at least 50% or more of the voting power of the outstanding limited partner interests of the class or classes for which a meeting is proposed. For more information see "Description of Our Limited Partnership Agreement—Meetings; Voting".	Limited partners of the KKR Group Partnerships have no right under their partnership agreements to call meetings of the partners.
Action Through Writing

Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or, if authorized by our Managing Partner, without a meeting, without a vote and without prior notice if an approval in writing setting forth the action so taken is signed by limited partners owning not less than the minimum percentage of the voting power of the outstanding limited partner interests that would be necessary to authorize or take that action at a meeting at which all the limited partners were present and voted. For more information see "Description of Our Limited Partnership Agreement—Meetings; Voting".
Any action required or permitted to be taken by the partners pursuant to the respective partnership agreements of the KKR Group Partnerships will be taken if all partners whose consent or ratification is required consent thereto or provide ratification in writing.

KKR & Co. L.P.	KKR Group Partnerships
Amendments to Governing Instruments

Our Managing Partner may amend our partnership agreement without the approval of any partner, any unitholder or any other person for various specified reasons; provided, that no provision of our partnership agreement that requires the vote or consent of unitholders holding, or holders of, a percentage of the voting power of outstanding voting units required to take any action will be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of unitholders or holders of outstanding voting units whose aggregate outstanding voting units constitute not less than the voting or consent requirement sought to be reduced; provided further, that no amendment to our partnership agreement may (i) subject to limited exception, enlarge the obligations of any limited partner without its consent or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the general partner or any of its affiliates without the general partner's consent; provided further, that subject to limited exceptions, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class affected; provided further, that subject to limited exceptions, no amendments to our partnership agreement shall become effective without the approval of unitholders holding at least 90% of the voting power of the outstanding voting units unless the partnership obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under the Delaware Limited Partnership Act. For more information see "Description of Our Limited Partnership Agreement—Amendment of the Limited Partnership Agreement".
The partnership agreements of the KKR Group Partnerships may be amended, supplemented, waived or modified by the written consent of the general partners; provided that any amendment that would have a material adverse effect on the rights or preferences of any class of partnership units in relation to other classes of partnership units must be approved by the holders of not less than a majority of the vested percentage interests of the class of partnership units affected; provided further, that the general partners may, without the written consent of any limited partner or any other person, amend, supplement, waive or modify any provision of the partnership agreements of the KKR Group Partnerships and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) any amendment, supplement, waiver or modification that the general partners determine to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity interest in the KKR Group Partnerships; (ii) the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreements of the KKR Group Partnerships; (iii) a change in the name of the KKR Group Partnerships, the location of the principal place of business of the KKR Group Partnerships, the registered agent of the KKR Group Partnerships or the registered office of the KKR Group Partnerships; (iv) any amendment, supplement, waiver or modification that the general partners determine in their sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; (v) a change in the fiscal year or taxable year of the KKR Group Partnerships and any other changes that the general partners determine to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the KKR Group Partnerships including a change in the dates on which distributions are to be made by the KKR Group Partnerships.

KKR & Co. L.P.	KKR Group Partnerships
The general partners may, in their sole discretion, unilaterally amend the partnership agreements of the KKR Group Partnerships to provide for certain tax elections and, among other reasons, to make certain allocations of items of income, gains, deductions and loss pursuant to certain regulations proposed by the U.S. Treasury Department.
Asset Sales, Mergers and Consolidations

Our partnership agreement generally prohibits our Managing Partner, without the prior approval of the holders of a majority of the voting power of our outstanding voting units, from causing us to sell, exchange or otherwise dispose of all or substantially all of our and our subsidiaries' assets, taken as a whole, in a single transaction or a series of related transactions. However, our Managing Partner in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our and our subsidiaries' assets (including for the benefit of persons other than us or our subsidiaries, including our affiliates) without that approval. Our Managing Partner may also sell all or substantially all of our or our subsidiaries' assets under any forced sale of any or all of our or our subsidiaries' assets pursuant to the foreclosure of, or other realization upon, those encumbrances without that approval. Our partnership agreement also prohibits our Managing Partner from merging, consolidating or combining us with one or more other business entities without the approval of the holders of a majority of the voting power of our outstanding voting units, except to convert us to another limited liability entity if certain conditions are met. For additional information see "Description of Our Limited Partnership Agreement—Merger, Sale or Other Disposition of Assets".
The general partners of the KKR Group Partnerships may sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions without the consent of the limited partners.

 COMMON UNITS ELIGIBLE FOR FUTURE SALE

General

        We cannot predict the effect, if any, future sales of common units, or the availability for future sale of common units, will have on the market price of our common units prevailing from time to time. The sale of substantial amounts of our common units in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common units.

        As of March 15, 2011 we have 216,317,787 common units outstanding, which amount excludes common units beneficially owned by KKR Holdings through its ownership of KKR Group Partnership Units, discussed below, and common units available for future issuance under the Equity Incentive Plan.

        As of March 15, 2011 KKR Holdings owns 466,689,633 KKR Group Partnership Units that may be exchanged, on a quarterly basis, for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. Except for interests held by its founders and certain interests held by other executives that were vested upon grant, interests in KKR Holdings that are held by our principals are subject to time based vesting up to a five-year period from the date of grant or performance based vesting and, following such vesting, additional restrictions on exchange for a period of one or two years. The common units issued upon such exchanges would be "restricted securities," as defined in Rule 144 under the Securities Act, unless we register such issuances. Pursuant to a registration rights agreement with KKR Holdings, we are registering the issuance of our common units to permit holders of KKR Group Partnership Units who exchange their KKR Group Partnership Units to sell without restriction in the open market or otherwise any of our common units that they receive upon exchange.

        Under our Equity Incentive Plan we may grant to our employees awards representing our common units. The issuance of common units pursuant to awards under the Equity Incentive Plan would dilute common unitholders and KKR Holdings pro rata in accordance with their respective percentage interests in the KKR Group Partnerships. The total number of our common units that may initially be issued under our Equity Incentive Plans is equivalent to 15% of the number of fully diluted common units outstanding. We have filed a registration statement on Form S-8 under the Securities Act to register common units issued or covered by our Equity Incentive Plan and intend to file one or more registration statements on Form S-8 under the Securities Act to register common units issued or covered by any other plans under which our employees and others providing services to us may receive common units. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, common units registered under such registration statements will be available for sale in the open market.

        Our limited partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our Managing Partner in its sole discretion without the approval of any limited partners. See "Description of Our Limited Partnership Agreement—Issuance of Additional Securities."

Registration Rights

        We have entered into a registration rights agreement with KKR Holdings pursuant to which we have granted it, its affiliates and transferees of its KKR Group Partnership Units the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act our common units (and other securities convertible into or exchangeable or exercisable for our common units) held or acquired by them. Securities registered pursuant to such registration rights under any such registration statement will be available for sale in the open market unless restrictions apply. See "Certain Relationships and Related Party Transactions, and Director Independence—

Registration Rights Agreement" in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference.

Rule 144

        In general, under Rule 144 as currently in effect, a person, including an affiliate of ours, who has beneficially owned common units for at least six months, is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of common units then outstanding, as shown by the most recent report or statement by us, which percentage will represent 2,163,177 common units based on the number of common units outstanding of 216,317,787; and

  •
  the average weekly trading volume of our common units on the NYSE during the four calendar weeks preceding (a) the date on which notice of sale is filed on Form 144 with respect to such sale or (b) if no notice of sale is required, the date of the receipt of the order or the date of execution, as applicable.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

        In addition, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned the common units proposed to be sold for at least six months would be entitled to sell an unlimited number of common units under Rule 144 provided current public information about us is available and, after one year, an unlimited number of common units without restriction.

 MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

        This summary discusses the material U.S. federal tax considerations related to the ownership and disposition of our common units as of the date hereof. This summary is based on provisions of the Internal Revenue Code, on the regulations promulgated thereunder and on published administrative rulings and judicial decisions, all of which are subject to change at any time, possibly with retroactive effect. This discussion is necessarily general and may not apply to all categories of investors, some of which, such as banks, thrifts, insurance companies, persons liable for the alternative minimum tax, dealers, investors who were deemed to own 10% or more of any foreign corporation owned by us (taking into account the investor's interest in such foreign corporation as a result of their ownership interest in us or otherwise), and other investors that do not own their common units as capital assets, may be subject to special rules. Tax-exempt organizations and mutual funds are discussed separately below. The actual tax consequences of the ownership of our common units will vary depending on your circumstances. This discussion, to the extent it states matters of U.S. federal tax law or legal conclusions and subject to the qualifications herein, represents the opinion of Simpson Thacher & Bartlett LLP. Such opinion is based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations, including representations contained in certificates provided to us. Any alteration or incorrectness of such facts, assumptions, representations or determinations could adversely impact the accuracy of this summary and such opinion. Moreover, opinions of counsel are not binding on the IRS or any court, and the IRS may challenge the conclusions herein and a court may sustain such a challenge.

        For purposes of this discussion, a "U.S. Holder" is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which either (A) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A "Non-U.S. Holder" is a holder that is not a U.S. Holder.

        If a partnership holds our common units, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds our common units, you should consult your tax advisors. This discussion does not constitute tax advice and is not intended to be a substitute for tax planning.

        Common unitholders should consult their own tax advisors concerning the U.S. federal, state and local income tax and estate tax consequences in their particular situations of the ownership and disposition of common units, as well as any consequences under the laws of any other taxing jurisdiction. This discussion only addresses the material U.S. federal tax considerations of the ownership and disposition of common units and does not address the tax considerations under the laws of any tax jurisdiction other than the United States. Non-U.S. Holders, therefore, should consult their own tax advisors regarding the tax consequences to them of the ownership and disposition of common units under the laws of their own taxing jurisdiction.

Taxation of Our Partnership

        Subject to the discussion set forth in the next paragraph, an entity that is treated as a partnership for U.S. federal income tax purposes is not a taxable entity for U.S. federal income tax purposes and incurs no U.S. federal income tax liabilities. Each partner of a partnership is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of the extent to which, or whether, it receives cash distributions from the partnership, and thus may incur income tax liabilities unrelated to (and in excess of) any distributions from the partnership. Distributions of cash by a partnership to a partner are not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in its partnership interest.

        An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a "publicly traded partnership," unless an exception applies. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We are a publicly traded partnership.

        However, an exception to taxation as a corporation, referred to as the "Qualifying Income Exception," exists if at least 90% of the partnership's gross income for every taxable year consists of "qualifying income" and the partnership is not required to register under the Investment Company Act. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

        Our Managing Partner has adopted a set of investment policies and procedures that govern the types of investments we can make (and income we can earn), including structuring certain investments through entities, such as our intermediate holding company, classified as corporations for U.S. federal income tax purposes (as discussed further below), to ensure that we will meet the Qualifying Income Exception in each taxable year. It is the opinion of Simpson Thacher & Bartlett LLP that we will be treated as a partnership and not as a corporation for U.S. federal income tax purposes based on certain assumption and factual statements and representations made by us, including statements and representations as to the manner in which we intend to manage our affairs, the composition of our income, and that our Managing Partner will ensure that we comply with the investment policies and procedures put in place to ensure that we meet the Qualifying Income Exception in each taxable year. However, this opinion is based solely on current law and does not take into account any proposed or potential changes in law (including the proposed legislation described in "Proposed Legislation" below) which may be enacted with retroactive effect. Moreover, opinions of counsel are not binding upon the IRS or any court, and the IRS may challenge this conclusion and a court may sustain such a challenge.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, or if we are required to register under the Investment Company Act, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed the stock to the common unitholders in liquidation of their interests in us. Based on current law, this deemed contribution and liquidation would be tax-free to common unitholders so long as we do not have liabilities in excess of the tax basis of our assets at that time. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

        If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our common unitholders, and we would be subject to U.S. corporate income tax on our taxable income. Distributions made to our common unitholders would be treated as either taxable dividend income, which may be eligible for reduced rates of taxation, to the extent of our current or accumulated earnings and profits, or in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder's tax basis in the common units, or as taxable capital gain, after the holder's basis is reduced to zero. In addition, in the case of Non-U.S. Holders, distributions treated as dividends would be subject to withholding tax. Accordingly, treatment as a corporation would materially reduce a holder's after-tax return and thus could result in a reduction of the value of the common units.

        If at the end of any taxable year we fail to meet the Qualifying Income Exception, we may still qualify as a partnership if we are entitled to relief under the Internal Revenue Code for an inadvertent termination of partnership status. This relief will be available if: (i) the failure is cured within a reasonable time after discovery; (ii) the failure is determined by the IRS to be inadvertent; and (iii) we agree to make such adjustments (including adjustments with respect to our partners) or to pay such amounts as are required by the IRS. It is not possible to state whether we would be entitled to this relief in any or all circumstances. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or our unitholders (during the failure period) will be required to pay such amounts as are determined by the IRS.

Proposed Legislation

        Over the past several years, a number of legislative and administrative proposals have been introduced and, in certain cases, have been passed by the U.S. House of Representatives. Most recently, the U.S. House of Representatives on May 28, 2010 passed legislation that would have, in general, treated income and gains, including gain on sale, attributable to an interest in an investment services partnership interest, or "ISPI", as income subject to a new blended tax rate that is higher than under current law, except to the extent such ISPI would have been considered under the legislation to be a qualified capital interest. Your interest in us, our interest in KKR Fund Holdings L.P. and the interests that KKR Fund Holdings L.P. holds in entities that are entitled to receive carried interest may have been classified as ISPIs for purposes of this legislation. The U.S. Senate considered but did not pass similar legislation. It is unclear when or whether the U.S. Congress will reconsider similar legislation or what provisions will be included in any legislation, if enacted.

        The House bill provided that, for taxable years beginning ten years after the date of enactment, income derived with respect to an ISPI that is not a qualified capital interest and that is subject to the rules discussed above would not be qualifying income for purposes of the Qualifying Income Exception. Therefore, if similar legislation is enacted, following such ten-year period, we would be precluded from qualifying as a partnership for U.S. federal income tax purposes or be required to hold all such ISPIs through corporations, possibly U.S. corporations. If we were taxed as a U.S. corporation or required to hold all ISPIs through corporations, our effective tax rate would increase significantly. The federal statutory rate for corporations is currently 35%. In addition, we could be subject to increased state and local taxes. Furthermore, you could be subject to tax on our conversion into a corporation or any restructuring required in order for us to hold our ISPIs through a corporation.

        The Obama administration has indicated it supports the adoption of legislation that similarly changes the treatment of carried interest for U.S. federal income tax purposes. In its published revenue proposals for 2012 the Obama administration proposes that the current law regarding the treatment of carried interest be changed for periods after December 31, 2011 to subject such income to ordinary income tax (which is taxed at a higher rate than the proposed blended tax rate under the House legislation). The Obama administration's published revenue proposals for 2010 and 2011 contained similar proposals.

        States and other jurisdictions have also considered legislation to increase taxes with respect to carried interest. For example, New York recently considered legislation under which you could be subject to New York state income tax on income in respect of our common units as a result of certain activities of our affiliates in New York. This legislation would have been retroactive to January 1, 2010. It is unclear when or whether similar legislation will be enacted.

        The remainder of this discussion is based on current law without regard to the proposed legislation discussed above.

Taxation of our Intermediate Holding Company

        The income derived by us from KKR's fund management services likely will not be qualifying income for purposes of the Qualifying Income Exception. Therefore, in order to meet the Qualifying Income Exception, we hold our interests in the KKR Group Partnership that holds such fund management companies and other investments that may not generate qualifying income for purposes of the Qualifying Income Exception, indirectly through our intermediate holding company, KKR Management Holdings Corp., which is treated as a corporation for U.S. federal income tax purposes.

        As the holder of KKR Management Holdings Corp. common stock, we are not taxed directly on the earnings of KKR Management Holdings Corp. or the earnings of entities held through KKR Management Holdings Corp. Rather, as a partner of KKR Management Holdings L.P., KKR Management Holdings Corp. incurs U.S. federal income taxes on its proportionate share of any net taxable income of KKR Management Holdings L.P. KKR Management Holdings Corp.'s liability for U.S. federal income taxes and applicable state, local and other taxes could be increased if the IRS were to successfully reallocate income or deductions of the related entities conducting KKR's business.

        Distributions of cash or other property that we receive from KKR Management Holdings Corp. will constitute dividends for U.S. federal income tax purposes to the extent paid from KKR Management Holdings Corp.'s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by KKR Management Holdings Corp. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in the KKR Management Holdings Corp. common stock, and thereafter will be treated as a capital gain.

        If we form, for other purposes, a U.S. corporation or other entity treated as a U.S. corporation for U.S. federal income tax purposes, that corporation would be subject to U.S. federal income tax on its income.

Personal Holding Companies

        KKR Management Holdings Corp. could be subject to additional U.S. federal income tax on a portion of its income if it is determined to be a personal holding company, or PHC, for U.S. federal income tax purposes. Subject to certain exceptions, a U.S. corporation will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation's adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents).

        Due to applicable attribution rules, it is likely that five or fewer individuals or tax-exempt organizations will be treated as owning actually or constructively more than 50% of the value of KKR Management Holdings Corp. common stock. Consequently, KKR Management Holdings Corp. could be or become a PHC, depending on whether it fails the PHC gross income test. If, as a factual matter, the income of KKR Management Holdings Corp. fails the PHC gross income test, it will be a PHC. Certain aspects of the gross income test cannot be predicted with certainty. Thus, no assurance can be given that KKR Management Holdings Corp. will not become a PHC following this offering or in the future.

        If KKR Management Holdings Corp. is or were to become a PHC in a given taxable year, it would be subject to an additional 15% PHC tax on its undistributed PHC income, which generally includes the company's taxable income, subject to certain adjustments. For taxable years beginning after December 31, 2010, the PHC tax rate on undistributed PHC income will be equal to the highest marginal rate on ordinary income applicable to individuals. If KKR Management Holdings Corp. were to become a PHC and had significant amounts of undistributed PHC income, the amount of PHC tax could be material. However, distributions of such income reduce the PHC income subject to tax.

Certain State, Local and Non-U.S. Tax Matters

        We and our subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property or reside. For example, we and our subsidiaries may be subject to New York City unincorporated business tax. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our common unitholders may not conform to the U.S. federal income tax treatment discussed herein. We will pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not pass through to common unitholders as a credit against their U.S. federal income tax liability.

Consequences to U.S. Holders of Common Units

        The following is a summary of the material U.S. federal income tax consequences that will apply to you as a U.S. Holder of our common units.

        For U.S. federal income tax purposes, your allocable share of our items of income, gain, loss, deduction or credit will be governed by the limited partnership agreement for our partnership if such allocations have "substantial economic effect" or are determined to be in accordance with your interest in our partnership. We believe that for U.S. federal income tax purposes, such allocations will have substantial economic effect or be in accordance with your interest in our partnership, and our Managing Partner intends to prepare tax returns based on such allocations. If the IRS successfully challenges the allocations made pursuant to the limited partnership agreements, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in the limited partnership agreements.

        The characterization of an item of our income, gain, loss, deduction or credit will be determined at our (rather than at your) level. Similarly, the characterization of an item of KKR Fund Holdings L.P.'s income, gain, loss deduction or credit will be determined at the level of KKR Fund Holdings L.P. or the level of any subsidiary partnership in which KKR Fund Holdings L.P. owns an interest rather than at our level. Distributions we receive from KKR Management Holdings Corp. will be taxable as dividend income to the extent of KKR Management Holdings Corp.'s current and accumulated earnings and profits and, to the extent allocable to individual holders of common units, they will be eligible for a reduced rate of tax of 15% through 2012, provided that certain holding period requirements are satisfied. Also, a U.S. Holder that is a corporation, subject to limitations, may be entitled to a dividends received deduction with respect to its shares of dividends paid to us by KKR Management Holdings Corp.

        We may derive taxable income from an investment that is not matched by a corresponding distribution of cash. In addition, special provisions of the Internal Revenue Code may be applicable to certain of our investments, and may affect the timing of our income, requiring us (and, consequently, you) to recognize taxable income before we (or you) receive cash, if any, attributable to such income. Accordingly, it is possible that your allocable share of our income for a particular taxable year could exceed any cash distribution you receive for the year, thus giving rise to an out-of-pocket tax liability for you.

Basis, Holding Period

        You will have an initial tax basis in your common units equal to the amount paid for your common units. Your basis will be increased by your share of our income and by increases in your share of our liabilities, if any. Your basis will be decreased, but not below zero, by distributions from us, by your share of our losses and by any decrease in your share of our liabilities.

        If you acquire common units in separate transactions you must combine the basis of those units and maintain a single adjusted tax basis for all those units. Upon a sale or other disposition of less than all of the common units, a portion of that tax basis must be allocated to the common units sold.

Limits on Deductions for Losses and Expenses

        Your deduction of your share of our losses will be limited to your tax basis in your common units and, if you are an individual or a corporate holder that is subject to the "at risk" rules, to the amount for which you are considered to be "at risk" with respect to our activities, if that is less than your tax basis. In general, you will be at risk to the extent of your tax basis in your common units, reduced by (1) the portion of that basis attributable to your share of our liabilities for which you will not be personally liable and (2) any amount of money you borrow to acquire or hold your common units, if the lender of those borrowed funds owns an interest in us, is related to you or can look only to the common units for repayment. Your at risk amount will generally increase by your allocable share of our income and gain and decrease by cash distributions to you and your allocable share of losses and deductions. You must recapture losses deducted in previous years to the extent that distributions cause your at risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that your tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Any excess loss above that gain previously suspended by the at risk or basis limitations may no longer be used.

        We do not expect to generate income or losses from "passive activities" for purposes of Section 469 of the Internal Revenue Code. Accordingly, income allocated to you by us may not be offset by your Section 469 passive losses and losses allocated to you may not be used to offset your Section 469 passive income. In addition, other provisions of the Internal Revenue Code may limit or disallow any deduction for losses by you or deductions associated with certain assets of the partnership in certain cases. You should consult with your tax advisors regarding the limitations on the deductibility of losses that you may be subject to under applicable sections of the Internal Revenue Code.

Limitations on Deductibility of Organizational Expenses and Syndication Fees

        Neither we nor any U.S. Holder may deduct organizational or syndication expenses. Syndication fees (which would include any sales or placement fees or commissions or underwriting discount payable to third parties) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions

        Your share of our interest expense is likely to be treated as "investment interest" expense. If you are a non-corporate U.S. Holder, the deductibility of "investment interest" expense is limited to the amount of your "net investment income." Your share of our dividend and interest income will be treated as investment income, although "qualified dividend income" subject to reduced rates of tax in the hands of an individual will only be treated as investment income if you elect to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for your share of our interest expense.

        The computation of your investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but does not include long-term capital gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates is excluded from net investment income, unless the U.S. Holder elects to pay tax on such gain or dividend income at ordinary income rates.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates

        Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer's adjusted gross income. Moreover, in taxable years beginning on or after

January 1, 2013 the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (1) 3% of the excess of the individual's adjusted gross income over the threshold amount, or (2) 80% of the amount of the itemized deductions.

        The operating expenses of KKR Fund Holdings L.P., including any management fees paid, may be treated as miscellaneous itemized deductions subject to the foregoing rule. Accordingly, if you are a non-corporate U.S. Holder, you should consult your tax advisors with respect to the application of these limitations.

Treatment of Distributions

        Distributions of cash by us will not be taxable to you to the extent of your adjusted tax basis (described above) in your common units. Any cash distributions in excess of your adjusted tax basis will be considered to be gain from the sale or exchange of your common units (described below). Under current laws, such gain would be treated as capital gain and would be long-term capital gain if your holding period for your common units exceeds one year, subject to certain exceptions (described below). A reduction in your allocable share of our liabilities, and certain distributions of marketable securities by us, are treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of Common Units

        You will recognize gain or loss on a sale of common units equal to the difference, if any, between the amount realized and your adjusted tax basis in the common units sold. Your amount realized will be measured by the sum of the cash or the fair market value of other property received plus your share of our liabilities, if any, at the time of such sale or exchange.

        Subject to the exceptions discussed in this paragraph, gain or loss recognized by you on the sale or exchange of a common unit will be taxable as capital gain or loss and will be long-term capital gain or loss if your holding period in your common units (as discussed above under "—Basis, Holding Period") is greater than one year on the date of such sale or exchange. If we have not made a qualifying electing fund election, or QEF election, to treat our interest in a passive foreign investment company, or PFIC, as a qualified electing fund, or QEF, gain attributable to such an interest would be taxable as ordinary income and would be subject to an interest charge. In addition, certain gain attributable to our investment in a controlled foreign corporation, or CFC, may be ordinary income and certain gain attributable to "unrealized receivables" or "inventory items" would be characterized as ordinary income rather than capital gain. For example, if we hold debt acquired at a market discount, accrued market discount on such debt would be treated as "unrealized receivables." The deductibility of capital losses is subject to limitations.

        Holders who acquire units at different times and intend to sell all or a portion of the units within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain "split holding period" rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Foreign Tax Credit Limitations

        Subject to certain exceptions and limitations, you will be entitled to a foreign tax credit with respect to your allocable share of creditable foreign taxes paid on our income and gains (other than the income and gains of our intermediate holding company). Complex rules may, depending on your particular circumstances, limit the availability or use of foreign tax credits. Gains from the sale of our foreign investments may be treated as U.S. source gains. Consequently, you may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Certain losses that we incur may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available.

Section 754 Election

        We have an election in place pursuant to Section 754 of the Internal Revenue Code. The election is irrevocable without the consent of the IRS, and will generally require us to adjust the tax basis in our assets, or "inside basis," attributable to a transferee of common units under Section 743(b) of the Internal Revenue Code to reflect the purchase price of the common units paid by the transferee. In addition, KKR Management Holdings L.P. has made a Section 754 election. Therefore, similar adjustments will be made upon the transfer of interests in KKR Management Holdings L.P.

        Even though we will have a Section 754 election in effect, because there is no Section 754 election in effect for KKR Fund Holdings L.P., and we will not make an election for it, it is unlikely that our Section 754 election will provide any substantial benefit or detriment to a transferee of our common units.

        The calculations involved in the Section 754 election are complex. We will make them on the basis of assumptions as to the value of our assets and other matters.

Uniformity of Common Units, Transferor/Transferee Allocations

        Because we cannot match transferors and transferees of our common units, we will adopt depreciation, amortization and other tax accounting positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain on the sale of our common units and could have a negative impact on the value of our common units or result in audits of and adjustments to our common unitholders' tax returns.

        In addition, generally our taxable income and losses will be determined and apportioned among investors using conventions we regard as consistent with applicable law. As a result, if you transfer your common units, you may be allocated income, gain, loss and deduction realized by us after the date of transfer. Similarly, a transferee may be allocated income, gain, loss and deduction realized by us prior to the date of the transferee's acquisition of our common units.

        Although Section 706 of the Internal Revenue Code generally provides guidelines for allocations of items of partnership income and deductions between transferors and transferees of partner interests, it is not clear that our allocation method complies with its requirements. If our convention were not permitted, the IRS might contend that our taxable income or losses must be reallocated among the investors. If such a contention were sustained, your respective tax liabilities would be adjusted to your possible detriment. Our Managing Partner is authorized to revise our method of allocation between transferors and transferees (as well as among investors whose interests otherwise vary during a taxable period).

Foreign Currency Gain or Loss

        Our functional currency will be the U.S. dollar, and our income or loss will be calculated in U.S. dollars. It is likely that we will recognize "foreign currency" gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss. You should consult your tax advisor with respect to the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

        We may own directly or indirectly interests in foreign entities that are treated as corporations for U.S. federal income tax purposes. You may be subject to special rules as a result of your indirect investments in such foreign corporations, including the rules applicable to an investment in a passive foreign investment company, or PFIC. KKR Management Holdings Corp. will be subject to similar rules as those described below with respect to any PFICs owned directly or indirectly by it.

        A PFIC is defined as any foreign corporation with respect to which either (1) 75% or more of the gross income for a taxable year is "passive income" or (2) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce "passive income." There are no minimum stock ownership requirements for shareholders in PFICs. Once a corporation qualifies as a PFIC it is, subject to certain exceptions, always treated as a PFIC, regardless of whether it satisfies either of the qualification tests in subsequent years. Any gain on disposition of stock of a PFIC, as well as income realized on certain "excess distributions" by the PFIC, is treated as though realized ratably over the shorter of your holding period in our common units or our holding period in the PFIC. Such gain or income is taxable as ordinary income and dividends paid by a PFIC to an individual will not be eligible for the reduced rates of taxation that are available for certain qualifying dividends. In addition, an interest charge would be imposed on you based on the tax deferred from prior years.

        Although it may not always be possible, we expect to make a QEF election under the Internal Revenue Code where possible with respect to each entity treated as a PFIC to treat such non-U.S. entity as a QEF in the first year we hold shares in such entity. A QEF election is effective for our taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If we make a QEF election with respect to our interest in a PFIC, in lieu of the foregoing treatment, we would be required to include in income each year a portion of the ordinary earnings and net capital gains of the QEF called "QEF Inclusions," even if not distributed to us. Thus, holders may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. However, a holder may elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Our tax basis in the shares of such non-U.S. entities, and a holder's basis in our common units, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for reduced rates of taxation. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed. You should consult your tax advisors as to the manner in which QEF Inclusions affect your allocable share of our income and your basis in your common units.

        Alternatively, in the case of a PFIC that is a publicly traded foreign company, we may make an election to "mark to market" the stock of such foreign company on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. You may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years.

        We may make certain investments, including for instance investments in specialized investment funds or investments in funds of funds through non-U.S. corporate subsidiaries of the KKR Group Partnerships or through other non-U.S. corporations. Such entities may be PFICs for U.S. federal income tax purposes. In addition, certain of our investments could be in PFICs. Thus, we can make no assurance that some of our investments will not be treated as held through a PFIC or as interests in PFICs or that such PFICs will be eligible for the "mark to market" election, or that as to any such PFICs we will be able to make QEF elections.

        If we do not make a QEF election with respect to a PFIC, Section 1291 of the Internal Revenue Code will treat all gain on a disposition by us of shares of such entity, gain on the disposition of common units by a holder at a time when we own shares of such entity, as well as certain other defined "excess distributions," as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the holder held its common units or the period during which we held our shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. Holders will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to "qualified dividend income" for individual U.S. persons.

Controlled Foreign Corporations

        A non-U.S. entity will be treated as a controlled foreign corporation, or CFC, if it is treated as a corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For this purpose, a "U.S. Shareholder" with respect to a non-U.S. entity means a U.S. person (including a U.S. partnership like us) that owns 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

        When making investment or other decisions, we will consider whether an investment will be a CFC and the consequences related thereto. If we are a U.S. Shareholder in a non-U.S. entity that is treated as a CFC, each common unitholder may be required to include in income its allocable share of the CFC's "Subpart F" income reported by us. Subpart F income generally includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other generally passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity's current earnings and profits. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, an investor may be required to report as ordinary income its allocable share of the CFC's Subpart F income reported by us without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of the CFC.

        The tax basis of our shares of such non-U.S. entity, and your tax basis in your common units, will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the reduced rate of tax applicable to "qualified dividend income" for individual U.S. persons. See above under "—Limitations on Interest Deductions."Amounts included as such income with respect to direct and indirect investments generally will not be taxable again when actually distributed.

        Regardless of whether any CFC has Subpart F income, any gain allocated to you from our disposition of stock in a CFC will be treated as dividend income to the extent of your allocable share of the current and/or accumulated earnings and profits of the CFC which may be eligible for the reduced rates of taxation applicable to certain qualified dividends. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a non-U.S. entity owned by us that is treated as a CFC will not pass through to you. Moreover, a portion of your gain from the sale or exchange of your common units may be treated as ordinary income. Any portion of any gain from the sale or exchange of a common unit that is attributable to a CFC may be treated as an "unrealized receivable" taxable as ordinary income. See "—Sale or Exchange of Common Units."

        If a non-U.S. entity held by us is classified as both a CFC and a PFIC during the time we are a U.S. Shareholder of such non-U.S. entity, you will be required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, and the consequences described under "—Passive Foreign Investment Companies" above will not apply. If our ownership percentage in a non-U.S. entity changes such that we are not a U.S. Shareholder with respect to such non-U.S. entity, then you may be subject to the PFIC rules. The interaction of these rules is complex, and prospective holders are urged to consult their tax advisors in this regard.

Investment Structure

        To manage our affairs so as to meet the Qualifying Income Exception for the publicly traded partnership rules (discussed above) and comply with certain requirements in our partnership agreement, we may need to structure certain investments through entities classified as a corporation for U.S. federal income tax purposes. However, because our common unitholders will be located in numerous taxing jurisdictions, no assurances can be given that any such investment structure will be beneficial to all our common unitholders to the same extent, and may even impose additional tax burdens on some of our common unitholders. As discussed above, if the entity were a non-U.S. corporation it may be considered a CFC or PFIC. If the entity were a U.S. corporation, it would be subject to U.S. federal income tax on its operating income, including any gain recognized on its disposal of its investments. In addition, if the investment involves U.S. real estate, gain recognized on disposition of the real estate would generally be subject to U.S. federal income tax, whether the corporation is a U.S. or a non-U.S. corporation.

Taxes in Other State, Local, and Non-U.S. Jurisdictions

        In addition to U.S. federal income tax consequences, you may be subject to potential U.S. state and local taxes because of an investment in us in the U.S. state or locality in which you are a resident for tax purposes or in which we have investments or activities, including jurisdictions in which we hold certain oil, gas or similar natural resource-related investments. You may also be subject to tax return filing obligations and income, franchise or other taxes, including withholding taxes, in state, local or non-U.S. jurisdictions in which we invest, or in which entities in which we own interests conduct activities or derive income. Income or gains from investments held by us may be subject to withholding or other taxes in jurisdictions outside the United States, subject to the possibility of reduction under applicable income tax treaties. If you wish to claim the benefit of an applicable income tax treaty, you may be required to submit information to tax authorities in such jurisdictions. You should consult your own tax advisors regarding the U.S. state, local and non-U.S. tax consequences of an investment in us. See discussion above under "—Proposed Legislation" in respect of legislation recently considered by New York State.

U.S. Federal Estate Taxes

        Common units will be included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes. Therefore, a U.S. federal estate tax may be payable in connection with the death of a holder of common units. Prospective individual U.S. Holders should consult their own tax advisors concerning the potential U.S. federal estate tax consequences with respect to our common units.

U.S. Taxation of Tax-Exempt U.S. Holders of Common Units

        A holder of common units that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation will nevertheless be subject to unrelated business taxable income, or UBTI, to the extent, if any, that its allocable share of our income consists of UBTI. A tax-exempt partner of a partnership that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI its pro rata share (whether or not distributed) of such partnership's gross income and deductions derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership will be treated as earning UBTI to the extent that such partnership derives income from "debt-financed property," or if the partner interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is "acquisition indebtedness" (that is, indebtedness incurred in acquiring or holding property).

        As a result of incurring acquisition indebtedness and certain of our investments in natural resource assets, such as oil and gas properties, we will derive income that constitutes UBTI. Consequently, a holder of common units that is a tax-exempt organization will likely be subject to unrelated business income tax to the extent that its allocable share of our income consists of UBTI. In addition, a tax-exempt partner may be subject to unrelated business income tax on a sale of their common units. Tax exempt U.S. Holders of common units should consult their own tax advisors regarding all aspects of UBTI.

Investments by U.S. Mutual Funds

        U.S. mutual funds that are treated as regulated investment companies, or RICs, for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the Internal Revenue Code to maintain their favorable U.S. federal income tax status. The 90% gross income test requires that, for a corporation to qualify as a RIC, at least 90 percent of such corporation's annual income must be "qualifying income," which is generally limited to investment income of various types. The 50% asset value test requires that, for a corporation to qualify as a RIC, at the close of each quarter of the taxable year, at least 50 percent of the value of such corporation's total assets must be represented by cash and cash items (including receivables), government securities, securities of other RICs, and other securities limited in respect of any one issuer to an amount not greater in value than 5 percent of the value of the total assets of the corporation and to not more than 10 percent of the outstanding voting securities of such issuer.

        The treatment of an investment by a RIC in common units for purposes of these tests will depend on whether we are treated as a "qualifying publicly traded partnership." If our partnership is so treated, then the common units themselves are the relevant assets for purposes of the 50% asset value test and the net income from the common units is the relevant gross income for purposes of the 90% gross income test. RICs may not invest greater than 25 percent of their assets in one or more qualifying publicly traded partnerships. All income derived from a qualifying publicly traded partnership is considered qualifying income for purposes of the RIC 90% gross income test above. However, if we are not treated as a qualifying publicly traded partnership for purposes of the RIC rules, then the relevant assets for the RIC asset test will be the RIC's allocable share of the underlying assets held by us and the relevant gross income for the RIC income test will be the RIC's allocable share of the underlying gross income earned by us, including assets held in connection with and income derived with respect to our investments in natural resources assets, such as oil and gas properties, which may not be qualifying assets or income for the RIC qualifying asset and income tests above. Whether we will qualify as a "qualifying publicly traded partnership" depends on the exact nature of our future investments, but it is likely that we will not be treated as a "qualifying publicly traded partnership." In addition, as discussed above under "—Consequences to U.S. Holders of Common Units," we may derive taxable income from an investment that is not matched by a corresponding cash distribution. Accordingly, a RIC investing in our common units may recognize income for U.S. federal income tax purposes without receiving cash with which to make distributions in amounts necessary to satisfy the distribution requirements under Sections 852 and 4982 of the Internal Revenue Code for avoiding income and excise taxes. RICs should consult their own tax advisors about the U.S. tax consequences of an investment in common units.

Consequences to Non-U.S. Holders of Common Units

U.S. Income Tax Consequences

        We expect that we will be engaged in a U.S. trade or business for U.S. federal income tax purposes by reason of our investments in U.S. real property holding corporations (including, potentially, oil and gas properties), in which case some portion of our income would be treated as effectively connected income with respect to Non-U.S. Holders, or ECI. If a Non-U.S. Holder were treated as being engaged in a U.S. trade or business in any year because of an investment in our common units in such year, such Non-U.S. Holder generally would be: (1) subject to withholding by us on such Non-U.S.

Holder's distributions of ECI; (2) required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business, including certain income from U.S. sources not related to KKR & Co. L.P.; and (3) required to pay U.S. federal income tax at regular U.S. federal income tax rates on any such income. Moreover, a corporate Non-U.S. Holder might be subject to a U.S. branch profits tax on its allocable share of its ECI. Any amount withheld would be creditable against such Non-U.S. Holder's U.S. federal income tax liability, and such Non-U.S. Holder could claim a refund to the extent that the amount withheld exceeded such Non-U.S. Holder's U.S. federal income tax liability for the taxable year. Finally, if we were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a holder who is a Non-U.S. Holder on the sale or exchange of its common units could be treated for U.S. federal income tax purposes as ECI, and hence such Non-U.S. Holder could be subject to U.S. federal income tax on the sale or exchange of its common units.

        Distributions to you may also be subject to U.S. withholding tax to the extent such distribution is attributable to the sale of a U.S. real property interest. Also, you may be subject to U.S. withholding tax on allocations of our income that are fixed or determinable annual or periodic income under the Internal Revenue Code, unless an exemption from or a reduced rate of such withholding applies and certain tax status information is provided. Although each Non-U.S. Holder is required to provide an IRS Form W-8, we may not be able to provide complete information related to the tax status of our investors to KKR Fund Holdings L.P. or KKR Management Holdings Corp. for purposes of obtaining reduced rates of withholding on behalf of our investors. If such information is not provided, to the extent we receive dividends from KKR Management Holdings Corp. or from a U.S. corporation through KKR Fund Holdings L.P. and its investment vehicles, your allocable share of distributions of such income will be subject to U.S. withholding tax. Therefore, if you would not be subject to U.S. tax based on your tax status or are eligible for a reduced rate of U.S. withholding, you may need to take additional steps to receive a credit or refund of any excess withholding tax paid on your account. This may include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations, if you reside in a treaty jurisdiction which does not treat us as a pass-through entity, you may not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on your account. You should consult your tax advisors regarding the treatment of U.S. withholding taxes.

        Special rules may apply in the case of a Non-U.S. Holder that: (1) has an office or fixed place of business in the United States; (2) is present in the United States for 183 days or more in a taxable year; or (3) is a former citizen of the United States, a foreign insurance company that is treated as holding a partner interest in us in connection with their U.S. business, a PFIC or a corporation that accumulates earnings to avoid U.S. federal income tax. You should consult your tax advisors regarding the application of these special rules.

U.S. Federal Estate Tax Consequences

        The U.S. federal estate tax treatment of our common units with regards to the estate of a non-citizen who is not a resident of the United States is not entirely clear. If our common units are includable in the U.S. gross estate of such person, then a U.S. federal estate tax might be payable in connection with the death of such person. Non-U.S. Holders who are non-citizens and not residents of the United States should consult their own tax advisors concerning the potential U.S. federal estate tax consequences of owning our common units.

Administrative Matters

Taxable Year

        We currently intend to use the calendar year as our taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Tax Matters Partner

        Our Managing Partner will act as our "tax matters partner." As the tax matters partner, our Managing Partner will have the authority, subject to certain restrictions, to act on our behalf in connection with any administrative or judicial review of our items of income, gain, loss, deduction or credit.

Information Returns

        We have agreed to furnish to you, as soon as reasonably practicable after the close of each calendar year, tax information (including Schedule K-1), which describes on a U.S. dollar basis your share of our income, gain, loss and deduction for our preceding taxable year. It may require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that K-1s may be prepared for us. Consequently, common unitholders who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each partner will be required to report for all tax purposes consistently with the information provided by us for the taxable year.

        In preparing this information, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine your share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss.

        We may be audited by the IRS. Adjustments resulting from an IRS audit may require you to adjust a prior year's tax liability and possibly may result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our tax returns as well as those related to our tax returns.

Tax Shelter Regulations

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a "reportable transaction" if, for example, we recognize certain significant losses in the future. In certain circumstances, a common unitholder who disposes of common units in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to: (i) significant accuracy-related penalties with a broad scope; (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and (iii) in the case of a listed transaction, an extended statute of limitations.

        Common unitholders should consult their tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

Constructive Termination

        Subject to the electing large partnership rules described below, we will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period.

        Our termination would result in the close of our taxable year for all of our common unitholders. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year-end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder's taxable income for the year of termination. We would be required to make new tax elections after a termination. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Elective Procedures for Large Partnerships

        The Internal Revenue Code allows large partnerships to elect streamlined procedures for income tax reporting. This election would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the common unitholders, and such Schedules K-1 would have to be provided to common unitholders on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a "technical termination" (which would close our taxable year) if within a 12-month period there is a sale or exchange of 50 percent or more of our total interests. It is possible we might make such an election, if eligible. If we make such election, IRS audit adjustments will flow through to common unitholders for the years in which the adjustments take effect, rather than the year to which the adjustment relates. In addition, we, rather than the common unitholders individually, generally will be liable for any interest and penalties that result from an audit adjustment.

Withholding and Backup Withholding

        For each calendar year, we will report to you and the IRS the amount of distributions we made to you and the amount of U.S. federal income tax (if any) that we withheld on those distributions. The proper application to us of rules for withholding under Section 1441 of the Internal Revenue Code (applicable to certain dividends, interest and similar items) is unclear. Because the documentation we receive may not properly reflect the identities of partners at any particular time (in light of possible sales of common units), we may over-withhold or under-withhold with respect to a particular holder of common units. For example, we may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a Non-U.S. Holder. It may turn out, however, the corresponding amount of our income was not properly allocable to such holder, and the withholding should have been less than the actual withholding. Such holder would be entitled to a credit against the holder's U.S. federal income tax liability for all withholding, including any such excess withholding, but if the withholding exceeded the holder's U.S. federal income tax liability, the holder would have to apply for a refund to obtain the benefit of the excess withholding. Similarly, we may fail to withhold on a distribution, and it may turn out the corresponding income was properly allocable to a Non-U.S. Holder and withholding should have been imposed. In that event, we intend to pay the underwithheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne by all partners on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant Non-U.S. Holder).

        Under the backup withholding rules, you may be subject to backup withholding tax (at the applicable rate, currently 28%) with respect to distributions paid unless: (i) you are an exempt recipient and demonstrate this fact when required; or (ii) you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules. If you are an exempt holder, you should indicate your exempt status on a properly completed IRS Form W-9. A Non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed IRS Form W-8BEN. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund.

        If you do not timely provide us (or the clearing agent or other intermediary, as appropriate) with IRS Form W-8 or W-9, as applicable, or such form is not properly completed, you may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all investors. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all investors on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the holders that failed to timely provide the proper U.S. tax certifications).

Additional Withholding Requirements

        Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any interest, dividends, and other fixed or determinable annual or periodical gains, profits, and income from sources within the United States or gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States paid after December 31, 2012 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is a beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Non-U.S. and U.S. Holders are encouraged to consult their own tax advisors regarding the possible implications of this proposed legislation on their investment in our common units.

Nominee Reporting

        Persons who hold an interest in our partnership as a nominee for another person are required to furnish to us:

  (1)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (2)
  whether the beneficial owner is: (i) a person that is not a U.S. person; (ii) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or (iii) a tax-exempt entity;

  (3)
  the amount and description of common units held, acquired or transferred for the beneficial owner; and

  (4)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

New Legislation or Administrative or Judicial Action

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Department of the Treasury, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our common unitholders will be enacted. The present U.S. federal income tax treatment of an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us, change the character or treatment of portions of our income (including, for instance, the treatment of carried interest as ordinary income rather than capital gain) and adversely affect an investment in our common units. See "Risk Factors—Risks Related to Our Business—Our structure involves complex provisions of U.S. federal income tax laws for which no clear precedent or authority may be available. Our structure also is subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis," and "Risk Factors—Risks Related to Our Business—The U.S. Congress has considered legislation that would have (i) in some cases after a ten-year period, preclude us from qualifying as a partnership or required us to hold carried interest through taxable subsidiary corporations and (ii) taxed certain income and gains at increased rates. If any similar legislation were to be enacted and apply to us, the after tax income and gain related to our business, as well as the market price of our units, could be reduced." We and our common unitholders could be adversely affected by any such change in, or any new, tax law, regulation or interpretation. Our organizational documents and agreements permit the board of directors to modify the amended and restated operating agreement from time to time, without the consent of the common unitholders, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our common unitholders.

        THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO KKR AND ITS COMMON UNITHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE MEANING AND IMPACT OF TAX LAWS AND OF PROPOSED CHANGES WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH COMMON UNITHOLDER. COMMON UNITHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES RELATING TO THE U.S. LISTING AND OWNING COMMON UNITS. THIS FOREGOING DISCUSSION ONLY ADDRESSES THE MATERIAL U.S. FEDERAL TAX CONSIDERATIONS OF THE U.S. LISTING AND THE OWNERSHIP AND DISPOSITION OF COMMON UNITS AND DOES NOT ADDRESS THE TAX CONSEQUENCES UNDER THE LAWS OF ANY TAX JURISDICTION OTHER THAN THE UNITED STATES. NON-U.S. HOLDERS, THEREFORE, SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSIDERATIONS TO THEM OF THE U.S. LISTING AND OWNERSHIP AND DISPOSITION OF COMMON UNITS UNDER THE LAWS OF THEIR OWN TAXING JURISDICTION.

PLAN OF DISTRIBUTION

        This prospectus relates to the issuance from time to time of up to 478,105,194 common units representing our limited partner interests to KKR Holdings and our principals who may become holders of up to an equal number of KKR Group Partnership Units. The common units registered under this prospectus will only be issued to the extent that KKR Holdings and our principals exchange such KKR Group Partnership Units for our common units pursuant to the exchange agreement. As of March 15, 2011, KKR Holdings owns 466,689,633 KKR Group Partnership Units that may be exchanged for our common units. See "Common Units Eligible For Future Sale." We will not receive any cash proceeds from the issuance of any of our common units upon an exchange of KKR Group Partnership Units. When an exchange occurs, we will acquire additional KKR Group Partnership Units and thereby increase our ownership in KKR's business.

        In addition, this prospectus relates to sales and other transfers by KKR Holdings of common units it receives upon any such exchange from time to time in connection with the vesting and/or delivery of units under its equity compensation program and certain related payments. KKR Holdings may sell or otherwise transfer common units from time to time either

  •
  directly; or

  •
  through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire our common units as principals or as both, and who may receive compensation in the form of discounts, commissions or concessions from KKR Holdings or from the purchasers of our common units for whom they may act as agent (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

Determination of Offering Price

        Except as may be described in any prospectus supplement accompanying this prospectus, KKR Holdings may offer its common units pursuant to this prospectus at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The offering price will be determined by the participants in the purchase and sale (or other transfer) transaction based on factors they consider important.

        The public price at which our common units trade in the future might be above or below the offering price.

        The aggregate proceeds to KKR Holdings from the sale of common units offered by it hereby will be the purchase price of the common units less discounts and commissions, if any.

        KKR Holdings may also transfer units to participants in its equity compensation program in satisfaction of its obligations thereunder.

Methods of Distribution

        The sales and other transfers described in the preceding paragraphs may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the common units may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions (which may include underwritten transactions) otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options whether the options are listed on an option exchange or otherwise; or

  •
  through the settlement of short sales (except that KKR Holdings may not satisfy its obligations in connection with short sale or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under such registration statement).

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales and other transfers of the common units, KKR Holdings may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common units in the course of hedging their positions. KKR Holdings may also sell the common units short and deliver common units to close out short positions, or loan or pledge common units to broker-dealers that in turn may sell the common units.

        KKR Holdings may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the common units which may be resold thereafter pursuant to this prospectus if the common units are delivered by KKR Holdings.

        KKR Holdings might not sell or otherwise transfer all of the common units offered by it pursuant to this prospectus. In addition, we cannot assure you that KKR Holdings will not transfer the common units by other means not described in this prospectus.

        To the extent required, upon being notified by KKR Holdings that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of the common units through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer(s), the name of the participating agent, underwriter or broker-dealer(s), specific common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

        KKR Holdings may from time to time pledge or grant a security interest in some or all of the common units and, if KKR Holdings defaults in the performance of its secured obligation, the pledgees or secured parties may offer and sell the common units from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by KKR Holdings, in order for the common units to be sold under cover of this registration statement, of which this prospectus forms a part, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act to include the pledgee, transferee, secured party or other successors in interest as selling stockholders under this prospectus.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        In order to comply with the securities laws of some states, if applicable, the common units may be sold in these jurisdictions only through registered or licensed brokers or dealers.

        KKR Holdings and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common units by KKR Holdings and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common units to engage in market-making activities with respect to the particular common units being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the common units and the ability of any person or entity to engage in market-making activities with respect to the underlying common units.

Underwriting Discounts and Commissions, Indemnification and Expenses

        Brokers, dealers, underwriters or agents participating in the distribution of the common units pursuant to this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from KKR Holdings and/or the purchasers of the common units for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        As an affiliate of a broker-dealer, KKR Holdings may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act with respect to any units sold by it hereunder. If deemed to be an underwriter, any profits on the sale of the common stock by KKR Holdings would be deemed to be underwriting discounts and commissions under the Securities Act and KKR Holdings would be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        Pursuant to the registration rights agreement, which appears as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify KKR Holdings, each person, if any, who controls KKR Holdings within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the officers, directors, partners, employees, representatives and agents of any of the foregoing, against specified liabilities arising under the Securities Act. KKR Holdings has agreed to indemnify us and each person, if any, who controls us within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, against specified liabilities arising under the Securities Act.

        We have agreed, among other things, to bear all expenses, other than selling expenses, commissions and discounts, and certain legal expenses, in connection with the registration and sale of the common units covered by this prospectus.

Stabilization and Other Transactions

        As described above, KKR Holdings may utilize methods of sale that amount to a distribution under federal securities laws. The anti-manipulation rules under the Exchange Act, including, without limitation, Regulation M, may restrict certain activities of, and limit the timing of purchases and sales of securities by, KKR Holdings and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time before the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered by this prospectus.

 LEGAL MATTERS

        The validity of the common units was passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York and Simpson Thacher & Bartlett LLP has opined as to certain U.S. federal income tax matters with respect to us. Certain partners of Simpson Thacher & Bartlett LLP, members of their families and related persons have an interest representing less than 1% of the capital commitments of investment funds that we manage.

EXPERTS

        The consolidated and combined financial statements of KKR & Co. L.P. incorporated in this Prospectus by reference from KKR & Co. L.P.'s Annual Report on Form 10-K for the year ended December 31, 2010 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses and unqualified opinion and includes an explanatory paragraph relating to investments without a readily determinable fair market value), which is incorporated herein by reference. Such consolidated and combined financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 AVAILABLE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common units to be issued pursuant to this prospectus. This prospectus and any document incorporated by reference into this prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common units, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement.

        The SEC allows us to incorporate certain information into this prospectus by reference to other documents that we file with them. This means that we can disclose information to you for purposes of this prospectus by referring you to other documents on file with the SEC. We incorporate into this document by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 that we filed with the SEC on March 7, 2011 and our Current Reports on Form 8-K dated February 16, 2011 and March 14, 2011, as filed with the SEC on February 23, 2011 and March 15, 2011, respectively. We do not incorporate by reference the portions, if any, of such Current Reports on Form 8-K that were furnished to (rather than filed with) the SEC. The information incorporated by reference is an important part of this prospectus.

        Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials and any document incorporated by reference into this prospectus from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this website is http://www.sec.gov.

        We are subject to the informational requirements of the Exchange Act and are required to file reports and other information with the SEC. You will be able to inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. We intend to furnish our unitholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm.

478,105,194 Common Units
Representing Limited Partner Interests

PROSPECTUS

April 11, 2011

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the expenses paid by the Registrant in connection with the issuance and distribution of the common units being registered hereby.

Filing Fee—Securities and Exchange Commission	$346,002
Fees and Expenses of Counsel	300,000
Fees and Expenses of Accountants	100,000
Miscellaneous Expenses	65,000

Total	$811,002

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Subject to any terms, conditions or restrictions set forth in the applicable partnership agreement, Section 17-108 of the Delaware Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled "Description of Our Limited Partnership Agreement—Indemnification" and "Certain Relationships and Related Party Transactions, and Director Independence—Indemnification of Directors, Officers and Others" in our Annual Report of Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference, discloses that we will generally indemnify our Managing Partner and the officers, directors and affiliates of our Managing Partner, to the fullest extent permitted by law, against all losses, claims, damages or similar events and is incorporated by reference herein.

        We currently maintain liability insurance for directors and officers of our Managing Partner. Such insurance would be available to directors and officers of our Managing Partner in accordance with its terms.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

        None.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Index

2.1	Amended and Restated Purchase and Sale Agreement (incorporated by reference to Exhibit 2.1 to the KKR & Co. L.P. registration statement on Form S-1 (File No. 333-165414) (the "Registration Statement") filed on March 12, 2010).
2.2	Amended and Restated Investment Agreement (incorporated by reference to Exhibit 2.1 of the Registration Statement).
3.1	Certificate of Limited Partnership of the Registrant (incorporated by reference to Exhibit 3.1 of the Registration Statement).
3.2	Amended and Restated Limited Partnership Agreement of the Registrant (incorporated by reference to Exhibit 3.1 to the KKR & Co. L.P. Current Report on Form 8-K filed on July 20, 2010).
3.3	Certificate of Formation of the Managing Partner of the Registrant (incorporated by reference to Exhibit 3.3 of the Registration Statement).
3.4	Amended and Restated Limited Liability Company Agreement of the Managing Partner of the Registrant (incorporated by reference to Exhibit 3.2 to the KKR & Co. L.P. Current Report on Form 8-K filed on July 20, 2010).
4.1	Indenture dated as of September 29, 2010 among KKR Group Finance Co. LLC, KKR & Co. L.P., KKR Management Holdings L.P., KKR Fund Holdings L.P. and The Bank of New York Mellon Trust Company, N. A., as trustee (incorporated by reference to Exhibit 4.1 to the KKR & Co. L.P. Current Report on Form 8-K filed on September 30, 2010).
4.2	First Supplemental Indenture dated as of September 29, 2010 among KKR Group Finance Co. LLC, KKR & Co. L.P., KKR Management Holdings L.P., KKR Fund Holdings L.P. and The Bank of New York Mellon Trust Company, N. A., as trustee (incorporated by reference to Exhibit 4.2 to the KKR & Co. L.P. Current Report on Form 8-K filed on September 30, 2010).
4.3	Form of 6.375% Senior Note due 2020 (included in Exhibit 4.2 hereto).
5.1	Opinion of Simpson Thacher & Bartlett LLP (incorporated by reference to Exhibit 5.1 to the KKR & Co. L.P. registration statement on Form S-1 (File No. 333-169433) (the "Exchange Registration Statement") filed on September 16, 2010).
8.1	Form of Opinion of Simpson Thacher & Bartlett LLP regarding certain tax matters (incorporated by reference to Exhibit 8.1 of the Exchange Registration Statement).
10.1	Second Amended and Restated Limited Partnership Agreement of KKR Management Holdings L.P. (incorporated by reference to Exhibit 10.1 of the Registration Statement).
10.2	Second Amended and Restated Limited Partnership Agreement of KKR Fund Holdings L.P. (incorporated by reference to Exhibit 10.2 of the Registration Statement).
10.3	Registration Rights Agreement (incorporated by reference to Exhibit 10.1 to the KKR & Co. L.P. Current Report on Form 8-K filed on July 20, 2010).
10.4	Form of KKR & Co. L.P. 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Registration Statement).
10.5	Tax Receivable Agreement (incorporated by reference to Exhibit 10.2 to the KKR & Co. L.P. Current Report on Form 8-K filed on July 20, 2010).
10.6	Amended and Restated Exchange Agreement (incorporated by reference to Exhibit 10.1 to the KKR & Co. L.P. Current Report on Form 8-K filed on November 3, 2010).

10.7	Amended and Restated Credit Agreement, dated as of February 22, 2011, among Kohlberg Kravis Roberts & Co. L.P., KKR Management Holdings L.P., KKR Fund Holdings L.P., the other Borrowers from time to time party thereto, the Lenders from time to time party thereto, HSBC Securities (USA) Inc., as Arranger, and HSBC Bank plc, as Administrative Agent (the "Corporate Credit Agreement") (incorporated by reference to Exhibit 10.7 to the KKR & Co. L.P. Annual Report on Form 10-K filed on March 7, 2011).
10.8	Loan Party Guaranty, dated as of February 22, 2011, made by KKR Associates Millennium L.P., KKR Associates Millennium (Overseas), Limited Partnership, KKR Associates Europe, Limited Partnership, KKR Associates Europe II, Limited Partnership, KKR Associates 2006 L.P., KKR Associates 2006 (Overseas), Limited Partnership, KKR Associates Asia L.P., KKR Associates Europe III, Limited Partnership, KKR Associates E2 L.P., KKR Associates China Growth L.P., KKR & Co. L.P. and KKR Group Finance Co. LLC in favor of HSBC Bank plc, as administrative agent under the Corporate Credit Agreement (incorporated by reference to Exhibit 10.8 the KKR & Co. L.P. Annual Report on Form 10-K filed on March 7, 2011).
10.9	Revolving Credit Agreement dated as of June 11, 2007 among KKR PEI Investments, L.P., as Borrower, the lenders party thereto, Citibank, N.A., as administrative agent, and Citigroup Global Markets Inc., Goldman Sachs Credit Partners, L.P. and Morgan Stanley Bank as joint lead arrangers and joint bookrunners (incorporated by reference to Exhibit 10.8 of the Registration Statement).
10.10	Amendment No. 1 to Revolving Credit Agreement dated as of August 14, 2009 among KKR PEI Investments, L.P., as Borrower, the lenders party thereto, Citibank, N.A., as administrative agent, and Citigroup Global Markets Inc., Goldman Sachs Credit Partners, L.P. and Morgan Stanley Bank as joint lead arrangers and joint bookrunners (incorporated by reference to Exhibit 10.11 of the Registration Statement).
10.11	Form of Confidentiality and Restrictive Covenant Agreement (Senior Principals) (incorporated by reference to Exhibit 10.9 of the Registration Statement).
10.12	Form of Confidentiality and Restrictive Covenant Agreement (Founders) (incorporated by reference to Exhibit 10.10 of the Registration Statement).
10.13	Form of Indemnification Agreement by and among each member of the Board of Directors of KKR Management LLC, KKR Management LLC and KKR & Co. L.P. (incorporated by reference to Exhibit 10.4 to the KKR & Co. L.P. Current Report on Form 8-K filed on July 20, 2010).
10.14	Form of Restricted Equity Unit Award Agreement of KKR & Co. L.P. (Independent Directors) (incorporated by reference to Exhibit 10.1 to the KKR & Co. L.P. Quarterly Report on Form 10-Q filed on November 9, 2010).
10.15	Independent Director Compensation Program (incorporated by reference to Exhibit 10.15 to the KKR & Co. L.P. Annual Report on Form 10-K filed on March 7, 2011).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the KKR & Co. L.P. Annual Report on Form 10-K filed on March 7, 2011).
23.1	Consent of Independent Registered Public Accounting Firm Relating to the Financial Statements of KKR & Co. L.P.
23.2	Consent of Patricia F. Russo to be named as a person chosen to become a director.
23.3	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1 and 8.1).
24.1	Power of Attorney (included on the signature page to the Exchange Registration Statement).
24.2	Power of Attorney for Thomas M. Schoewe.

ITEM 17.    UNDERTAKINGS

The undersigned registrant hereby undertakes:

        (a)(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 11th day of April, 2011.

KKR & Co. L.P.
By:	KKR Management LLC Its General Partner
By:	/s/ DAVID J. SORKIN
Name:	David J. Sorkin
Title:	Secretary

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 11th day of April, 2011.

Signature	Title

* Henry R. Kravis	Co-Chairman and Co-Chief Executive Officer (principal executive officer) of KKR Management LLC
* George R. Roberts	Co-Chairman and Co-Chief Executive Officer (principal executive officer) of KKR Management LLC
* Joseph A. Grundfest	Director of KKR Management LLC
* Dieter Rampl	Director of KKR Management LLC
* Thomas M. Schoewe	Director of KKR Management LLC
* Robert W. Scully	Director of KKR Management LLC

Signature		Title

* William J. Janetschek		Chief Financial Officer (principal financial and accounting officer) of KKR Management LLC
*By:	/s/ DAVID J. SORKIN David J. Sorkin Attorney-in-fact